Item 8. Financial Statements and Supplementary Data	Exhibit 99.2

CONSOLIDATED BALANCE SHEETS

YRC Worldwide Inc. and Subsidiaries

(in thousands except per share data)	December 31, 2010	December 31, 2009
Assets
Current Assets:
Cash and cash equivalents	$143,017	$97,788
Accounts receivable, less allowances of $14,499 and $32,005	442,500	442,814
Fuel and operating supplies	16,463	18,407
Deferred income taxes, net	118,273	106,997
Prepaid expenses and other	47,779	117,236
Current assets of discontinued operations	—	75,578

Total current assets	768,032	858,820

Property and Equipment:
Land	317,091	363,690
Structures	962,922	1,022,666
Revenue equipment	1,488,383	1,643,698
Technology equipment and software	258,871	259,598
Other	210,704	239,931

Total cost	3,237,971	3,529,583
Less – accumulated depreciation	(1,687,397)	(1,708,371)

Net property and equipment	1,550,574	1,821,212

Intangibles, net	139,525	160,407
Other assets	134,802	170,176
Noncurrent assets of discontinued operations	—	21,459

Total assets	$2,592,933	$3,032,074

Liabilities and Shareholders’ Equity (Deficit)
Current Liabilities:
Accounts payable	$147,112	$154,671
Wages, vacations and employees’ benefits	196,486	213,754
Claims and insurance accruals	176,631	170,138
Other current and accrued liabilities	275,595	222,254
Asset backed securitization borrowings	122,788	146,285
Current maturities of long-term debt	100,085	50,842
Current liabilities of discontinued operations	—	51,884

Total current liabilities	1,018,697	1,009,828

Other Liabilities:
Long-term debt, less current portion	837,262	935,782
Deferred income taxes, net	118,624	146,576
Pension and postretirement	447,928	351,861
Claims and other liabilities	360,439	419,883
Noncurrent liabilities of discontinued operations	—	954
Commitments and Contingencies
Shareholders’ Equity (Deficit):
Preferred stock, $1.00 par value per share – authorized 5,000 shares issued 0 and 4,346, liquidation preference $0 and $217,300	—	4,346
Common stock, $0.01 par value per share – authorized 80,000 shares, issued 47,684 and 3,965 shares	477	40
Capital surplus	1,643,277	1,577,300
Accumulated deficit	(1,499,514)	(1,177,280)
Accumulated other comprehensive loss, net of taxes	(239,626)	(144,479)
Treasury stock, at cost (123 shares)	(92,737)	(92,737)

Total YRC Worldwide Inc. shareholders’ equity (deficit)	(188,123)	167,190

Non-controlling interest	(1,894)	—
Total shareholders’ equity (deficit)	(190,017)	167,190

Total liabilities and shareholders’ equity (deficit)	$2,592,933	$3,032,074

The notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED OPERATIONS

YRC Worldwide Inc. and Subsidiaries

For the years ended December 31

(in thousands except per share data)	2010	2009	2008
Operating Revenue	$4,334,640	$4,871,025	$8,318,674

Operating Expenses:
Salaries, wages and employees’ benefits	2,671,468	3,561,069	5,096,286
Equity based compensation expense	31,205	31,290	10,499
Operating expenses and supplies	949,224	1,136,636	1,835,103
Purchased transportation	455,800	486,429	807,748
Depreciation and amortization	198,508	241,648	248,382
Other operating expenses	248,142	310,448	399,137
(Gains) losses on property disposals, net	5,572	(6,121)	(13,131)
Impairment charges	5,281	—	866,395

Total operating expenses	4,565,200	5,761,399	9,250,419

Operating loss	(230,560)	(890,374)	(931,745)

Nonoperating (Income) Expenses:
Interest expense	159,192	161,570	80,706
Equity investment impairment	12,338	30,374	—
Gain on debt redemption, net	—	(193,872)	(2,400)
Interest income	(321)	(719)	(3,852)
Other, net	1,831	9,209	(4,526)

Nonoperating expenses, net	173,040	6,562	69,928

Loss from Continuing Operations Before Income Taxes	(403,600)	(896,936)	(1,001,673)
Income Tax Benefit	(102,487)	(262,682)	(176,009)

Net Loss from Continuing Operations	(301,113)	(634,254)	(825,664)
Net Income (Loss) from Discontinued Operations, net of tax	(23,084)	12,235	(150,709)

Net Loss	(324,197)	(622,019)	(976,373)
Less: Net Loss Attributable to Non-Controlling Interest	(1,963)	—	—

Net Loss Attributable to YRC Worldwide Inc.	$(322,234)	$(622,019)	$(976,373)

Weighted Average Common Shares Outstanding – Basic and Diluted	39,601	2,383	2,303

Basic and Diluted Loss Per Share
Loss from continuing operations attributable to YRC Worldwide Inc.	$(7.55)	$(266.13)	$(358.47)
Income (Loss) from discontinued operations	(0.58)	5.13	(65.43)

Net loss Per Share	$(8.13)	$(261.00)	$(423.90)

Amounts Attributable to YRC Worldwide Inc. Common Shareholders
Loss from continuing operations, net of tax	$(299,150)	$(634,254)	$(825,664)
Income (Loss) from discontinued operations, net of tax	(23,084)	12,235	(150,709)

Net loss	$(322,234)	$(622,019)	$(976,373)

The notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED CASH FLOWS

YRC Worldwide Inc. and Subsidiaries

For the years ended December 31

(in thousands)	2010	2009	2008
Operating Activities:
Net loss	$(324,197)	$(622,019)	$(976,373)
Noncash items included in net loss:
Depreciation and amortization	203,461	255,212	264,291
Equity based compensation expense	31,205	31,290	10,499
Impairment charges	5,281	—	1,023,376
Deferred income tax benefit, net	(70,447)	(201,847)	(159,463)
Gains on debt redemptions, net	—	(193,872)	(2,400)
Equity investment impairment	12,338	30,374	—
(Gains) losses on property disposals, net	6,972	(5,924)	(19,115)
Curtailment gains, net	—	—	(88,690)
Gain on sale of affiliate	(1,365)	—	—
Amortization of deferred debt costs	46,182	29,120	4,305
Other noncash items	4,207	9,659	(14,318)
Changes in assets and liabilities, net:
Accounts receivable	4,859	312,024	236,860
Accounts payable	(15,793)	(141,053)	(53,904)
Other operating assets	51,130	28,389	33,374
Other operating liabilities	47,264	90,350	(38,622)

Net cash provided by (used in) operating activities	1,097	(378,297)	219,820

Investing Activities:
Acquisition of property and equipment	(19,560)	(37,292)	(162,276)
Proceeds from disposal of property and equipment	85,669	133,061	127,590
Disposition of (investment in) affiliate, net of cash sold	34,290	31,948	(46,133)
Other	5,223	6,363	(6,115)

Net cash provided by (used in) investing activities	105,622	134,080	(86,934)

Financing Activities:
Asset backed securitization borrowings (payments), net	(23,497)	(715)	(33,000)
Issuance of long-term debt	230,258	331,542	510,400
Repayment of long-term debt	(260,214)	(247,285)	(331,816)
Debt issuance costs	(18,614)	(60,853)	(11,404)
Equity issuance costs	(17,323)	(6,033)	—
Equity issuance proceeds	15,906	—	—
Stock issued in connection with the 6% Notes	11,994	—	—
Proceeds from exercise of stock options	—	—	50

Net cash provided by (used in) financing activities	(61,490)	16,656	134,230

Net Increase (Decrease) In Cash and Cash Equivalents	45,229	(227,561)	267,116

Cash and Cash Equivalents, Beginning of Year	97,788	325,349	58,233

Cash and Cash Equivalents, End of Year	$143,017	$97,788	$325,349

Supplemental Cash Flow Information:
Income tax refund (payments), net	$80,768	$(35,885)	$(46,463)
Interest paid	54,183	72,823	70,945
Interest deferred	88,174	21,264	—
Pension contribution deferral transferred to debt	4,361	171,351	—
Lease financing transactions	46,564	331,492	—
Interest paid in stock for the 6% Notes	2,007	—	—
Debt issuance costs paid in stock	3,027	—	—
Debt redeemed for equity consideration	—	463,063	13,163
Employer 401(k) contributions settled in common stock	—	—	8,108

The notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF CONSOLIDATED SHAREHOLDERS’ EQUITY (DEFICIT)

YRC Worldwide Inc. and Subsidiaries

For the years ended December 31

(in thousands except share data)	2010	2009	2008
Preferred Stock
Beginning balance	$4,346	$—	$—
Issuance of equity in exchange for debt	—	4,346	—
Conversion of preferred shares to common shares	(4,346)	—	—

Ending balance	—	4,346	—

Common Stock
Beginning balance	40	25	24
Issuance of equity in exchange for debt	—	15	—
Conversion of preferred shares to common shares	383	—	—
Shares issued in connection with ABS amendment	10	—	—
At the market issuances of common stock	18	—	—
Stock issued in connection with the 6% Notes	23	—	—
Interest paid in stock for the 6% Notes	2	—	—
Issuance of equity awards, net	1	—	—
Employer contribution to 401(k) plan	—	—	1

Ending balance	477	40	25

Capital Surplus
Beginning balance	1,577,300	1,301,974	1,288,426
Conversion of preferred shares to common shares	3,963	—	—
Beneficial conversion feature of the 6% notes	3,341	—	—
Shares issued in connection with ABS amendment	3,017	—	—
At the market issuances of common stock (net of transaction costs)	15,370	—	—
Stock issued in connection with the 6% Notes	11,970	—	—
Interest paid in stock for the 6% Notes	2,005	—	—
Issuance of equity in exchange for debt and interest (net of transaction costs)	(2,000)	246,777	—
Exercise of stock options, including tax benefits	—	—	47
Equity based compensation	28,311	28,013	5,750
Employer contribution to 401(k) plan	—	—	8,107
Other, net	—	536	(356)

Ending balance	1,643,277	1,577,300	1,301,974

Retained Earnings (Accumulated Deficit)
Beginning balance	(1,177,280)	(555,261)	465,177
Exchange of 68,000 shares of treasury stock for $13.2 million contingent convertible notes	—	—	(44,065)
Net loss attributable to YRC Worldwide Inc.	(322,234)	(622,019)	(976,373)

Ending balance	(1,499,514)	(1,177,280)	(555,261)

Accumulated Other Comprehensive Income (Loss)
Beginning balance	(144,479)	(172,550)	12,329
Pension, net of tax:
Net pension gains (losses)	(105,241)	14,935	(171,831)
Reclassification of net losses (gains) to net income	3,932	2,429	(20,711)
Curtailment, settlement adjustments and other	(226)	846	23,058
Foreign currency translation adjustments	6,388	9,861	(15,395)

Ending balance	(239,626)	(144,479)	(172,550)

STATEMENTS OF CONSOLIDATED SHAREHOLDERS’ EQUITY (DEFICIT) (CONTINUED)

YRC Worldwide Inc. and Subsidiaries

For the years ended December 31

(in thousands except share data)	2010	2009	2008
Treasury Stock, At Cost
Beginning balance	(92,737)	(92,737)	(144,614)
Exchange of 68,000 shares of treasury stock for $13.2 million contingent convertible notes	—	—	51,877

Ending balance	(92,737)	(92,737)	(92,737)

Noncontrolling Interest
Beginning balance	—	—	—
Noncontrolling interest in Jiayu upon consolidation	115	—	—
Net loss attributable to the noncontrolling interest	(1,963)	—	—
Foreign currency translation adjustments	(46)	—	—

Ending Balance	(1,894)	—	—

Total Shareholders’ Equity (Deficit)	$(190,017)	$167,190	$481,451

The notes to consolidated financial statements are an integral part of these statements.

STATEMENTS OF COMPREHENSIVE LOSS

YRC Worldwide Inc. and Subsidiaries

For the years ended December 31

(in thousands)	2010	2009	2008
Net loss attributed to YRC Worldwide Inc.	$(322,234)	$(622,019)	$(976,373)
Other comprehensive income (loss) attributable to YRC Worldwide Inc., net of tax:
Pension:
Net prior service cost	6	6	588
Net actuarial gains (losses)	(101,315)	17,358	(193,130)
Curtailment, settlement adjustments and other	(226)	846	23,058
Changes in foreign currency translation adjustments	6,388	9,861	(15,395)

Other comprehensive income (loss) attributable to YRC Worldwide Inc.	(95,147)	28,071	(184,879)

Comprehensive loss attributable to YRC Worldwide Inc.	$(417,381)	$(593,948)	$(1,161,252)

The notes to consolidated financial statements are an integral part of these statements.

Comprehensive loss attributable to our non-controlling interest was not material for any period presented.

Notes to Consolidated Financial Statements

YRC Worldwide Inc. and Subsidiaries

1. Description of Business

YRC Worldwide Inc. (also referred to as “YRC Worldwide”, “the Company”, “we”, “us” or “our”), one of the largest transportation service providers in the world, is a holding company that through wholly owned operating subsidiaries and its interests in certain joint ventures offers its customers a wide range of transportation services. These services include global, national and regional transportation as well as logistics. Our operating subsidiaries include the following:

•

YRC National Transportation (“National Transportation”) is the reporting unit for our transportation service providers focused on business opportunities in regional, national and international services. National Transportation provides for the movement of industrial, commercial and retail goods, primarily through centralized management and customer facing organizations. This unit includes our less-than-truckload (“LTL”) subsidiary YRC Inc. (“YRC”) and YRC Reimer, a subsidiary located in Canada that specializes in shipments into, across and out of Canada. In addition to the United States (“U.S.”) and Canada, National Transportation also serves parts of Mexico, Puerto Rico and Guam.

•

Regional Transportation is the reporting unit for our transportation service providers focused on business opportunities in the regional and next-day delivery markets. Regional Transportation is comprised of New Penn Motor Express (“New Penn”), Holland and Reddaway. These companies each provide regional, next-day ground services in their respective regions through a network of facilities located across the United States; Quebec, Canada; Mexico and Puerto Rico.

•	Truckload reflects the results of Glen Moore, a provider of truckload services throughout the U.S.

On August 13, 2010, we completed the initial closing of the sale of the majority of our YRC Logistics business to a third party. In addition, certain other operations ceased during the quarter ended June 30, 2010. As a result, the YRC Logistics segment has been reported as discontinued operations for all periods presented. See Note 4 “Discontinued Operations – YRC Logistics” for further discussion.

Liquidity and Ability to Continue as a Going Concern

Our consolidated financial statements were prepared assuming we would continue as a going concern. Our ability to generate sufficient cash flows and liquidity to fund operations and repay debts as they become due in the ordinary course of business raises substantial doubt about our ability to continue as a going concern. Our accompanying financial statements have been prepared assuming that we will continue as a going concern (which contemplates the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future). These financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to fund our operations through operating cash flows, existing credit facilities, sales of non-strategic assets and business lines and other capital market transactions, we would consider in court and out of court restructuring alternatives.

The Company has substantial debt and, as a result, significant debt service obligations and has been deferring payment of (i) interest and fees to its lenders under the Credit Agreement, (ii) interest and facility fees to purchasers of its accounts receivable pursuant to the ABS Facility, and (iii) interest and principal to the multi-employer pension funds pursuant to the Contribution Deferral Agreement, and it has been receiving the benefit of wage reductions and other concessions from the modified NMFA including continued temporary cessation of pension contributions to the multi-employer pension funds. In the event the conditions and cross-conditions under the Credit Agreement, the ABS Facility, the Contribution Deferral Agreement and the modified NMFA are not satisfied, and the Restructuring is not completed, the amounts deferred and the benefits realized under such agreements could become payable or reimbursable, as applicable. If the Company does not complete the Restructuring, is very unlikely it will be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness and other obligations when due. In such an event, we would likely be required to reorganize under Chapter 11 or liquidate under Chapter 7 of the Bankruptcy Code. See Note 9 “Liquidity” for further discussion.

2. Principles of Consolidation and Summary of Accounting Policies

The accompanying consolidated financial statements include the accounts of YRC Worldwide and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. We report on a calendar year basis. The quarters of the Regional Transportation companies (with the exception of New Penn) consist of thirteen weeks that end on a Saturday either before or after the end of March, June and September, whereas all other operating segment quarters end on the natural calendar quarter end. Investments in non-majority owned affiliates or those in which we do not have control where the entity is either not a variable interest entity or YRC Worldwide is not the primary beneficiary are accounted for on the equity method. We own a 65% equity interest in Shanghai Jiayu Logistics Co. Ltd. (“Jiayu”) for which we consolidate the results in our financial statements effective April 1, 2010 and therefore have a noncontrolling (minority) interest included in our consolidated subsidiaries; consequently, a portion of our shareholders’ equity (deficit), net income (loss) and comprehensive income (loss) for the period’s presented are attributable to noncontrolling interests. Management makes estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Actual results could differ from those estimates.

Reverse Stock Split

The board of directors approved a reverse stock split effective September 30, 2010 at a ratio of 1:25. The reverse stock split was effective on NASDAQ on October 1, 2010. Fractional shares were not issued in connection with the reverse stock split. Stockholders who otherwise held fractional shares were entitled to a cash payment (without interest or deduction) in respect of such fractional shares. Fractional shares were collected and pooled by our transfer agent and sold in the open market and the proceeds were allocated to the stockholders’ respective accounts pro rata in lieu of fractional shares.

The reverse stock split reduced the number of shares of our common stock available for issuance under our employee and director equity plans in proportion to the reverse stock split ratio. Under the terms of our outstanding equity awards, the reverse stock split reduced the number of shares of our common stock issuable upon exercise or vesting of such awards in proportion to the reverse stock split ratio and caused a proportionate increase in the exercise price of such awards to the extent they were stock options. The number of shares of our common stock issuable upon exercise or vesting of outstanding equity awards was rounded to the nearest whole share and no cash payment was made in respect of such rounding. Shareholders’ Equity (Deficit) has been retroactively adjusted to give effect to the reverse stock split for all periods presented by reclassifying from Common stock to Capital surplus, the par value of the share reduction in connection with the reverse split. In addition, all share numbers and per share amounts in the Consolidated Financial Statements and Notes to the Consolidated Financial Statements have been retroactively adjusted to give effect to the reverse stock split.

Accounting policies refer to specific accounting principles and the methods of applying those principles to fairly present our financial position and results of operations in accordance with generally accepted accounting principles. The policies discussed below include those that management has determined to be the most appropriate in preparing our financial statements and are not otherwise discussed in a separate note.

Cash and Cash Equivalents

Cash and cash equivalents include demand deposits and highly liquid investments purchased with maturities of three months or less.

Under the Company’s cash management system, checks issued but not presented to banks frequently result in book overdraft balances for accounting purposes which are classified within accounts payable in the accompanying consolidated balance sheets. The change in book overdrafts are reported as a component of operating cash flows for accounts payable as they do not represent bank overdrafts.

Concentration of Credit Risks and Other

We sell services and extend credit based on an evaluation of the customer’s financial condition, without requiring collateral. Exposure to losses on receivables is principally dependent on each customer’s financial condition. We monitor our exposure for credit losses and maintain allowances for anticipated losses.

At December 31, 2010, approximately 75% of our labor force was subject to collective bargaining agreements, which predominantly expire in 2015. In January 2009, the primary labor agreement was modified to reflect a 10% reduction in all wages, inclusive of scheduled increases, through the remaining life of the agreement. The modification also suspended any cost of living increases. In July 2009, the primary labor agreement was again modified to reflect an additional 5% reduction in all wages through the remaining life of the agreement. In September 2010, we modified the primary labor agreement again to extend the expiration date from March 31, 2013 to March 31, 2015. The modification also extended the temporary cessation of pension contributions to June 1, 2011 at which time we would contribute at the rate of 25% of the contribution rate as of July 1, 2009. Additionally the modification extended the 15% wage reductions but provided for wage increases in 2013 and 2014 and provided for significant changes in work rules. See Note 9 “Liquidity” for further discussion regarding 2010 modifications to our labor agreement.

In conjunction with the reductions agreed to by our union employees, effective January 1, 2009, the base salaries of all non-union employees were reduced by 10%.

Revenue Recognition

For shipments in transit, we record revenue based on the percentage of service completed as of the period end and accrue delivery costs as incurred. The percentage of service completed for each shipment is based on how far along in the shipment cycle each shipment is in relation to standard transit days. Standard transit days are defined as our published service days between origin zip code and destination zip code. Based on historical cost and engineering studies, certain percentages of revenue are determined to be earned during each stage of the shipment cycle, such as initial pick up, long distance transportation, intermediate transfer and customer delivery. Using standard transit times, we analyze each shipment in transit at a particular period end to determine what stage the shipment is in. We apply that stage’s percentage of revenue earned factor to the rated revenue for that shipment to determine the revenue dollars earned by that shipment in the current period. The total revenue earned is accumulated for all shipments in transit at a particular period end and recorded as operating revenue.

In addition, we recognize revenue on a gross basis because the entities are the primary obligors even when they use other transportation service providers who act on their behalf. We remain responsible to their customers for complete and proper shipment, including the risk of physical loss or damage of the goods and cargo claims issues. We assign pricing to bills of lading at the time of shipment based primarily on the weight, general classification of the product, the shipping destination and individual customer discounts. This process is referred to as rating. At various points throughout our process, incorrect ratings could be identified based on many factors, including weight verifications or updated customer discounts. Although the majority of rerating occurs in the same month as the original rating, a portion occurs during the following periods. We accrue a reserve for rerating based on historical trends. At December 31, 2010 and 2009, our financial statements included a rerate reserve as a reduction to “Accounts Receivable” of $19.0 million and $27.9 million, respectively.

Foreign Currency

Our functional currency is the U.S. dollar, whereas, our foreign operations utilize the local currency as their functional currency. Accordingly, for purposes of translating foreign subsidiary financial statements to the U.S. dollar reporting currency, assets and liabilities of our foreign operations are translated at the fiscal year end exchange rates and income and expenses are translated monthly at the average exchange rates for each respective month. Foreign currency gains and losses resulting from foreign currency transactions resulted in a $8.4 million gain, $0.6 million loss and a $3.2 million gain during 2010, 2009 and 2008, respectively, and are included in “Other nonoperating (income) expense” and “Net income (loss) from discontinued operations, net of tax” in the accompanying statements of consolidated operations. Approximately $5.5 million of the 2010 gain relates to the recognition of foreign currency translation adjustment from the dissolution of a certain wholly owned subsidiary.

Claims and Insurance Accruals

Claims and insurance accruals, both current and long-term, reflect the estimated settlement cost of claims for workers’ compensation, cargo loss and damage, and property damage and liability that insurance does not cover. We establish and modify reserve estimates for workers’ compensation and property damage and liability claims primarily upon actuarial analysis prepared by independent actuaries. These reserves are discounted to present value using a risk-free rate based on the year of occurrence. The risk-free rate is the U.S. Treasury rate for maturities that match the expected payout of such claims and was 1.1%, 1.4% and 2.2% for workers’ compensation claims incurred for the years ended and as of December 31, 2010, 2009 and 2008, respectively. The rate was 0.7%, 1.0% and 2.0% for property damage and liability claims incurred for the years ended and as of December 31, 2010, 2009 and 2008, respectively. The process of determining reserve requirements utilizes historical trends and involves an evaluation of accident frequency and severity, claims management, changes in health care costs and certain future administrative costs. The effect of future inflation for costs is considered in the actuarial analysis. Adjustments to previously established reserves are included in operating results in the year of adjustment. As of December 31, 2010 and 2009, we had $515.2 million and $536.8 million, respectively, accrued for claims and insurance. The claims and insurance liabilities for YRC Logistics, which is included in our discontinued operations, were not assumed by the third party buyer and therefore are still included in our outstanding liabilities.

Expected aggregate undiscounted amounts and material changes to these amounts as of December 31 are presented below:

(in millions)	Workers’ Compensation	Property Damage and Liability Claims	Total
Undiscounted amounts at December 31, 2008	$415.5	$104.6	$520.1
Estimated settlement cost – 2009 claims	145.8	33.5	179.3
Claim payments	(136.2)	(45.8)	(182.0)
Change in estimated settlement cost of prior years claims	26.6	19.1	45.7

Undiscounted amount at December 31, 2009	$451.7	$111.4	$563.1
Estimated settlement cost – 2010 claims	113.3	30.8	144.1
Claim payments	(145.9)	(52.2)	(198.1)
Change in estimated settlement cost of prior years claims	27.5	12.1	39.6

Undiscounted amount at December 31, 2010	$446.6	$102.1	$548.7

Discounted amount at December 31, 2010	$397.7	$99.5	$497.2

In addition to the amounts above, liabilities for cargo claims and other insurance related amounts, none of which are discounted, totaled $18.0 million and $25.0 million at December 31, 2010 and 2009, respectively.

Estimated cash payments to settle claims which were incurred on or before December 31, 2010, including claims related to YRC Logistics, which is included in our discontinued operations, for the next five years and thereafter are as follows:

(in millions)	Workers’ Compensation	Property Damage and Liability Claims	Total
2011	$104.7	$42.3	$147.0
2012	70.9	28.0	98.9
2013	50.1	16.4	66.5
2014	36.7	7.7	44.4
2015	28.3	3.9	32.2
Thereafter	155.9	3.8	159.7

Total	$446.6	$102.1	$548.7

Stock-Based Compensation

We have various stock-based employee compensation plans, which are described more fully in the “Stock Compensation Plans” note. Effective January 1, 2006, we adopted the fair value recognition provisions included in FASB ASC Topic 718. We recognize compensation costs for non-vested shares and compensation cost for all share-based payments (i.e., options) granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value. Additionally, we recognize compensation cost for all share-based payments granted subsequent to January 1, 2006, on a straight-line basis over the requisite service period (generally three to four years) based on the grant-date fair value.

Property and Equipment

We carry property and equipment at cost less accumulated depreciation. We compute depreciation using the straight-line method based on the following service lives:

Years
Structures	10 –30
Revenue equipment	10 –20
Technology equipment and software	3 – 7
Other	3 – 10

We charge maintenance and repairs to expense as incurred, and capitalize replacements and improvements when these costs extend the useful life of the asset. We utilize certain terminals and equipment under operating leases. Leasehold improvements are capitalized and amortized over the remaining lease term.

Our investment in technology equipment and software consists primarily of customer service and freight management equipment and related software. We capitalize certain costs associated with developing or obtaining internal-use software. Capitalizable costs include external direct costs of materials and services utilized in developing or obtaining the software, payroll and payroll-related costs for employees directly associated with the project. For the years ended December 31, 2010, 2009 and 2008, we capitalized $1.8 million, $1.6 million, and $12.6 million, respectively, which were primarily payroll and payroll-related costs.

For the years ended December 31, 2010, 2009 and 2008, depreciation expense was $178.6 million, $222.4 million, and $233.3 million, respectively.

Impairment of Long-Lived Assets

If facts and circumstances indicate that the carrying amount of held-and-used identifiable amortizable intangibles and property, plant and equipment may be impaired, we perform an evaluation of recoverability in accordance with FASB ASC Topic 360. Our evaluation compares the estimated future undiscounted cash flows associated with the asset or asset group to its carrying amount to determine if a reduction to the carrying amount is required. The carrying amount of an impaired asset would be reduced to fair value if the estimated undiscounted cash flows are insufficient to recover the carrying value of the asset group.

Based on current economic conditions and the results of operations, we determined reviews of impairment for held-and-used long-lived assets were necessary in 2010, 2009 and 2008. Our analysis of undiscounted cash flows indicated no impairment charge for held-and-used long-lived assets was required in 2010, 2009 and 2008.

Asset Retirement Obligations

We record estimated liabilities for the cost to return leased property to its original condition at the end of a lease term. Revisions to these liabilities for such costs may occur due to changes in the estimates for real property lease restoration costs, or changes in regulations or agreements affecting these obligations. These obligations could also include removal of underground storage tanks at leased or owned properties. Our accrual also includes amounts for restoration of U.S. federal “Superfund” sites. When we have been identified as a potentially responsible party in a Superfund site, we accrue our share of the estimated remediation costs of the site based on the ratio of the estimated volume of waste contributed to the site by us to the total volume of waste at the site. At December 31, 2010 and 2009, our accrued asset retirement obligations totaled $7.7 million and $8.1 million, respectively. These amounts are included in “Other current and accrued liabilities” in the accompanying consolidated balance sheets.

Assets Held for Sale

When we plan to dispose of property or equipment by sale, the asset is carried in the financial statements at the lower of the carrying amount or estimated fair value, less cost to sell, and is reclassified to assets held for sale. Additionally, after such reclassification, there is no further depreciation taken on the asset. For an asset to be classified as held for sale, management must approve and commit to a formal plan, the sale should be anticipated during the ensuing year and the asset must be actively marketed, be available for immediate sale, and meet certain other specified criteria.

At December 31, 2010 and 2009, the net book value of assets held for sale was approximately $71.2 million and $112.8 million, respectively. This amount is included in “Property and equipment” in the accompanying consolidated balance sheets. We recorded charges of $31.1 million, $25.9 million and $7.3 million for the years ended December 31, 2010, 2009 and 2008, respectively, to reduce properties and equipment held for sale to estimated fair value, less cost to sell. These charges are included in “(Gains) losses on property disposals, net” in the accompanying statements of operations.

Fair Value Measurements

We determined fair value measurements used in our consolidated financial statements based upon the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The fair value hierarchy distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 – Valuations based on quoted prices in active markets for identical assets or liabilities that the entity has the ability to access.

•

Level 2 – Valuations based on quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable a data for substantially the full term of the assets or liabilities.

•	Level 3 – Valuations based on inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The asset’s or liability’s fair value measurement level with the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used maximize the use of observable inputs and minimize the use of unobservable inputs.

The valuation methodologies described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. We believe that our valuation methods are appropriate and consistent with other market participants. The use of different methodologies or assumptions to determine the fair value of certain financial statements could result in a different fair value measurement at the reporting date. There have been no changes in the methodologies used at December 31, 2010 and 2009.

The carrying value of cash and cash equivalents, accounts receivable, accounts payable and asset backed securitization borrowings approximates their fair value due to the short-term nature of these instruments. See Note 8 “Employee Benefits” for discussion regarding the fair value of our pension assets and Note 10 “Debt and Financing” for discussion regarding the fair value of current and long-term debt obligations.

Earnings from Equity Method Investments

We account for our ownership in certain joint ventures under the equity method and accordingly, recognize our share of the respective joint ventures earnings in “Other nonoperating (income) expense” in the accompanying statements of operations.

The following reflects the components of these results for the years ended December 31:

(in millions)	2010	2009	2008
Our share of joint venture (earnings) losses	$(0.8)	$2.0	$(3.3)
Additional depreciation and amortization as required by purchase accounting	1.1	1.5	1.0
Impairment charge (Jiayu)	12.3	30.4	—

Net equity method (earnings) losses	$12.6	$33.9	$(2.3)

The presentation above only includes Jiayu earnings through March 31, 2010, as this entity’s financial information was consolidated as of April 1, 2010 see Note 3 “Investment” below for additional details.

Reclassifications

Certain amounts within the prior years have been reclassified to conform with the current year presentation. We separately classified “Equity based compensation expense” from the “Salaries, wages and employees’ benefits” line on the Statements of Consolidated Operations to make the presentation comparable to 2010. This presentation reflects how management evaluates information in the Statements of Consolidated Operations.

3. Investment

Shanghai Jiayu Logistics Co., Ltd.

On August 19, 2008, we completed the purchase of a 65% equity interest in Shanghai Jiayu Logistics Co., Ltd. (“Jiayu”), a Shanghai, China ground transportation company with a purchase price of $59.4 million. Through March 31, 2010, we have accounted for our 65% ownership in Jiayu as an equity method investment as the rights of the minority shareholder were considered extensive and allowed for their ability to veto many business decisions. These rights were primarily provided as a part of the General Manager role held by the minority shareholder. Effective April 1, 2010, the minority shareholder no longer has a role in the management of the operations of the business which changes the conclusions from an accounting perspective regarding the relationship of this joint venture and accordingly, requires that we consolidate Jiayu in our financial statements effective April 1, 2010. In accordance with FASB ASC Topic 805, we completed a fair value analysis of Jiayu as of April 1, 2010, the date of consolidation, and determined the fair value to be less than the carrying value of the equity method investment and as a result, we recorded a $12.3 million impairment charge during the three months ended June 30, 2010. The fair value analysis utilized a discounted cash flow model, an income approach (level three measurement as defined in FASB ASC Topic 820) that includes assumptions as to future revenue, operating income, and cost of capital, among others.

Additionally as part of the fair value analysis we recorded a tradename and customer list intangible asset and attributed $1.6 million and $2.0 million, respectively, to these intangibles as of April 1, 2010 and attributed lives of 8.3 years and 5.3 years, respectively. After March 31, 2010, the results of Jiayu are included in the ‘Corporate and other’ segment. Prior to March 31, 2010, this investment is included in “Other assets” in the accompanying consolidated balance sheets.

Additionally during the year ended December 31, 2009, we determined our investment with respect to Jiayu incurred an other than temporary impairment. This is primarily the result of different assumptions with respect to revenue growth rates from the initial valuation to those assumed in the current economic environment as well as certain liquidity challenges experienced by Jiayu. As a result, we recognized an impairment charge for this equity method investment of $30.4 million the year ended December 31, 2009. No such amount was recorded during the year ended December 31, 2008.

Included in our consolidated operating loss for the year ended December 31, 2010 is approximately $5.4 million of loss reflective of the operating loss for Jiayu subsequent to its inclusion in our consolidated results effective April 1, 2010. Additionally, we contributed $6.9 million of cash to Jiayu in order to fund the day to day operations of this business during 2010.

4. Discontinued Operations – YRC Logistics

In November 2009, we sold our dedicated contract carriage or “fleet” business to Greatwide Dedicated Transport, LLC for $34 million including certain holdback amounts of $1.8 million for indemnification and working capital adjustments to be settled by the second quarter of 2011. Fleet was a part of our YRC Logistics segment and had revenues of $73.8 million and $92.2 million and operating income of $7.1 million and $4.8 million for the years ended December 31, 2009 and 2008, respectively. The disposition of this business line did not have a material impact on our financial statements and thus was not originally classified separately as discontinued operations. As a result of this transaction, we recorded a net loss on sale of approximately $0.2 million in the fourth quarter of 2009.

In June 2010, we entered into an Equity Interest Purchase Agreement (the “Agreement”) with CEG Holdings, Inc. (now known as MIQ Holdings, Inc.) (“CEG”), a subsidiary of Austin Ventures, to sell the majority of YRC Logistics for an aggregate of approximately $37.0 million in cash. On August 13, 2010, the Company and CEG, held the initial closing of the transactions contemplated by the Agreement. At the initial closing, CEG paid the Company approximately $33.6 million, which included $31.9 million of the purchase price and approximately $1.6 million for retained insurance claims. Approximately $2.3 million of the purchase price was deposited into an escrow account for subsequent closings of foreign subsidiaries and approximately $2.8 million of the purchase price was deposited into an escrow account (one-half of which will be held for 12 months and one-half will be held for 18 months) to satisfy certain indemnification claims by CEG that may arise. Following the initial closing, a succession of delayed closings and payments occurred to transfer certain foreign subsidiaries to CEG as required regulatory approvals and licensing transfers in foreign jurisdictions were obtained and we received an additional $1.9 million in cash proceeds. Finally, we collected an additional $11.9 million in cash proceeds during the fourth quarter of 2010 related to the final working capital adjustment agreed upon between the Company and CEG. We recorded a $1.4 million gain on disposition upon closing this transaction.

CEG did not acquire the YRC Logistics pooled distribution business line and instead this activity was shut down during the second quarter of 2010. Pooled distribution had revenues of $50.5 million and $92.8 million and incurred operating losses of $10.2 million and $2.7 million for the years ended December 31, 2009 and 2008, respectively. Revenue activity for pooled distribution ceased in June 2010 and the results are included in discontinued operations in the accompanying consolidated financial statements.

Historically, YRC Logistics was reported as a separate segment in our consolidated operations and was comprised of the YRC Logistics business, the pooled distribution business and the fleet business. As of June 30, 2010, as a result of the proposed sale to CEG and the closure of the pooled distribution business line, we had met the criteria requiring us to present the related financial results of YRC Logistics as discontinued operations. Accordingly, the results of operations of our YRC Logistics segment are separately presented as discontinued operations for all periods presented. Similarly, the assets and liabilities of this segment have been reclassified for all periods presented.

The major classes of assets and liabilities included in our 2009 consolidated balance sheet are as follows:

(in millions)
Accounts receivable, net	$73.0
Prepaid expenses and other current assets, net	2.6

Current assets	75.6

Property and equipment, net	18.3
Intangibles, net	3.1
Other assets, net	0.1

Noncurrent assets	21.5

Accounts payable	44.1
Wages, vacations and employees’ benefits	2.3
Claims and insurance accruals	1.8
Other current and accrued liabilities	3.7

Current liabilities	51.9

Claims and other liabilities	1.0

Long term liabilities	1.0

Net assets	$44.2

Shared services and corporate overhead costs previously allocated to this segment, totaled $7.2 million, $12.0 million and $8.2 million for the years ended December 31, 2010, 2009 and 2008, respectively, are included in continuing operations in our ‘Corporate and other’ segment.

The financial results included in discontinued operations for the year ended December 31 are as follows:

(in millions)	2010	2009	2008
Revenue	$194.2	$411.8	$621.7

Operating income (loss)	(14.0)	6.4	(142.4)

Income (loss) from operations before income tax provision (benefit)	(18.3)	6.2	(144.9)
Income tax provision (benefit)	4.8	(6.0)	5.8

Net income (loss) from discontinued operations	$(23.1)	$12.2	$(150.7)

5. Goodwill and Intangibles

Goodwill

Goodwill is recognized for the excess of the purchase price over the fair value of tangible and identifiable intangible net assets of businesses acquired. In accordance with FASB ASC Topic 350 to the extent we have goodwill recorded in our financial statements we test goodwill for impairment on an annual basis in the fourth quarter or more frequently if we believe indicators of impairment exist. Following significant impairment charges in 2008 and 2007, we had no goodwill as of December 31, 2010 and 2009. The performance of the test involved a two-step process. First, a comparison of the fair values of the applicable reporting units with their aggregate carrying values, including goodwill, was performed. We generally determined the fair value of our reporting units using the income approach valuation methodology that included a discounted cash flow method as well as other generally accepted valuation methodologies. If the carrying amount of a reporting unit exceeded the reporting unit’s fair value, we performed the second step of the goodwill impairment test to determine the amount of impairment loss. The second step included comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.

During 2008, our operating performance continued to decline as compared to prior year and our share price and market capitalization remained depressed as compared to book value. Overall U.S. economic trends were declining as seen in most indices including those applicable to the retail sector, manufacturing, construction and housing. Declining economic activity, evidenced by these trends, negatively impacted the volume of freight we serviced and the price we received for our services. These trends coupled with our decreased year over year quarterly earnings along with the decrease in our market capitalization prompted management to conclude indicators of impairment existed at September 30, 2008 and again at November 30, 2008. We assessed the current fair value of our reporting units and indefinite-lived intangibles based on an income approach using estimation models including a discounted cash flow as well as assumptions related to market multiple of earnings. As a result of these processes, we determined the book value of goodwill and certain indefinite lived intangibles (tradenames) was impaired.

The 2008 and 2007 impairment charges were primarily due to decreased operating income, both actual and forecasted, the estimated timing of economic recovery of this sector triangulated with a specific, point-in-time fair value using current market conditions.

The following table shows the changes in the carrying amount of goodwill attributable to National Transportation:

(in millions)	National Transportation
Balances at December 31, 2007	$542.7
Impairment charge	(541.8)
Change in foreign currency exchange rates	(0.9)

Balances at December 31, 2008, 2009 and 2010	$—

A tax benefit of $4.6 million was recognized on the goodwill impairment charges in 2008.

Definite Life Intangibles

The components of amortizable intangible assets are as follows at December 31:

		2010		2009
(in millions)	Weighted Average Life (years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer related	12	$200.1	$92.2	$215.0	$87.2
Marketing related	8	4.1	2.6	3.6	3.2
Technology based	—	24.2	24.2	25.6	25.0

Intangible assets		$228.4	$119.0	$244.2	$115.4

During the year ended December 31, 2009, we determined indicators of impairment, primarily volume reductions in all of our reporting segments, were present. We performed certain tests consisting of discounted cash flow models and determined that the lives assigned to certain customer relationships should be reduced to better align with actual attrition rates. This resulted in additional amortization of $5.7 million and $4.2 million during the years ended December 31, 2010 and 2009, respectively.

At December 31, 2009, $3.1 million of amortizable intangible assets are included in “Noncurrent assets of discontinued operations” in the accompanying consolidated balance sheet.

Amortization expense for intangible assets, recognized on a straight line basis including the 2009 acceleration, was $19.9 million, $21.5 million and $17.5 million for the years ending December 31, 2010, 2009 and 2008, respectively, including our discontinued operations. Estimated amortization expense for the next five years is as follows:

(in millions)	2011	2012	2013	2014	2015
Estimated amortization expense	$19.1	$19.1	$19.1	$19.1	$18.8

Indefinite Life Intangibles

The following table shows the pre-tax changes in the carrying amount of our indefinite lived tradenames attributable to each applicable segment:

(in millions)	National Transportation	Regional Transportation	Total
Balances at December 31, 2007	$252.7	$110.4	$363.1
Impairment charges	(234.9)	(89.7)	(324.6)
Tax related purchase accounting adjustments	(2.8)	—	(2.8)
Change in foreign currency exchange rates	(2.9)	—	(2.9)

Balances at December 31, 2008	12.1	20.7	32.8
Change in foreign currency exchange rates	1.9	—	1.9

Balances at December 31, 2009	14.0	20.7	34.7
Impairment	(3.3)	(2.0)	(5.3)
Change in foreign currency exchange rates	0.7	—	0.7

Balances at December 31, 2010	$11.4	$18.7	$30.1

Total marketing related intangible assets with indefinite lives, primarily tradenames, are not subject to amortization, but are subjected to an impairment test at least annually and as triggering events may occur. The impairment test for tradenames consists of a comparison of the fair value of the intangible asset with its carrying amount. An impairment loss is recognized for the amount by which the carrying amount exceeds the fair value of the asset. In making this assessment, we utilized the relief from royalty method, an income approach, which includes assumptions as to future revenue, applicable royalty rate and cost of capital, among others.

During the three months ended March 31, 2010, we determined indicators of impairment were present, primarily due to reduced actual and forecasted revenue, as it relates to our tradenames. Accordingly we performed an impairment test that consisted of a comparison of the fair value of the intangible asset with its carrying amount. We recognized an impairment loss in the amount by which the carrying amount exceeded the fair value of the asset. In making this assessment, we utilized the relief from royalty method, an income approach (level three measurement as defined in FASB ASC Topic 820 that includes assumptions as to future revenue, applicable market-based royalty rate and cost of capital, among others.

The impairment charges net of tax were $3.2 million and $2.0 million for National Transportation (the YRC Reimer tradename) and Regional Transportation (the New Penn tradename), respectively

During the year ended December 31, 2008, we impaired two tradenames via an abandonment of the underlying brands, Roadway and USF. The Roadway brand along with the Yellow Transportation brand have collectively been replaced by the YRC brand, our new National Transportation brand. The USF brand has been removed from our marketing efforts and therefore no longer has continuing value.

The 2008 impairment charges net of tax were $147.9 million and $57.5 million for National Transportation (the Roadway and Reimer Express Lines tradenames) and Regional Transportation (the USF tradename), respectively.

During the fourth quarter of 2008, adjustments were made to deferred taxes at Roadway (included in National Transportation) relating to pre-acquisition balances. In accordance with purchase accounting rules, in the absence of any goodwill (which was written off in the third quarter of 2008) all of these adjustments were offset to indefinite lived tradenames.

6. Restructuring

During 2010, we incurred restructuring charges of $10.3 million that consisted of additional severance costs of $8.9 million, including $3.0 million in the National Transportation segment and $5.1 million at the Corporate and other segment as we reduced headcount in response to lower volumes. We also incurred $9.3 million of contract terminations related to lease cancellations related to certain discontinued operations described in Note 4. This is offset by $7.9 million in our National segment where we were able to use or sublease locations in excess of our previously recorded estimate.

During 2009, we closed 18 service centers that were previously a part of the Regional Transportation networks. As a part of this action, we incurred certain restructuring charges of approximately $7.2 million consisting of employee severance costs of $4.2 million and lease cancellations and other incremental costs of $3.0 million. Also during 2009, we integrated our Yellow Transportation and Roadway networks into a single transportation network branded “YRC”. We incurred severance costs of $43.6 million, including $26.8 million in the National Transportation segment and $9.7 million in our Corporate segment as we reduced headcount in response to both the YRC integration and lower volumes. Our National Transportation segment also recorded an $18.4 million charge consisting of contract and lease cancellations related to the YRC integration.

In February 2008, we closed 27 service centers that were previously a part of Regional Transportation’s networks. As a part of this action, we incurred certain restructuring charges of approximately $12.4 million consisting of employee severance, lease cancellations and other incremental costs. In 2008, we also reduced our non-union headcount throughout the Company with a significant portion within the National Transportation segment. This action resulted in employee separation charges of approximately $8.9 million during the year ended December 31, 2008.

We reassess the accrual requirements under the above restructuring efforts at the end of each reporting period. Restructuring charges are included in “Salaries, wages and employees’ benefits” as it relates to employee separation costs and “Operating expenses and supplies” as it relates to contract terminations and other costs in the accompanying statements of operations. Amounts related to our YRC Logistics segment are included in “Net income (loss) from discontinued operations, net of tax” in the accompanying statements of operations.

A rollforward of the restructuring accrual is set forth below:

(in millions)	Employee Separation	Contract Termination and Other Costs	Total
Balance at December 31, 2007	$3.6	$2.4	$6.0
Restructuring charges	13.0	10.0	23.0
Adjustments(a)	—	(0.6)	(0.6)
Payments	(10.4)	(7.2)	(17.6)

Balance at December 31, 2008	$6.2	$4.6	$10.8
Restructuring charges	43.6	23.9	67.5
Payments	(43.3)	(8.9)	(52.2)

Balance at December 31, 2009	$6.5	$19.6	$26.1
Restructuring charges	8.9	1.4	10.3
Payments	(12.8)	(10.1)	(22.9)

Balance at December 31, 2010	$2.6	$10.9	$13.5

(a)	Included in adjustments are amounts credited to goodwill in accordance with purchase accounting requirements and reduction to accruals.

7. Other Assets

The primary components of other assets at December 31 are as follows:

(in millions)	2010	2009
Equity method investments:
JHJ International Transportation Co., Ltd.	$51.4	$42.0
Shanghai Jiayu Logistics Co., Ltd.	—	16.1
Deferred debt costs	61.9	87.4
Other	21.5	24.7

Total	$134.8	$170.2

During the year ended December 31, 2010 and 2009, we received dividends in the amount of $1.9 million and $6.6 million, respectively, from our China joint venture, JHJ International Transportation Co., Ltd. (“JHJ”). As of December 31, 2010, the excess of our investment over our interest in JHJ’s equity is approximately $34.0 million.

In 2010, we increased our equity method investment in JHJ by $9.8 million with a corresponding reduction to accumulated other comprehensive loss to correct errors in the foreign currency translation for the investment. The errors originated prior to 2010 and were not material to any previously reported periods.

The absence of a Jiayu investment in 2010 is due to the fact that effective April 1, 2010 we were required to consolidate their results in our financial statements. See Note 3 “Investment” above for additional details.

8. Employee Benefits

Pension and Other Postretirement Benefit Plans

Qualified and Nonqualified Defined Benefit Pension Plans

With the exception of Regional Transportation, YRC Reimer and certain of our other foreign subsidiaries, YRC Worldwide and its operating subsidiaries sponsor qualified and nonqualified defined benefit pension plans for most employees not covered by collective bargaining agreements (approximately 14,000 current, former and retired employees). Qualified and nonqualified pension benefits are based on years of service and the employees’ covered earnings. Employees covered by collective bargaining agreements participate in various multi-employer pension plans to which YRC Worldwide contributes, as discussed later in this section. Regional Transportation does not offer a defined benefit pension plan and instead offers retirement benefits through either contributory 401(k) savings plans or profit sharing plans, as discussed later in this footnote. The existing YRC Worldwide defined benefit pension plans closed to new participants effective January 1, 2004 and were frozen effective July 1, 2008 as discussed below.

Our actuarial valuation measurement date for our pension plans is December 31.

Other Postretirement Benefit Plan

Roadway sponsored a postretirement healthcare benefit plan that covers non-union employees of Roadway hired before February 1, 1997. Health care benefits under this plan end when the participant attains age 65.

Curtailment and Settlement Events

Effective June 1, 2008, we amended the postretirement healthcare benefit plan sponsored by Roadway (included in National Transportation). This amendment eliminated cost sharing benefits for active employees that retire on or after June 1, 2008, provided for the current cost sharing provisions to retirees to terminate December 31, 2008, and allows retirees to participate in our healthcare programs on a full-cost basis effective January 1, 2009. As a result of these actions, we performed a remeasurement of the plan liability at June 1, 2008, factoring in applicable plan changes as well as an increase in the discount rate used in the calculation from 6.61% to 6.84%. The curtailment (via the amendment) and remeasurement of this plan resulted in a gain of $34.1 million during the year ended December 31, 2008, and is included in “Salaries, wages and employees’ benefits” in the accompanying statements of operations.

Effective July 1, 2008, we curtailed our defined benefit pension plans that cover approximately 14,000 employees not covered by collective bargaining agreements. As a result of this action, future benefit accruals were frozen effective July 1, 2008. However, employees may achieve early retirement eligibility based on age and continued service. We performed a remeasurement of these plans as of July 1, 2008, using a discount rate of 7.19%. The curtailment of these plans resulted in a gain of $63.3 million during the year ended December 31, 2008, and is included in “Salaries, wages and employees’ benefits” in the accompanying statements of operations.

As a result of the curtailment, the service and interest costs for the pension plans were reduced in the second half of 2008. At the same time, lump sum benefit payments increased during this period requiring a settlement charge of $8.7 million during the year ended December 31, 2008, and is included in “Salaries, wages and employees’ benefits” in the accompanying statements of operations.

Funded Status

The reconciliation of the beginning and ending balances of the projected benefit obligation and the fair value of plan assets for the years ended December 31, 2010 and 2009, and the funded status at December 31, 2010 and 2009, is as follows:

	Pension Benefits
(in millions)	2010	2009
Change in benefit obligation:
Benefit obligation at prior year end	$983.1	$961.8
Service cost	3.6	3.3
Interest cost	60.1	61.1
Benefits paid	(68.0)	(93.3)
Actuarial loss	97.9	49.3
Other	0.4	0.9

Benefit obligation at year end	$1,077.1	$983.1

Change in plan assets:
Fair value of plan assets at prior year end	$643.5	$601.5
Actual return on plan assets	43.8	130.8
Employer contributions	14.0	3.3
Benefits paid	(68.0)	(93.3)
Other	0.4	1.2

Fair value of plan assets at year end	$633.7	$643.5

Funded status at year end	$(443.4)	$(339.6)

The underfunded status of the plans of $443.4 million and $339.6 million at December 31, 2010 and 2009, respectively, is recognized in the accompanying consolidated balance sheets as shown in the table below. No plan assets are expected to be returned to the Company during the year ended December 31, 2011.

Benefit Plan Obligations

Amounts recognized in the consolidated balance sheets for pension benefits at December 31 are as follows:

	Pension Benefits
(in millions)	2010	2009
Noncurrent assets	$1.8	$2.2
Current liabilities	0.9	2.2
Noncurrent liabilities	444.3	339.6

Amounts recognized in accumulated other comprehensive loss at December 31 consist of:

	Pension Benefits
(in millions)	2010	2009
Net actuarial loss	$356.3	$257.0
Prior service cost	—	0.1

Total	$356.3	$257.1

As shown above, included in accumulated other comprehensive loss at December 31, 2010, are unrecognized actuarial losses of $356.3 million ($264.2 million, net of tax). The actuarial loss included in accumulated other comprehensive income and expected to be recognized in net periodic cost during the year ended December 31, 2011, is $9.3 million ($5.9 million, net of tax).

The total accumulated benefit obligation for all plans was $1,076.1 million and $981.9 million at December 31, 2010 and 2009, respectively.

Information for pension plans with an accumulated benefit obligation (“ABO”) in excess of plan assets at December 31:

	2010			2009
(in millions)	ABO Exceeds Assets	Assets Exceed ABO	Total	ABO Exceeds Assets	Assets Exceed ABO	Total
Projected benefit obligation	$1,071.5	$5.6	$1,077.1	$976.9	$6.2	$983.1
Accumulated benefit obligation	1,071.5	4.6	1,076.1	976.9	5.0	981.9
Fair value of plan assets	626.3	7.4	633.7	635.1	8.4	643.5

Assumptions

Weighted average actuarial assumptions used to determine benefit obligations at December 31:

	Pension Benefits
	2010	2009
Discount rate	5.79%	6.15%

Weighted average assumptions used to determine net periodic benefit cost for the years ended December 31:

	Pension Benefits				Other Postretirement Benefits
	2010	2009	2008		2008
Discount rate	6.15%	6.52%	6.61	%(a)	6.61	%(a)
Discount rate			7.19	%(b)	6.84	%(b)
Rate of increase in compensation levels	4.00%	4.00%	4.15%		—
Expected rate of return on assets	8.25%	8.50%	8.50%		—
(a)	Pre 2008 curtailment
(b)	Post 2008 curtailment

The discount rate refers to the interest rate used to discount the estimated future benefit payments to their present value, also referred to as the benefit obligation. The discount rate allows us to estimate what it would cost to settle the pension obligations as of the measurement date, December 31, and is used as the interest rate factor in the following year’s pension cost. We determine the discount rate by selecting a portfolio of high quality noncallable bonds such that the coupons and maturities exceed our expected benefit payments.

In determining the expected rate of return on assets, we consider our historical experience in the plans’ investment portfolio, historical market data and long-term historical relationships as well as a review of other objective indices including current market factors such as inflation and interest rates. Although plan investments are subject to short-term market volatility, we believe they are well diversified and closely managed. Our asset allocation as of December 31, 2010, consisted of 23% equities, 48% in debt securities, 26% in absolute return investments, and 3% in interest bearing accounts and as of December 31, 2009 consisted of 61% equities, 32% in debt securities and 7% in absolute return investments. The 2010 allocations are consistent with the targeted long-term asset allocation for the plans which is 10-50% for equities, 25-70% for debt securities and 12-50% for absolute return investments. Based on various market factors, we selected an expected rate of return on assets of 7.0% effective for the 2010 valuation. We will continue to review our expected long-term rate of return on an annual basis and revise appropriately. The pension trust holds no YRC Worldwide securities.

Future Contributions and Benefit Payments

We expect to contribute approximately $30.9 million to our pension plans in 2011.

The Pension Relief Act of 2010 allowed eligible plan sponsors to extend its amortization period for pension losses. Effective January 2011, we formally elected the “2 plus 7” amortization schedule for the 2009 and 2010 plan years. Based on this election, we intend to make the required minimum contributions to the plans.

Expected benefit payments for each of the next five years ended December 31 are as follows:

(in millions)	2011	2012	2013	2014	2015	2016-2020
Expected benefit payments	$61.0	$62.1	$63.6	$63.9	$67.6	$362.6

Pension and Other Postretirement Costs

The components of our net periodic pension cost, other postretirement costs and other amounts recognized in other comprehensive loss for the years ended December 31, 2010, 2009 and 2008 were as follows:

	Pension Costs			Other Postretirement Costs
(in millions)	2010	2009	2008	2008
Net periodic benefit cost:
Service cost	$3.6	$3.3	$20.3	$0.1
Interest cost	60.1	61.1	65.8	0.7
Expected return on plan assets	(52.4)	(56.0)	(70.3)	—
Amortization of prior service cost	—	—	0.6	(23.6)
Amortization of net loss (gain)	6.2	3.9	1.0	(10.7)
Curtailment and settlement (gains) loss, net	1.3	1.3	(54.6)	—

Net periodic pension cost (benefit)	$18.8	$13.6	$(37.2)	$(33.5)
Other changes in plan assets and benefit obligations recognized in other comprehensive loss:
Net actuarial loss (gain)	$100.4	$(29.3)	$301.0	$5.7
Prior service cost	—	—	(0.6)	(0.3)
Curtailment and settlement loss	(1.3)	(1.3)	(36.4)	—

Total recognized in other comprehensive loss	99.1	(30.6)	264.0	5.4

Total recognized in net periodic benefit cost and other comprehensive loss	$117.9	$(17.0)	$226.8	$(28.1)

The amortization of prior service costs and net gain above totaling $34.3 million for other postretirement costs for the year ended December 31, 2008, includes the effect of the plan amendment that curtailed benefits under this plan.

During the years ended December 31, 2010, 2009 and 2008, the income tax provision related to amounts in other comprehensive income (net loss in 2010 and 2008 and a net gain in 2009 and prior service cost) was $2.5 million, $11.8 million and $98.9 million, respectively.

Fair Value Measurement

Our pension assets are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The majority of our assets are invested in Level 2 assets of fixed income funds and absolute return investments. These funds are valued at quoted redemption values that represent the net asset values of units held at year-end which we have determined approximates fair value. This process of using the net asset value to approximate fair value is permitted under ASU 2009-12, “Investments in Certain Entities that Calculate Net Asset Value per Share (or its Equivalent)” which we adopted as of December 31, 2009.

Alternative investments, including investments in private equities and hedge funds do not have readily available market values. These estimated fair values may differ significantly from the values that would have been used had a ready market for these investments existed, and such differences could be material. Investments in hedge funds that do not have an established market are valued at net asset values as determined by the investment managers, which we have determined approximates fair value.

The table below details by level, within the fair value hierarchy, the pension assets at fair value as of December 31, 2010:

	Pension Assets at Fair Value as of December 31, 2010
(in millions)	Level 1	Level 2	Level 3	Total
Equities	$65.0	$64.1	$—	$129.1
Private equities	—	—	11.0	11.0
Fixed income:
Corporate	36.9	38.5	18.2	93.6
Government	92.4	112.4	—	204.8
Absolute return	1.3	134.1	22.5	157.9
Interest bearing	20.5	—	—	20.5

Total investments	216.1	349.1	51.7	616.9

Other assets (liabilities)	—	—	—	16.8

Total plan assets	$216.1	$349.1	$51.7	$633.7

The table below details by level, within the fair value hierarchy, the pension assets at fair value as of December 31, 2009:

	Pension Assets at Fair Value as of December 31, 2009
(in millions)	Level 1	Level 2	Level 3	Total
Common/collective trust funds:
Equity funds	$—	$391.9	$—	$391.9
Fixed income	—	204.4	—	204.4
Absolute return	—	—	41.1	41.1
Interest bearing	6.1	—	—	6.1

Total plan assets	$6.1	$596.3	$41.1	$643.5

The table below presents the activity of our assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3):

(in millions)	Private Equities	Fixed income	Absolute return	Total Level 3
Balance at December 31, 2008	$—	$—	$38.0	$38.0
Purchases and settlements, net	—	—	—	—
Unrealized gain	—	—	3.1	3.1

Balance at December 31, 2009	—	—	41.1	41.1
Purchases and settlements, net	9.8	17.0	(19.5)	7.3
Unrealized gain	1.2	1.2	0.9	3.3

Balance at December 31, 2010	$11.0	$18.2	$22.5	$51.7

Executive Supplemental Retirement Benefits

We maintain individual benefit arrangements for a limited number of current and former senior executives that are accounted for in accordance with FASB ASC Topic 710. The obligation is unfunded and is actuarially determined using a discount rate of 8.25%, a lump sum rate based on the Moody’s bond rate and the RP-2000 mortality table. At December 31, 2010 and 2009, we have accrued $13.0 million and $10.8 million, respectively, for this plan. The short-term portion of $10.5 million is classified in “Wages, vacations and employees’ benefits,” and the long-term portion of $2.5 million is classified in “Pension and postretirement liabilities” in the accompanying balance sheets. The related expense for these arrangements was $2.3 million, $1.1 million and $1.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Multi-Employer Plans

YRC, New Penn, Holland and Reddaway contribute to approximately 57 separate multi-employer health, welfare and pension plans for employees that our collective bargaining agreements cover (approximately 75% of total YRC Worldwide employees). Our labor agreements determine the amounts of these contributions. The pension plans provide defined benefits to retired participants. We recognize as net pension cost the contractually required contribution for the period and recognize as a liability any contributions due and unpaid. We do not directly manage multi-employer plans. The trusts covering these plans are generally managed by trustees, half of whom the unions appoint and half of whom various contributing employers appoint. We expensed the following amounts to these plans for the years ended December 31:

(in millions)	2010	2009	2008
Health and welfare	$345.9	$407.2	$532.4
Pension	3.3	267.1	554.1

Total	$349.2	$674.3	$1,086.5

The decrease in expense in 2009 and 2010 is due to a reduction in union headcount and a temporary cessation of contributions for the majority of our pension benefits beginning in the second half of 2009 and continuing throughout 2010. See further discussion in Note 9 “Liquidity”.

From January to August 2009, we deferred payment of certain of our contributions to multi-employer pension funds. These deferred payments have been accrued as operating expenses and the liability recorded as either debt or deferred contribution obligations. From August 2009 through May 2011, our obligations to make certain multi-employer pension contributions under certain of our collective bargaining agreements have been temporarily ceased, so no expense is required to be recognized. See Note 9 “Liquidity” for further discussion.

In 2006, the Pension Protection Act became law and modified both the Internal Revenue Code (as amended, the “Code”) as it applies to multi-employer pension plans and the Employment Retirement Income Security Act of 1974 (as amended, “ERISA”). The Code and ERISA (in each case, as so modified) and related regulations establish minimum funding requirements for multi-employer pension plans. The funding status of these plans is determined by many factors, including the following factors:

•	the number of participating active and retired employees;

•	the number of contributing employers;

•	the amount of each employer’s contractual contribution requirements;

•	the investment returns of the plans;

•	plan administrative costs;

•	the number of employees and retirees participating in the plan who no longer have a contributing employer;

•	the discount rate used to determine the funding status ;

•	the actuarial attributes of plan participants (such as age, estimated life and number of years until retirement); and

•	the benefits defined by the plan.

If any of our multi-employer pension plans fails to:

•	meet minimum funding requirements;

•	meet a required funding improvement or rehabilitation plan that the Pension Protection Act may require for certain of our underfunded plans;

•	obtain from the IRS certain changes to or a waiver of the requirements in how the applicable plan calculates its funding levels; or

•	reduce pension benefits to a level where the requirements are met,

we could be required to make additional contributions to the pension plan. If any of our multi-employer pension plans enters critical status and our contributions are not sufficient to satisfy any rehabilitation plan schedule, the Pension Protection Act could require us to make additional contributions to the multi-employer pension plan from five to ten percent of the contributions that our labor agreement requires until the labor agreement expires. Our labor agreement, however, provides that if additional contributions are required that money designated for certain other benefits would be reallocated to pay for the additional contributions.

If we fail to make our required contributions to a multi-employer plan under a funding improvement or rehabilitation plan or if the benchmarks that an applicable funding improvement plan provides are not met by the end of a prescribed period, the IRS could impose an excise tax on us with respect to the plan. Such an excise tax would then be assessed to the plan’s contributing employers, including the Company. These excise taxes are not contributed to the deficient funds, but rather are deposited in the United States general treasury funds. The Company does not believe that the temporary cessation of certain of its contributions to applicable multi-employer pension funds from August 2009 through May 2011 will give rise to these excise taxes as these contributions are not required for this period.

Depending on the amount involved, a requirement to increase contributions beyond our contractually agreed rate or the imposition of an excise tax on us could have a material adverse impact on the financial results of YRC Worldwide.

As discussed above, pension benefits and in turn our contributions temporarily ceased in July 2009 in accordance with the terms of our modified labor agreement. This temporary cessation expires May 31, 2011 at which point we expect to resume contributions at a rate of 25% of the contribution rate as of July 1, 2009. The new pension contribution rate will require the approval of the affected multi-employer pension funds. We do not believe the temporary cessation precludes our exposure with respect to funding obligations or excise tax possibilities.

401(k) Savings Plans and Profit Sharing Plans

Effective December 31, 2008, we merged all domestic 401(k) savings plans and profit sharing plans into the YRC Retirement Savings Plan that continues to provide for both fixed matching percentage and a discretionary amount. In light of the current economy, as of January 1, 2009, we have suspended all employer matching contributions.

YRC Worldwide and its operating subsidiaries sponsored defined contribution plans, primarily for employees that collective bargaining agreements do not cover. The plans principally consist of contributory 401(k) savings plans and noncontributory plans. In 2008, the YRC Worldwide contributory 401(k) savings plan (YRC Retirement Savings Plan) consisted of both a fixed matching percentage and a discretionary amount. The maximum nondiscretionary company match for the YRC Worldwide plan was equal to 25% of the first 6% in cash and 25% of the first 6% in YRC Worldwide common stock, for a total match of 50% of the first 6% of before-tax participant contributions. Effective in October 2008, the entire employer match was satisfied with cash versus cash and common stock. Any discretionary contributions for the YRC Worldwide 401(k) savings plan are determined annually by the Board of Directors and may be in the form of cash, stock or other property. YRC Regional Transportation sponsored a 401(k) plan for its operating companies where eligible employees could contribute up to 50% of their cash compensation and each of the operating companies could contribute a discretionary amount. New Penn sponsored a 401(k) plan that provided for a company match similar to that provided by the YRC Worldwide plan. Employer contributions for the year ended December 31, 2008 were $24.7 million, of which $1.8 million related to YRC Logistics for the year ended December 31, 2008 and was included in our discontinued operations. There were no employer contributions in 2010 or 2009.

Effective January 1, 2004, YRC Worldwide established a noncontributory profit sharing plan that included a nondiscretionary company contribution based on years of participation service and compensation, with a maximum fixed contribution of 5% of compensation for more than ten years of participation service. This profit sharing plan also provided for a discretionary performance based contribution of a maximum of 2 1/2% of compensation. The Board of Directors determined any discretionary contributions annually. Contributions have been made in cash. In May 2008, this plan was suspended and effective December 31, 2008, merged into the YRC Retirement Savings Plan. New Penn provided a noncontributory profit sharing plan for employees not covered by collective bargaining agreements. Any contributions were discretionary employer contributions. Employer contributions to our noncontributory profit sharing plans in 2008 totaled $5.4 million. No amounts were contributed in 2010 or 2009.

Our employees covered under collective bargaining agreements may also participate in union-sponsored 401(k) plans. We do not make employer contributions to the plans on their behalf.

Performance Incentive Awards

YRC Worldwide and its operating subsidiaries each provide annual performance incentive awards and more frequent sales incentive awards to certain non-union employees, which are based primarily on actual operating results achieved compared to targeted operating results or sales targets and are paid in cash. Operating income in 2010, 2009, and 2008 included performance and sales incentive expense for non-union employees of $14.6 million, $8.0 million, and $21.9 million, respectively. We generally pay annual performance incentive awards in the first quarter of the following year and sales performance incentive awards on a monthly basis.

Other

We provide a performance based long-term incentive plan to key management personnel that provides the opportunity annually to earn cash and share unit awards based on a certain defined performance period. In addition, we utilize share units to further compensate certain levels of management and our Board of Directors. The share units are more fully described in the “Stock Compensation Plans” footnote. During the years ended December 31, 2010, 2009 and 2008, compensation expense related to these awards was $6.1 million, $6.9 million and $8.4 million, respectively.

9. Liquidity

The economic environment beginning in 2008, where market conditions were especially weak, and continuing in 2009 has had a dramatic effect on our industry and on our Company. The weak economic environment negatively impacted our customers’ needs to ship and, therefore, negatively impacted the volume of freight we serviced and the price we received for our services. In addition, we believe that many of our existing customers have reduced their business with us due to their concerns regarding our financial condition. In 2010, market conditions started to rebound and our customer base stabilized and as a result our volumes stabilized in the first quarter and began to grow sequentially, seasonally adjusted, throughout the remainder of the year. Pricing conditions in the industry, however, remain competitive and we believe that we will continue to face competition stemming from excess capacity in the market in the near term. As a result, we continue to experience lower year-over-year revenue (primarily a function of declining volume), operating losses and net losses.

Comprehensive Recovery Plan

In light of the past and current economic environment and the resulting challenging business conditions, we implemented, or are in the process of implementing, the following actions (among others) as part of our comprehensive recovery plan to reduce our cost structure and improve our operating results, cash flow from operations, liquidity and financial condition:

•	execution of an Agreement in Principle (as described below) with our stakeholders to restructure the balance sheet of the Company. See “Agreement in Principle” below.

•

amendments to our Credit Agreement (defined below) to, among other things, provide us greater access to the liquidity that our revolving credit facility provides and the continuation of the deferral of interest and fees that we pay to our lenders and deferred amendment fees, subject to the conditions that the amended Credit Agreement requires. See “Credit Agreement” below.

•

a renewal of, and amendments to, our ABS Facility (defined below) to, among other things, continue the deferral of a significant portion of the fees and deferred amendment fees in connection with our ABS Facility, subject to the conditions that the ABS Facility requires. See “ABS Facility” below.

•

amendments to our Contribution Deferral Agreement, pursuant to which the multi-employer pension funds agreed to continue the deferral of the payment of interest on our deferred obligations, and to defer the beginning of installment payments of previously deferred contributions, in each case, subject to the conditions that the Contribution Deferral Agreement requires. See “Contribution Deferral Agreement” below.

•

ratification of modifications to our labor agreement that, among other things, extended the expiration to March 31, 2015 and made changes to work rules designed to generate savings. See “Ratification of Labor Agreement Modification” below.

•

continuation of the temporary cessation of pension contributions to certain multi-employer pension funds from July 2009 through May 31, 2011, which cessation eliminates the need to recognize expense for these contributions during this period. See “Ratification of Labor Agreement Modification” below.

•

the issuance of $70 million of 6% Notes (defined below) used to satisfy the $45 million remaining 8 1/2% USF senior notes and $19.8 million of 5% and 3.375% contingent convertible notes. See “6% Notes” below.

•	the issuance of common stock for cash pursuant to an ATM Agreement (defined below). See “At Market Issuance Sales Agreement” below.

•	the sale of a majority of YRC Logistics in August 2010. See “Sale of YRC Logistics” below.

•	continuation of the wage reductions implemented in 2009 for substantially all of our employees (both union and non-union).

•	continuation of the suspension of company matching 401(k) contributions for non-union employees.

•

reductions in the number of terminals to adjust our transportation networks to current shipment volumes. At December 31, 2009, we operated 511 terminals; at December 31, 2010, we reduced the number of terminals we operate to 442.

•	the sale of excess property and equipment and the sale and leaseback of core operating facilities. See “Lease Financing Transactions” below.

•

reductions in our workforce to scale our business to current shipping volumes. At December 31, 2009, we had approximately 36,000 employees; at December 31, 2010, our workforce was reduced to approximately 32,000 employees.

•	other cost reduction measures in general, administrative and other areas.

•	changes to our overall risk management structure to reduce our letter of credit requirements in various states related to workers’ compensation insurance.

Certain of these actions are further described below. The final execution of our comprehensive recovery plan has a number of risks that are not within our control that may adversely impact our liquidity and compliance with the financial covenants in our credit facilities. There is no assurance that the Company will be successful in each of these actions. See “Risks and Uncertainties Regarding Future Liquidity” below.

Agreement in Principle

On February 28, 2011, we and the other Consenting Parties reached a non-binding agreement in principle in the form of a term sheet entitled “Summary of Principal Terms of Proposed Restructuring” or “Term Sheet” setting forth the material terms of our proposed Restructuring, thereby satisfying the AIP Condition in the Credit Agreement. The Restructuring is intended to improve our balance sheet and our liquidity with which to operate and grow our business and to position us to achieve long-term success for the benefit of our customers, employees, creditors and stockholders. The Term Sheet, by its terms, is not legally binding on us or any of the Consenting

Parties nor is it a comprehensive list of all relevant terms and conditions of the Restructuring. The terms of any definitive agreements regarding a Restructuring may contain terms different than those contained in the Term Sheet.

In the event we and the other Consenting Parties enter into definitive documents reflecting the terms as contemplated by the Term Sheet, we anticipate that:

•	with respect to claims in outstanding borrowings, deferred interest and fees and letters of credit under the Credit Agreement,

(1)	the Lenders would receive in respect of a portion of such claims (a) a significant majority of our New Common Stock, and (b) certain newly issued convertible secured notes maturing on March 31, 2015 that are convertible into additional shares of New Common Stock (the “Restructured Convertible Secured Notes”),

(2)	the letters of credit facility under the Credit Agreement and outstanding letters of credit would remain in place and

(3)	we would enter into an amended term loan facility with the Lenders for a portion of remaining borrowing claims under the Credit Agreement not satisfied in (1) above;

•

additionally, the Lenders will purchase for cash, to be retained by us for use in our business, an additional tranche of newly issued convertible secured notes maturing on March 31, 2015 (the “New Money Convertible Secured Notes”);

•

the ABS Facility would be refinanced in full with an asset-based lending facility, which is expected to provide additional liquidity through a higher advance rate than the receivable purchase rate under the ABS Facility;

•

the note securing our deferred multi-employer pension contributions (the “Pension Note”) would be amended to (i) extend the maturity until March 31, 2015, (ii) defer any accrued interest and fees until maturity, (iii) provide for contract rate cash interest payments and (iv) eliminate any mandatory amortization payments (other than in connection with permitted sales of certain collateral);

•	holders of our current convertible notes would receive shares of New Common Stock in exchange for their current convertible notes;

•	in consideration for consent to the Restructuring by TNFINC on behalf of employees represented by the IBT, shares of New Common Stock would be issued for the benefit of those employees; and

•	our board of directors would consist of six members nominated by the Steering Committee, two members nominated by TNFINC and a chief executive officer-director.

In the event a Restructuring as contemplated by the Term Sheet is completed, we anticipate that our current stockholders will be very substantially diluted.

Unless and until definitive written agreements with respect to the Restructuring have been executed and delivered, neither we nor any of the other Consenting Parties will be under any legal obligation of any kind whatsoever with respect to the Restructuring. The Restructuring affects significant constituents who have not participated in the negotiation of the Term Sheet and who have not agreed to the Term Sheet, and as a result, certain of the terms set forth therein may change. Significant third-party approvals are required to support and complete the Restructuring on an out-of-court basis, including by lenders under the Credit Agreement and ABS Facility, TNFINC, the multi-employer pension funds and the holders of our current convertible notes. The completion of any out-of-court restructuring may also require an amendment to our certificate of incorporation that would need to be approved by our stockholders and any restructuring may require legislative changes to current law or other satisfactory action or arrangements to enable or facilitate approval by certain of the pension funds. The Restructuring is also subject to significant milestone completion conditions. Among such milestone completion conditions is the Pension Fund Condition, which has not been satisfied.

We cannot provide you with any assurances that we will reach agreement on the definitive terms of any restructuring. We cannot provide you with any assurances that the terms of any definitive agreements regarding a restructuring will not contain terms substantially and materially different that those described in this report. The Restructuring is also subject to the lack of unexpected or adverse litigation results. We cannot provide you with any assurances that any restructuring can be completed out-of-court or whether we will be required to implement the Restructuring under the supervision of a bankruptcy court, in which event, we cannot provide you with any assurances that the terms of any such restructuring will not be substantially and materially different from those described in this report or that an effort to implement an in-court restructuring would be successful.

Notwithstanding our reaching the AIP with the other Consenting Parties, we anticipate that we will continue to face risks and uncertainties regarding our short and medium-term liquidity. See “Risks and Uncertainties Regarding Future Liquidity” below.

CREDIT FACILITIES

We have two primary liquidity vehicles:

•

the Credit Agreement dated as of August 17, 2007 (as amended, the “Credit Agreement”), among the Company, certain of our subsidiaries, JPMorgan Chase, National Association, as administrative agent, and the other agents and lenders named therein, and

•	an asset-based securitization facility (as amended, the “ABS Facility”), whereby we receive financing through the sale of certain of our accounts receivable.

The Credit Agreement and the ABS Facility are collectively referred to herein as the “credit facilities”.

Credit Agreement

The Credit Agreement provides us with a $713.7 million senior revolving credit facility, including a $35 million sublimit available for borrowings under certain foreign currencies and a $550 million sublimit for letters of credit, and a senior term loan in an aggregate outstanding principal amount of approximately $257.1 million at December 31, 2010. During 2010 and into 2011, the Company entered into a number of amendments to the Credit Agreement that, among other things, addressed liquidity and covenant relief. Set forth below is a discussion of the terms of the Credit Agreement in its current form after giving effect to these amendments.

— Revolver Reserve

The revolver reserve is a sub-portion of the $713.7 million senior revolving credit facility. The revolver reserve is equal to the amount of mandatory prepayments that we make under the Credit Agreement of a varying percentage of net cash proceeds from certain asset sales beginning in 2009. These asset sales included sales of excess real estate, real estate subject to sale and leaseback, the Dedicated Fleet business and YRC Logistics.

The total amount of the revolver reserve was approximately $70.9 million at December 31, 2010. The Credit Agreement divides the revolver reserve into two blocks:

•

the existing revolver reserve (payroll) block; this block remains at $50.0 million until December 31, 2011 (or such later date as the Supermajority Lenders (at least 66 2/3% of exposure as defined in the Credit Agreement) shall agree), and the Company has not drawn this block as of March 14, 2011; and

•

the new revolver reserve block; this block was approximately $20.9 million at December 31, 2010, and the Company has not drawn this block as of March 14, 2011; this block will be increased by mandatory prepayments of a portion of net cash proceeds from certain asset sales and any excess cash flow sweeps.

The revolver reserve previously included a third block known as the existing revolver reserve block. The existing revolver reserve block was reduced to zero by mandatory prepayments in connection with certain asset sales.

Each block comprising a portion of the revolver reserve has its own separate conditions to borrowing, which include:

•	existing revolver reserve (payroll) block

•

after giving effect to each borrowing, unrestricted Permitted Investments (as defined in the Credit Agreement) are less than or equal to $125 million (or, $100 million to the extent that any Permitted Interim Loans (as defined in the Credit Agreement) are outstanding) (the “Anti-Cash Hoarding Condition”);

•	the Company has Interim Loan Availability (as defined in the Credit Agreement) and the draw on such existing revolver reserve (payroll) block does not exceed the Interim Loan Availability;

•	new revolver reserve block

•	satisfaction of the Anti-Cash Hoarding Condition;

•	the Company obtains the approval of the Supermajority Lenders (at least 66 2/3% of exposure as defined in the Credit Agreement); and

— Interest and Fee Deferrals

We continue to defer revolver and term loan interest, letters of credit fees and commitment fees from October 2009 through the fifth day (or if the fifth day is not a business day, the immediately following business day) following the Restructuring Closing Date (as defined below), or such later dates approved by the Supermajority Lenders but not later than December 31, 2011, subject to the conditions described below and that a Deferral Suspension Event or Deferral Termination Event (each as defined below) does not occur.

Our continued deferral of revolver and term loan interest, letters of credit fees and commitment fees was conditioned on the requirement that on or before February 28, 2011, the Consenting Parties reached an agreement in principle (the “AIP Condition”). On February 28, 2011, the Company and certain of its subsidiaries entered into Amendment No. 20 (the “Credit Agreement Amendment”) to the Credit Agreement. Pursuant to the terms of the Credit Agreement Amendment, the Required Lenders (at least 51% of exposure as defined in the Credit Agreement), the Agent and the Steering Group Majority acknowledged that the Term Sheet representing the agreement in principle satisfies the AIP Condition.

In addition, the following milestones must be achieved by the dates indicated (or such later dates approved by the Supermajority Lenders but not later than December 31, 2011):

•

on or before April 29, 2011, each document required to effectuate the Restructuring of the Company and its subsidiaries contemplated by the AIP must be in final form and acceptable to the Consenting Parties (the “Documentation Condition”). The Documentation Condition also includes the following additional requirements: (i) lenders representing at least 90% of exposure (as defined in the Credit Agreement) must sign an agreement supporting the Restructuring, (ii) subject to satisfaction of the Closing Condition (as defined below), TNFINC must consent to the Restructuring and waive any termination, modification similar rights under the Restructuring Plan (as defined below) such that the Restructuring Plan shall be fully binding on the parties thereto, (iii) subject to satisfaction of the Closing Condition, the Specified Pension Fund Deferral Transaction Documents (as defined in the Credit Agreement) must be amended to reflect the terms of the Restructuring and (iv) subject to satisfaction of the Closing Condition and to the extent deemed reasonably necessary, the ABS Facility (as defined below) must be amended to reflect the terms of the Restructuring.

•

on or before July 22, 2011, the Restructuring of the Company and its subsidiaries contemplated by the AIP must be effectuated and closed (the “Closing Condition”); provided, that the Closing Condition deadline will be May 31, 2011 if the Pension Fund Amendment Condition is not satisfied on or before that date (the “Restructuring Closing Date”). “Pension Fund Amendment Condition” means that the Specified Pension Fund Deferral Transaction Documents have been amended to extend the deferral of interest and amortization payments from May 31, 2011 to July 22, 2011, subject to earlier termination if the Documentation Condition or the Closing Condition is not satisfied by the applicable required date.

The failure to satisfy the Pension Fund Condition, Documentation Condition or the Closing Condition by the applicable required date is referred to herein as a “Milestone Failure.” If the Documentation Condition or the Closing Condition is not satisfied by the applicable required date, then (i) the deferral of interest and fees under the Credit Agreement will end on the fifth day (or if the fifth day is not a business day, the immediately following business day) following such failure and (ii) the Required Lenders may declare an event of default under the Credit Agreement.

The Pension Fund Condition which required we obtain, by March 10, 2011, the nonbinding agreement (on terms and conditions acceptable to Company, the Agent, the Steering Group Majority and TNFINC) of the Majority Funds (at least a majority of exposure as defined in the Contribution Deferral Agreement) to the terms of the Term Sheet (subject to the conditions included in the Term Sheet as applied to the Funds) has not been satisfied, and, as a result, a Milestone Failure has occurred. Due to the Milestone Failure, the Required Lenders have the right, but not the obligation, to declare an event of default under the Credit Agreement. We cannot provide any assurance that the Required Lenders will not declare an event of default under the Credit Agreement. Such a declaration would permit the lenders to terminate their commitments and allow the lenders or Agent to accelerate the repayment of amounts outstanding under the Credit Agreement, including deferred fees and interest. Such a declaration would also cause events of default or termination of our agreements to defer interest and other fees under our ABS Facility and Contribution Deferral Agreement and potentially cause cross default conditions in other debt, lease and other arrangements, as well as give the IBT the right to terminate its concessions under the modified NMFA. Although the Credit Agreement and a substantial portion of the Company’s indebtedness is classified as noncurrent ($837.3 million) at December 31, 2010, that indebtedness is expected to be reclassified to a current liability because the Required Lenders have the right, but not the obligation, to declare an event of default and cause all of the indebtedness under the Credit Agreement to become immediately due and payable, which could cause other indebtedness of the Company to also become immediately due and payable. If the Required Lenders declare an event of default under the Credit Agreement, we anticipate that we would seek protection under the Bankruptcy Code.

Commencing on January 1, 2011 while interest and fees are being deferred, (i) if after giving effect to an interest or fee payment on the applicable interest or fee payment date, the Available Interest Payment Amount (as defined in the Credit Agreement) on such interest or fee payment date would be equal to or greater than $150 million, the Company must make such payment in full in cash on such interest or fee payment date and (ii) to the extent that the Available Interest Payment Amount on any business day exceeds $225 million, the Company must apply the excess over $225 million to pay previously deferred interest and fees.

As of December 31, 2010, the amount of interest and letter of credit fees deferred under the Credit Agreement was $96.3 million. Additionally, we deferred amendment fees of $31.8 million in October 2009, which are fully earned but not due and payable until the earlier of December 31, 2011 or the occurrence of a Deferral Termination Event.

— Deferral Exceptions and Termination Events

There are Deferral Suspension Events or Deferral Termination Events with respect to the interest and fee deferral described above, including (among others) the following:

•

no further interest and fees will be deferred and all previously deferred amounts will become payable at the election of the Required Lenders, upon the occurrence of certain specified events, including (among others) the following, unless the Supermajority Lenders agree otherwise (each, a “Deferral Termination Event”):

•

the modification to our labor agreement (described below in “Ratification of Labor Agreement Modification”) terminates or is amended or otherwise modified (including, by the operation of any “snapback” or similar provisions) in any way that is adverse to the Company or the lenders in a manner that could reasonably be expected, individually or in the aggregate, to result in an impact of greater than $5 million in any calendar year;

•	the Company amends or otherwise modifies the Contribution Deferral Agreement and related agreements in any way that is adverse to the Company or the lenders; or

•	the Company makes any cash payment of any pension fund obligations and any interest thereon that the Company deferred in 2009 under the Contribution Deferral Agreement other than:

•	payments of proceeds resulting from the sale of real property that collateralizes the deferred pension obligations and which the pension funds have a first lien; or

•	payments of permitted fees and expenses.

•

no further interest and fees will be deferred upon any cash payment (other than payments described in the preceding bullets) of any pension fund liabilities (and any interest thereon) due prior to December 31, 2011 other than certain permitted payments, including payments to the Company’s single employer pension plans that are required to be made pursuant to ERISA and payments to certain multiemployer pension plans that generally are not participating in the Contribution Deferral Agreement (each, a “Deferral Suspension Event”). Any deferred interest and fees will not become due and payable solely as a result of a Deferral Suspension Event.

— Mandatory Prepayments

Under the Credit Agreement, we are obligated to make mandatory prepayments (i) on an annual basis of any excess cash flow (as defined in the Credit Agreement), (ii) upon the receipt of net cash proceeds from certain asset sales and the issuance of equity (subject to the exception described below) and (iii) if we have an average liquidity amount for the immediately preceding five business days in excess of $250 million. The percentage of net cash proceeds received and the manner in which they are applied varies as set forth in greater detail in the Credit Agreement.

The Credit Agreement required us to prepay amounts outstanding under the Credit Agreement with 100% of the net cash proceeds received from the sale of YRC Logistics. These net cash proceeds were applied to outstanding unblocked revolver loans under the Credit Agreement (without a corresponding commitment reduction to the unblocked revolver) and the new revolver reserve block under the Credit Agreement was permanently reduced by 50% of that amount.

In 2010, our Credit Agreement allowed us to retain $15.4 million of net cash proceeds from the issuance of equity pursuant to the Sales Agreement (described below in “—At Market Issuance Sales Agreement”) without having to use the net cash proceeds to make a mandatory prepayment under the Credit Agreement. Any net cash proceeds we may receive from future issuances of equity pursuant to the Sales Agreement would be subject to the mandatory prepayment requirements under the Credit Agreement.

— Asset Sales

The Credit Agreement allowed us to receive up to $200 million of net cash proceeds from asset sales in 2010 and up to 10% of our consolidated total assets during each fiscal year thereafter, which limits do not include net cash proceeds received from certain asset sales, including the following:

•	the sale of real estate that constitutes first lien collateral of the pension funds pursuant to the Contribution Deferral Agreement, and

•	the sale of YRC Logistics.

We may only consummate future sale and leaseback transactions if the Required Lenders approve or have previously approved the transactions.

— Financial Covenants

The Credit Agreement requires that the Company maintain at least $25 million of Available Cash (as defined in the Credit Agreement) as of December 31, 2010 and from and after January 1, 2011. Available Cash is determined on each business day based on the average Available Cash as of the end of business for the immediately preceding three business days.

For the three consecutive fiscal quarters ending December 31, 2010, the minimum Consolidated EBITDA (as defined in the Credit Agreement) covenant was $100 million. The Credit Agreement does not include a minimum Consolidated EBITDA covenant in respect of the period ending March 31, 2011 and provides that the minimum EBITDA covenant for each fiscal quarter thereafter shall be in an amount to be agreed to by the Company, the Agent and the Required Lenders on or prior to April 29, 2011.

The Credit Agreement restricts the Capital Expenditures under the Credit Agreement for the periods set forth below from exceeding the levels set forth opposite such periods:

Period	Maximum Capital Expenditures
For the fourth fiscal quarter in 2010	$57,500,000
For the four fiscal quarters ending December 31, 2010	$115,000,000
For the first fiscal quarter in 2011	$20,000,000
For the second fiscal quarter in 2011	$35,000,000
For the third fiscal quarter in 2011	$70,000,000
For the fourth fiscal quarter in 2011	$70,000,000
For any single fiscal quarter in 2012	$50,000,000

— Annual Financial Statements

On February 28, 2011, we entered into Amendment No. 20 to the Credit Agreement that modified the affirmative covenant that required receipt of financial statements for fiscal year ended 2010 with an audit opinion that did not include a “going concern” qualification to permit receipt of an audit opinion with a “going concern” qualification.

As of December 31, 2010, we were in compliance with the covenants of our Credit Agreement. Subsequent to December 31, 2010, the Pension Fund Condition was not satisfied by the required date.

ABS Facility

During 2010, the Company renewed and entered into a number of amendments to its ABS Facility that, among other things, addressed liquidity and covenant relief. Yellow Roadway Receivables Funding Corporation (“YRRFC”), a special purpose entity and wholly-owned subsidiary of the Company, operates the ABS Facility. Below we discuss aspects of the ABS Facility in its current form after giving effect to the renewal and amendments.

— Maturity and Capacity

The ABS Facility is scheduled to expire on October 19, 2011. The ABS Facility is a facility with a maturity of less than one year because many of the purchasers of our accounts receivable underlying our ABS Facility finance their purchases by issuing short term notes in the commercial paper markets backed by these and other companies’ receivables. We have historically renewed the ABS Facility at or before its scheduled expiration. If we are unable to extend or renew the ABS Facility or replace it with an alternative financing, there is a substantial risk that we could not repay the entire facility or have funds sufficient to operate our business.

The aggregate commitments under the ABS Facility are currently $325 million, and the letter of credit facility sublimit is $84 million. At December 31, 2010, there was $5.3 million available capacity based on qualifying accounts receivables and certain other provisions under the ABS Facility.

— Financial Covenants

The financial covenants under the ABS facility for minimum consolidated EBITDA, available cash and capital expenditures are consistent with the Credit Agreement’s covenants. See “Credit Agreement—Financial Covenants” above.

On February 28, 2011, we entered into an amendment to the ABS Facility that modified a covenant under the ABS Facility to permit an audit opinion with respect to the Company’s financial statements for the fiscal year ended 2010 that contains a going concern qualification.

As of December 31, 2010, we were in compliance with the covenants of our ABS Facility. Subsequent to December 31, 2010, the Pension Fund Condition was not satisfied by the required date.

— Interest and Fee Deferrals

In connection with Amendment No. 18 to the ABS Facility, we paid fees to the Co-Agents (the “Closing Fees”). The Closing Fees were paid by the Company by the issuance to the Co-Agents (or their designees) of an aggregate of 1.0 million shares of unregistered restricted common stock of the Company of which 0.8 million shares were issued as of June 30, 2010 and the remaining 0.2 million shares were issued on July 22, 2010. To value these shares issued in lieu of cash fees, we completed a fair value analysis and concluded that the value of these shares as of June 30, 2010 was $3.0 million.

Interest and fees under the ABS Facility has been deferred as described below.

In October 2010, we paid the Co-Agents the interest and letter of credit, program and administration fees that were previously deferred, which was approximately $13 million. The portion of the interest and letter of credit, program and administration fees in excess of the interest and fees in place prior to February 12, 2009 began to again be deferred from October 20, 2010 until the Accelerated Deferred Fee Payment Date (as defined below), at which time YRRFC will begin to make cash payments for such interest and fees and prior deferred interest and fees will be due and payable. If the ABS Facility is refinanced the Accelerated Deferred Fee Payment Date, then YRRFC will not have to pay the interest and letter of credit, program and administration fees that are deferred from October 20, 2010.

The $10 million deferred commitment fee payable in two installments of $5 million on each of March 1, 2011 and April 30, 2011 (each a “Commitment Fee Payment Date”) has been deferred as described below. If a Milestone Failure (as defined in the Credit Agreement) does not occur on or prior to the applicable Commitment Fee Payment Date, then the portion of the commitment fee due on that date will be deferred until the Accelerated Deferred Fee Payment Fee (as defined below). However, if the ABS Facility is refinanced, then YRRFC will not have to pay any portion of the deferred commitment fee that is due and payable after the refinance date. In addition, if there is an Accelerated Deferred Fee Payment Date for any reason other than a Milestone Failure, any unpaid portion of the deferred commitment fee will be due and payable. A Milestone Failure has occurred because the Pension Fund Condition was not satisfied by the required date, and, as a result, a $5 million commitment fee will be due and payable on April 30, 2011 unless the Co-Agents agree to defer the due date. However, there can be no assurance that the Co-Agents will agree to defer the due date.

“Accelerated Deferred Fee Payment Date” means the earlier to occur of (i) the Amortization Date (as defined in the ABS Facility) and (ii) the Deferred Payment Termination Date.

“Deferred Payment Termination Date” means the earliest of the occurrence of (i) the earliest to occur of (a) the fifth day following February 28, 2011 (or if such fifth day is not a business day, the next succeeding business day) (as such date may be extended pursuant to the terms of this definition) unless the AIP Condition (as defined in the Credit Agreement) has been satisfied on or prior to February 28, 2011 (or such extended date), (b) the fifth day following April 29, 2011 (or if such fifth day is not a business day, the next succeeding business day) (as such date may be extended pursuant to the terms of this definition) unless the Documentation Condition has been satisfied in a manner acceptable to the Agents on or prior to April 29, 2011 (or such extended date) and (c) the fifth day following the Restructuring Closing Date (or if such fifth day is not a business day, the next succeeding business day) (or, in the case of each of the foregoing clauses (a), (b) and (c), such later date as may be agreed to by the Required Co-Agents and YRRFC, but in no event to be later than December 31, 2011) and (ii) any Deferral Termination Event (as defined in the Credit Agreement). On February 28, 2011, the Co-Agents acknowledged that the Term Sheet satisfies the AIP Condition.

For purposes of the ABS Facility, the dates above may be extended by the Required Co-Agents, but in no event to be later than December 31, 2011. For purposes of the extension of the dates above, “Required Co-Agents” means the Administrative Agent and the Co-Agents (other than the Falcon Agent) for two of the Banks Groups (as defined in the ABS Facility).

YRRFC will pay the Co-Agents an additional $5 million fee on the fifth business day following July 22, 2011 if the ABS Facility is not refinanced by that date.

All deferred fees will accrue and be payable on the Accelerated Deferred Fee Payment Date; provided, that, if the advance rate on the ABS Facility exceeds 50% on any business day, all or a portion of deferred fees will be immediately payable in an amount sufficient to reduce the effective advance rate to 50%. Upon the occurrence of a Deferral Suspension Event, the Company will no longer be permitted to defer fees under the ABS Facility; however, previously deferred fees will not become due and payable solely as a result of the occurrence of a Deferral Suspension Event and will be due on the Accelerated Deferred Fee Payment Date.

The ABS Facility provides for a 1% increase in the Default Rate, LIBOR Rate and LMIR (each as defined in the ABS Facility) on each of April 30, 2011 and June 30, 2011. The letter of credit fees will increase by 1% and the program and administrative fees will each increase by 0.5% on each of April 30, 2011 and June 30, 2011 if the ABS Facility is not refinanced by those dates.

The ABS Facility will be deemed refinanced if: (i) YRRFC has repaid all borrowings under the ABS Facility and has paid the Purchasers (as defined in the ABS Facility) and Co-Agents all amounts due under the ABS Facility; (ii) all letters of credit under the ABS Facility have been surrendered; (iii) the commitments of the Purchasers and LC Issuer have terminated; and (iv) there are no continuing obligations of the Purchasers, Co-Agents and LC Issuer under the ABS Facility.

— Servicer Defaults

A Servicer Default (as defined in the ABS Facility) will occur if, among other things,: (i) the IBT Agreement (as defined below) shall not be in full force and effect; (ii) the Co-Agents do not consent prior to a restructuring of the Company; or (iii) the Required Lenders declare an event of default under the Credit Agreement.

For purposes of the ABS Facility, a restructuring of the Company includes, among other things:

•

The issuance of equity if the number of shares of capital stock, on a fully diluted basis, in respect of any such issuances since October 20, 2010 exceeds 5% of the Company’s outstanding shares of capital stock on October 20, 2010; provided, that the issuance of capital stock (i) under the Company’s at-the-market issuance program, (ii) in the conversion of, or payment of interest under, the 6% Notes and (iii) under the Company’s single-employer benefit plans will not count against the 5% limitation described above.

•

The issuance of, entering into, restructuring of or refinancing of any debt securities, notes, credit agreements or credit facilities (other than indebtedness arising under the ABS Facility, our Credit Agreement or our 6% Notes) having individually a principal amount in excess of $10 million.

•	The exchange or conversion of any obligations or liabilities for or into capital stock, debt securities or any other instrument or agreement described in the two bullets above.

•	Any Capital Event (as defined in the IBT Agreement).

•	Any amendment, restatement, supplement or other modification to our Credit Agreement or 6% Notes.

Contribution Deferral Agreement

We have entered into a Contribution Deferral Agreement, as amended, with 26 multi-employer pension funds, which provide retirement benefits to certain of our union represented employees, whereby pension contributions originally due to the funds were converted to debt. At December 31, 2010, $139.1 million of deferred contributions were subject to the terms of the Contribution Deferral Agreement. See “Ratification of Labor Agreement Modification” below.

— Amortization and Interest Deferral

The deferred amounts bear interest at the applicable interest rate set forth in the trust documentation that governs each pension fund and range from 4% to 18% as of December 31, 2010.

Outstanding deferred pension payments under the Contribution Deferral Agreement were originally required to be paid to the funds in one payment of $3.6 million in June 2009 with thirty-six equal monthly installments of the remainder payable on the 15th day of each calendar month commencing on January 15, 2010 (each a “CDA Amortization Payment”) and interest payments under the Contribution Deferral Agreement (each a “CDA Interest Payment”) were originally required to be made to the funds in arrears on the fifteenth day of each calendar month. However, all CDA Amortization Payments and CDA Interest Payments have been deferred through the earlier of (i) May 31, 2011 (unless prior to such date the Supermajority Funds (at least 90% of the exposure as defined in the Contribution Deferral Agreement) have agreed to continue deferring the CDA Amortization Payments and CDA Interest Payments) and (ii) the occurrence of a Senior Facility Deferred Payment Termination Date.

“Senior Facility Deferred Payment Termination Date” means the earliest of the occurrence of the earliest to occur of (i) the fifth day following February 28, 2011 (as such date may be extended) unless the AIP Condition has been satisfied on or prior to February 28, 2011 (or such extended date), (ii) the fifth day following April 29, 2011 (as such date may be extended) unless the Documentation Condition has been satisfied on or prior to April 29, 2011 (or such extended date) and (iii) fifth day following the Restructuring Closing

Date (as such date may be extended). If the fifth day following the dates above is not a business day, then the Senior Facility Deferred Termination Date will be the immediately following business day. The dates above may be extended by the Majority Funds (greater than 50% of the exposure as defined in the Contribution Deferral Agreement), but in no event to be later than December 31, 2011.

On February 28, 2011, the Company and certain of its subsidiaries entered into Amendment No. 8 (the “CDA Amendment”) to the Contribution Deferral Agreement. Pursuant to the terms of the CDA Amendment, the Majority Funds acknowledged that the Term Sheet satisfied the AIP Condition.

For purposes of the Contribution Deferral Agreement, the AIP Condition, the Documentation Condition and the Closing Condition have the same meaning as such terms have in the Credit Agreement, except (i) the Documentation Condition does not require further documentation in respect of the ABS Facility and (ii) the Majority Funds must agree to any extension of the deadline applicable to the Documentation Condition or the Closing Condition.

All deferred amounts will become due and payable on December 31, 2011 unless the Majority Funds accelerate the due date, and no new amounts may be deferred, upon the occurrence of:

•

the earlier of (i) May 31, 2011 (unless prior to such date the Supermajority Funds) have agreed to continue deferring the CDA Amortization Payments and CDA Interest Payments) and (ii) the occurrence of a Senior Facility Deferred Payment Termination Date;

•	any Deferral Termination Event under the Credit Agreement;

•	certain events of default; and

•

the amendment, modification, supplementation or alteration of the Credit Agreement that imposes any mandatory prepayment, commitment reduction, additional interest or fee or any other incremental payment to the Lenders under the Credit Agreement unless the pension funds receive a proportionate additional payment in respect of the deferred pension obligations at the time an additional payment to the lenders under the Credit Agreement is required pursuant to the terms of the amendment, modification, supplementation or alteration. Granting of consent by the lenders under the Credit Agreement to permit an asset sale does not by itself trigger the provision described in the prior sentence.

As of December 31, 2010, interest deferred under the Contribution Deferral Agreement was $9.1 million. In addition to the deferred interest, we have also deferred the 2010 monthly payments for amounts originally due under the Contribution Deferral Agreement totaling approximately $46.4 million.

— Liquidity Mandatory Prepayment

The Company is required to prepay obligations under the Contribution Deferral Agreement if Liquidity (as defined in the Contribution Deferral Agreement) is greater than $250 million after deducting any amount due under the Credit Agreement by virtue of the Credit Agreement liquidity mandatory prepayment (as described in the Credit Agreement section above); provided that such prepayment obligation does not arise unless and until the excess Liquidity amount is equal to or greater than $1 million at any time. Under the Contribution Deferral Agreement, the calculation of Liquidity (as defined in the Contribution Deferral Agreement) conforms to the definition of Liquidity in the Credit Agreement except that the Liquidity test under the Contribution Deferral Agreement subtracts any commitment reduction or prepayment under the Credit Agreement.

— Collateral

As part of the Contribution Deferral Agreement, in exchange for the deferral of the contribution obligations, we pledged identified real property to the pension funds so that the pension funds have a first priority security interest in certain of the identified real property and a second priority security interest in other identified real property located throughout the U.S. and Mexico. We are required to prepay the deferred obligations to the extent that we sell any of the first lien property pledged to the pension funds with the net proceeds from the sale. We have made payments of $18.3 million pursuant to such sales to reduce our obligations to the pension funds during both of the years ended December 31, 2010 and 2009.

Ratification of Labor Agreement Modification

On September 24, 2010, we entered into the Agreement for the Restructuring of the YRC Worldwide Inc. Operating Companies and related Term Sheet/Proposal (the “IBT Agreement”) with the Teamsters National Freight Industry Negotiating Committee (“TNFINC”). TNFINC is the committee that the International Brotherhood of Teamsters (the “Teamsters”) has designated to represent the Teamster employees of the Company in connection with the IBT Agreement. Our eligible Teamster represented employees ratified the IBT Agreement on October 30, 2010.

Ratification of the IBT Agreement extended the current expiration of the National Master Freight Agreement (“NMFA”), which currently governs labor terms and conditions for most of the Company’s Teamster employees, from March 31, 2013 to March 31, 2015. The IBT Agreement provides the following:

•

the temporary cessation of the payment of pension contributions to the multi-employer pension funds (the “Funds”) in which the company’s subsidiaries participate would continue through May 31, 2011, at which time the Company’s subsidiaries would contribute to those Funds until the end of the extended term of the NMFA at the rate of 25% of the contribution rate in effect on July 1, 2009. The new pension contribution rate will require the approval of the Funds.

•

wage increases were provided for in 2013 and 2014 during the extended term of the NMFA, but the 15% wage reduction was also extended through the extended term of the NMFA and would apply to the new increases.

•	changes were made in the work rules applicable to the Company’s subsidiaries and made uniform across all regional and job classification supplemental agreements to the NMFA.

•	health and welfare contribution increases were set at 35 cents per hour during each year of the extended term.

•

TNFINC was given the right to approve certain changes of control applicable to the Company. If TNFINC approval is not received, TNFINC may declare the wage, benefit and work rule concessions null and void on a prospective basis.

•	in the event of a bankruptcy of the Company, TNFINC may declare the wage, benefit and work rule concessions null and void.

•	TNFINC would have the right to approve the various transactions comprising the Restructuring of the Company.

•

if TNFINC’s approval is not obtained for a restructuring of the Company, or if TNFINC determines that a restructuring is unlikely to be consummated, TNFINC may declare the wage, benefit and work rule concessions null and void on a prospective basis, and the Company would owe its Teamster employees an amount equal to the concessions that in fact benefited the Company prior to the termination.

•	TNFINC would have significant rights to participate in the restructuring/recapitalization discussions.

•

in deciding whether to give its approval to a restructuring, TNFINC could demand on behalf of Teamster represented employees of the Company’s subsidiaries additional compensation if negotiated performance triggers are met, equity participation, specified terms in the restructuring, specified indebtedness levels resulting from the transactions, governance rights and financial viability criteria.

•	the Company agreed to expand TNFINC’s board participation from one to two board members upon completion of a restructuring that TNFINC approves.

The IBT Agreement, as amended by that certain Certification and Amendment to TNFINC Term Sheet (the “IBT Amendment”) as of December 31, 2010, required the Company (i) on or before March 15, 2011 (the “Documentation Deadline”) to enter into definitive documentation with respect to and (ii) on or before May 13, 2011 (the “Closing Deadline”) to consummate a capital transaction that is acceptable to TNFINC (or, in the case of each of the foregoing clauses (i) and (ii), such later date as TNFINC may agree in its sole discretion).

On February 28, 2011 TNFINC, YRC Inc., USF Holland Inc. and New Penn Motor Express Inc. entered into a Certification and Second Amendment to TNFINC Term Sheet (the “Second IBT Amendment”) to extend (i) the Documentation Deadline to April 29, 2011 and (ii) the Closing Deadline to July 22, 2011 (or, in the case of each of the foregoing clauses (i) and (ii), such later date as TNFINC may agree in its sole discretion) (the “Extension Period”).

Unless TNFINC otherwise agrees, the Extension Period and the wage, work rule and benefit concessions set forth in the IBT Agreement (the “Concessions”) will terminate if any of the following events occur:

•

the Company enters into an effective amendment, modification or waiver to the Credit Agreement without the consent of TNFINC that either (i) grants additional collateral to the lenders under the Credit Agreement or (ii) requires the Company to make incremental payments of interest, fees or principal to the lenders under the Credit Agreement (in the case of (i) and (ii), which was not required by the terms of the Credit Agreement as of December 31, 2010).

•	the lenders under the ABS Facility do not fund the Company’s borrowing requests in accordance with the terms of the ABS Facility and past practice.

•

the occurrence of a material Event of Default (as defined in the Credit Agreement) or a material Servicer Default (as defined in the ABS Facility) that has not been cured or waived under the terms of the Credit Agreement or the ABS Facility, that results in a material adverse action or exercise of remedies by the lenders under the Credit Agreement or the ABS Facility, as applicable, against the Company or its subsidiaries; provided, that TNFINC must give five business days prior written notice to the Company of its election to terminate the extensions.

•	the lenders under the Credit Agreement have demanded payment of principal and interest upon the occurrence of an event of default under the Credit Agreement.

•	the Company’s board of directors authorizes an in-court restructuring for the Company or its subsidiaries or a petition is filed by a third party for an in-court restructuring.

•

the lenders under the Credit Agreement or the ABS Facility have terminated their existing deferral of fees and interest under the Credit Agreement or the ABS Facility; provided that TNFINC must give five business days prior written notice to the Company of its election to terminate the extensions.

In addition, the Extension Period and the Concessions terminate (i) April 29, 2011 in the event that the Company fails to enter into definitive documentation that is acceptable to TNFINC in its sole discretion by such date or (ii) July 22, 2011 in the event that the Restructuring is not consummated by such date, unless such dates are extended by TNFINC in its sole discretion.

6% Notes

In February 2010, we entered into a note purchase agreement with certain investors pursuant to which the investors agreed to purchase up to $70 million in aggregate principal amount of our 6% Notes. The sale of the 6% Notes was structured to occur in two closings. Pursuant to the note purchase agreement, we sold $49.8 million of the 6% Notes to the investors at the first closing in February 2010 and sold an additional $20.2 million of 6% Notes to the investors in the second closing in August 2010. The proceeds from the first closing were used in April 2010 to satisfy and discharge the Company’s remaining $45 million of outstanding 8  1/2% USF senior notes that were not previously exchanged in the Company’s debt-for-equity exchange offer in December 2009. The proceeds from the second closing were used in August 2010 to repurchase $19.8 million of the Company’s 5.0% net share settled contingent convertible notes due 2023 from holders that exercised their put rights.

The 6% Notes bear interest at 6%, payable in February and August of each year. Interest on the 6% Notes will be paid in cash; provided that the Company is permitted to pay interest on the 6% Notes through the issuance of additional shares of its common stock if the Company and its subsidiaries, collectively, determine in their reasonable judgment that they lack sufficient funds necessary to pay the entire amount of the interest then due and payable on the 6% Notes or is otherwise deferring scheduled payments of interest, commitment fees and letter of credit fees under any of the Credit Agreement or the ABS Facility (provided that the Company and its subsidiaries would be deemed to have sufficient funds to the extent they had available borrowing capacity under such financing facilities or other lines of credit or sources of capital that is permitted to be used for this purpose). The Company is prohibited by the terms of the Credit Agreement from paying cash interest on the 6% Notes during the period the lenders are deferring interest and fee payments and the Company continues to otherwise defer scheduled payments of interest, commitment fees and letter of credit fees under the Credit Agreement. As a result, the Company issued 211,228 shares and 219,191 shares of its common stock in respect of interest payments in August 2010 and February 2011, respectively.

The 6% Notes are convertible, at the note holder’s option, prior to the maturity date into shares of our common stock. The 6% Notes were initially convertible at a conversion price of $10.75 per share, which is equal to a conversion rate of approximately 93 shares per $1,000 principal amount of 6% Notes, subject to certain adjustments. The 6% Notes provide for caps within the second anniversary of the first closing such that any holder and its affiliates is not entitled to convert its 6% Notes to the extent that the holder and its affiliates would hold greater than 4.9% of the then outstanding common stock after such conversion, unless timely waived by the holder. The 6% Notes also provide a cap through stated maturity such that any holder and its affiliates is not entitled to convert its notes to the extent that the holder and its affiliates would own greater than 9.9% of the voting power of our stock. Beginning on February 23, 2012, we may convert the 6% Notes pursuant to a mandatory conversion into shares of our common stock if the market price of our common stock meets certain thresholds.

Noteholders who convert their 6% Notes at their option or whose 6% Notes are converted in a mandatory conversion at our option will also receive a make whole premium paid in shares of our common stock. The make whole premium will be payable in additional shares of common stock and will be calculated based on the remaining interest payments on the 6% Notes that would have been received through the original scheduled maturity date of the 6% Notes.

On August 2, 2010, we entered into a letter agreement (the “Letter Agreement”) with the investors to facilitate the issuance of the remaining $20.2 million of 6% Notes in the second closing. Pursuant to the Letter Agreement, we temporarily increased the conversion rate under the 6% Note indenture on the date of the second closing for a period of 20 days to 4,000 shares of our common stock per $1,000 in principal amount of 6% Notes (the “Adjusted Conversion Rate”). This had the effect of reducing the conversion price to $0.25 per share. Using this Adjusted Conversion Rate, the investors converted $590,000 of principal amount of their 6% Notes into an aggregate of 2,360,000 shares of our common stock. The 2,360,000 shares of common stock did not include any common stock to be issued to holders of 6% Notes in respect of interest on the 6% Notes that we paid on August 16, 2010 (in respect of the August 15th interest payment date set forth in the 6% Notes). Immediately following the 20-day period, the Conversion Rate reverted back to the initial conversion rate of approximately 93 shares of common stock per $1,000 in principal amount of the 6% Notes).

The 6% Notes indenture provides that the maximum number of shares of our common stock that can be issued in respect of the 6% Notes upon conversion or with respect to the payment of interest or in connection with the make whole premium or otherwise shall be limited to 8,075,200 shares of common stock for $70 million in aggregate principal amount of the 6% Notes, subject to certain adjustments. If the limit is reached, no holder is entitled to any other consideration on account of shares not issued. This limitation terminates if the holders of our common stock approve the termination of this limitation. As of March 14, 2011, a maximum of 5,284,781 shares of the Company’s common stock would be available for future issuances in respect of the 6% Notes. Such limitation on the number of shares of common stock issuable in respect of the 6% Notes applies on a pro rata basis to the approximately $69.4 million in aggregate principal amount of outstanding 6% Notes.

At Market Issuance Sales Agreement

On May 3, 2010, we entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with Wm Smith & Co and McNicoll, Lewis & Vlak LLC (the “Sales Agents”), under which we may sell up to the amount available for offer and sale under the currently effective Registration Statement on Form S-3 (Registration No. 333-159355) (the “Registration Statement”) of our common stock from time to time through the Sales Agents. The Registration Statement permits the issuance, from time to time, by us of shares of the Company’s common stock, preferred stock and warrants up to an aggregate initial offering price not to exceed $200 million. The Sales Agents may sell the common stock by any method permitted by law deemed to be an ‘at the market’ offering as defined in Rule 415 of the Securities Act of 1933, as amended, including without limitation sales made directly on the NASDAQ Global Select Market, on any other existing trading market for the common stock or to or through a market maker. The Sales Agents may also sell the common stock in privately negotiated transactions, subject to our approval. The compensation to the Sales Agents for sales of common stock sold pursuant to the Sales Agreement is an aggregate of 3.0% of the gross proceeds of the sales price of common stock sold with respect to the first $25.0 million of gross proceeds and an aggregate of 2.0% of the gross proceeds with respect to gross proceeds in excess of that amount.

The Sales Agreement will terminate on the earliest of (i) the sale of all of the common stock subject to the Sales Agreement, or (ii) termination of the Sales Agreement by the Company or the Sales Agents. Either Sales Agent may terminate the Sales Agreement as to itself at any time in certain circumstances, including the occurrence of a material adverse change that, in such Sales Agent’s judgment, may impair its ability to sell the common stock, or a suspension or limitation of trading of the Company’s common stock on the NASDAQ Global Select Market. We may terminate the Sales Agreement at any time upon five days prior notice while either Sales Agent may terminate the Sales Agreement as to itself at any time upon five days prior notice. The Sales Agreement contains customary representations, warranties and covenants.

On May 4, 2010, we filed with the SEC a prospectus supplement that contemplates the sale of up to $103 million in gross proceeds of shares of the Company’s common stock from time to time in at-the-market offerings pursuant to the Sales Agreement. Sales pursuant to the Sales Agreement will be made only upon instructions by the Company to the Sales Agents, and we cannot provide any assurances that we will issue any additional shares pursuant to the Sales Agreement.

During the three months ended June 30, 2010, we completed the sale of 1.8 million shares for net proceeds of $15.4 million as part of our at the market offerings. No additional at the market transactions were completed during the remainder of 2010. We used the proceeds for general corporate purposes. Our Credit Agreement allowed us to retain the net cash proceeds from the issuance of equity pursuant to the Sales Agreement in 2010 without having to use the net cash proceeds to make a mandatory prepayment under the Credit Agreement. Any net cash proceeds we may receive from future issuances of equity pursuant to the Sales Agreement would be subject to the mandatory prepayment requirements under the Credit Agreement.

Sale of YRC Logistics

In June 2010, we entered into an Equity Interest Purchase Agreement (the “Agreement”) with CEG Holdings, Inc. (now known as MIQ Holdings, Inc.) (“CEG”), a subsidiary of Austin Ventures to sell YRC Logistics for an aggregate of approximately $37.0 million in cash. On August 13, 2010, the Company and CEG, held the initial closing of the transactions contemplated by the Agreement. At the initial closing, CEG paid the Company approximately $33.6 million, which included $31.9 million of the purchase price and approximately $1.6 million for retained insurance claims. Approximately $2.3 million of the purchase price was deposited into an escrow account for subsequent closings of foreign subsidiaries and approximately $2.8 million of the purchase price was deposited into an escrow account (one-half of which will be held for 12 months and one-half will be held for 18 months) to satisfy certain indemnification claims by CEG that may arise. Following the initial closing, a succession of delayed closings and payments occurred to transfer certain foreign subsidiaries to CEG as required regulatory approvals and licensing transfers in foreign jurisdictions were obtained and we received an additional $1.9 million in cash proceeds. As of December 31, 2010 and March 14, 2011, one delayed closing remained for a total purchase price of $0.4 million. We collected an additional $11.9 million in cash proceeds during the fourth quarter of 2010 related to the final working capital adjustment agreed on between the Company and CEG.

Lease Financing Transactions

During 2010 and 2009, we received approximately $45 million and $315.5 million, respectively, in net cash proceeds from lease financing transactions with various parties. The underlying transactions included providing title of certain real estate assets to the issuer in exchange for agreed upon proceeds; however, the transactions did not meet the accounting definition of a “sale leaseback” and as such, the assets remain on our balance sheet and long-term debt (titled Lease Financing Obligations) is reflected on our balance sheet in the amount of the proceeds. We are required to make monthly lease payments, which are recorded as principal and interest payments under these arrangements, generally over a term of ten years, with effective interest rates ranging from 10% to 18.4%.

The Credit Agreement requires any net cash proceeds from real estate asset sales (other than sales of real estate on which the pension funds have a first priority security interest under the Contribution Deferral Agreement) received on or after January 1, 2009 to be applied as follows:

•

with respect to the first $300 million of such net cash proceeds, 50% of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 50% shall be retained by the Company;

•

with respect to such net cash proceeds in excess of $300 million and less than or equal to $500 million, 75% of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement and the remaining 25% shall be retained by the Company; and

•	with respect to such net cash proceeds that exceed $500 million, all of such proceeds shall be used to prepay amounts outstanding under the Credit Agreement.

The Credit Agreement requires that the prepayments (using the applicable prepayment percentage) described above shall be applied

•	first, to repay any outstanding permitted interim loans (as defined in the Credit Agreement);

•	second, to repay any outstanding loans from the new revolver reserve block;

•

third, to repay any outstanding loans from the existing revolver reserve block (with a concurrent permanent commitment reduction of the existing revolver reserve (performance) block and the new revolver reserve block being increased by such prepayment amount); and

•

fourth, to repay any other outstanding revolver loans (with a concurrent permanent commitment reduction of such other outstanding revolver loans) and increase the new revolver reserve block by such prepayment amount.

EXISTING LIQUIDITY POSITION

The following table provides details of the outstanding components and unused available (deficit) capacity under the Credit Agreement and ABS Facility (each, as defined below) at December 31, 2010 and 2009:

(in millions)	December 31, 2010	December 31, 2009
Capacity:
Revolving loan	$713.7	$950.0
ABS Facility	325.0	400.0

Total maximum capacity	1,038.7	1,350.0

Amounts outstanding:
Revolving loan	(142.9)	(329.1)
Letters of credit (12/31/10: $454.5 revolver; $61.2 ABS Facility)	(515.7)	(538.3)
ABS Facility borrowings	(122.8)	(146.3)

Total outstanding	(781.4)	(1,013.7)

ABS borrowing base restrictions	(135.7)	(178.2)
Restricted revolver reserves	(70.9)	(159.8)

Total restricted capacity	(206.6)	(338.0)

Unrestricted unused capacity (deficit) (12/31/10: $45.4 revolver; $5.3 ABS Facility)	$50.7	$(1.7)

As we sold certain assets, we used the net cash proceeds to pay down the outstanding revolving loan balance. The Credit Agreement provides that we increase the revolver reserves with a certain accumulated portion of those proceeds, which amount reduces our availability under the revolver by the same portion of those proceeds unless certain conditions to access and use revolver reserves for our liquidity needs are satisfied. As a result of this provision, the available capacity of our revolver was reduced by $70.9 million and $159.8 million at December 31, 2010 and 2009, respectively. After considering the revolver reserve amount of $70.9 million and outstanding usage, there was $45.4 million of unrestricted unused available capacity under the revolving loan at December 31, 2010. From January 1, 2011 to February 28, 2011, we have drawn down and utilized letters of credit of $40.4 million related to our revolver and as of February 28, 2011 our unrestricted unused available capacity is $0.6 million.

The ABS Facility provides capacity of up to $325 million based on qualifying accounts receivable of the Company and certain other provisions. At December 31, 2010, such provisions supported available capacity under the ABS Facility of $189.3 million. Considering these provision and outstanding usage, we had unrestricted unused capacity of $5.3 million at December 31, 2010. From January 1, 2011 to February 28, 2011, our ABS borrowing base increased to $211.3 million due to increased revenues and receivables. We have drawn down and utilized letters of credit of $20.0 million related to our ABS Facility and as of February 28, 2011 our unrestricted unused available capacity is $7.3 million.

Risks and Uncertainties Regarding Future Liquidity

In light of our recent operating results, we have satisfied our short term liquidity needs through a combination of borrowings under our credit facilities, retained proceeds from asset sales, sale/leaseback financing transactions, issuances of our common stock and 6% Notes and an income tax refund from the IRS. In an effort to further manage liquidity, we have also instituted the deferral of principal and interest payments under the Contribution Deferral Agreement and certain interest and fees due under our Credit Agreement and ABS Facility and we have received the benefit of wage reductions and other concessions from the modified NMFA (including prior modifications to the NMFA) including continued temporary cessation of pension contributions to multi-employer pension funds. Throughout 2010 we reviewed and into 2011 we continue to review the strategic and financing alternatives available to us and retained legal and financial advisors to assist us in this regard.

As described above, on February 28, 2011, we and the other Consenting Parties reached a non-binding agreement in principle in the form of a term sheet entitled “Summary of Principal Terms of Proposed Restructuring” setting forth the material terms of our potential Restructuring. The Restructuring is intended to improve our balance sheet and our liquidity with which to operate and grow our business and to position us to achieve long-term success for the benefit of our customers, employees, creditors and stockholders. The Term Sheet, by its terms, is not legally binding on us or any of the Consenting Parties nor is it a comprehensive list of all relevant terms and conditions of the Restructuring. The terms of any definitive agreements regarding a Restructuring may contain terms different than those contained in the Term Sheet.

Unless and until definitive written agreements with respect to the Restructuring have been executed and delivered, neither we nor any of the other Consenting Parties will be under any legal obligation of any kind whatsoever with respect to the Restructuring. The Restructuring affects significant constituents who have not participated in the negotiation of the Term Sheet and who have not agreed to the Term Sheet, and as a result, certain of the terms set forth therein may change. Significant third-party approvals are required to support and complete the Restructuring on an out-of-court basis, including by lenders under the Credit Agreement and ABS Facility, TNFINC, the multi-employer pension funds and the holders of our current convertible notes. The completion of any out-of-court restructuring may also require an amendment to our certificate of incorporation that would need to be approved by our stockholders and any restructuring may require legislative changes to current law or other satisfactory action or arrangements to enable or facilitate approval by certain of the pension funds. The Restructuring is also subject to significant milestone completion conditions, including those set forth below, as is further described above.

A Milestone Failure has occurred because the Pension Fund Condition which required we obtain, by March 10, 2011, the nonbinding agreement (on terms and conditions acceptable to Company, the Agent, the Steering Group Majority and TNFINC) of the Majority Funds (at least a majority of exposure as defined in the Contribution Deferral Agreement) to the terms of the Term Sheet (subject to the conditions included in the Term Sheet as applied to the Funds) was not satisfied by the required date, and, as a result, the Required Lenders have the right, but not the obligation, to declare an event of default under the Credit Agreement. We cannot provide any assurance that the Required Lenders will not declare an event of default under the Credit Agreement. If the Required Lenders declare an event of default under the Credit Agreement, we anticipate that we would seek protection under the Bankruptcy Code.

In addition to the Pension Fund Condition, other significant milestones and conditions for our Restructuring and the continuation of deferrals under the Credit Agreement, ABS Facility and Contribution Deferral Agreement and the continuation of cost savings under our labor agreements include, but are not limited to:

•

the Documentation Condition, the deadline for each document required to effectuate our Restructuring to be in final form and acceptable to the Consenting Parties on or before April 29, 2011 (or such later date approved by the Supermajority Lenders (as defined in the Credit Agreement) but not later than December 31, 2011); and

    the Closing Condition, the deadline for the Restructuring to be effectuated and closed by July 22, 2011 (or such later date approved by the Supermajority Lenders but not later than December 31, 2011).

To continue to have sufficient liquidity to meet our cash flow requirements prior to completion of the Restructuring and through the remainder of 2011:

•	we must implement our proposed Restructuring within the milestone conditions as currently set forth in the AIP

•	our operating results must continue to stabilize or recover quarter-over-quarter and shipping volumes must continue to stabilize or recover quarter-over-quarter;

•	we must continue to have access to our credit facilities;

•	we must continue to defer payment of:

•	interest and fees to our lenders under the Credit Agreement

•	interest and facility fees to purchasers of our accounts receivable pursuant to the ABS Facility

•

interest and principal to our pension funds pursuant to the Contribution Deferral Agreement, in each case through the completion of the Restructuring and thereafter pursuant to the final terms of the Restructuring, as applicable;

•	the cost savings under our labor agreements, including wage reductions, temporary cessation of pension contributions and savings due to work rule changes, must continue;

•	the multi-employer pension funds must allow the Company’s subsidiaries to re-enter the plans at the reduced contribution rate pursuant to the terms of the IBT Agreement;

•	we must complete real estate sale transactions currently under contract as anticipated; and

•	we must continue to implement and realize substantial cost savings measures to match our costs with business levels and to continue to become more efficient.

Some or all of these factors are beyond our control and as such we anticipate that we will continue to face risks and uncertainties regarding our short and medium-term liquidity. We cannot provide you with any assurances that we will reach agreement on the definitive terms of any restructuring. We cannot provide you with any assurances that the terms of any definitive agreements regarding a restructuring will not contain terms substantially and materially different that those described in this report. The Restructuring is also subject to the lack of unexpected or adverse litigation results. We cannot provide you with any assurances that any restructuring can be completed out-of-court or whether we will be required to implement the Restructuring under the supervision of a bankruptcy court, in which event, we cannot provide you with any assurances that the terms of any such restructuring will not be substantially and materially different from those described in this report or that an effort to implement an in-court restructuring would be successful.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The uncertainty regarding the Company’s ability to generate sufficient cash flows and liquidity to fund operations raises substantial doubt about the Company’s ability to continue as a going concern (which contemplates the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future). Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. If we are unable to fund our operations through operating cash flows, existing credit facilities, sales of non-strategic assets and business lines and other capital market transactions, we would consider in court and out of court restructuring alternatives.

We expect to continue to monitor our liquidity carefully, work to reduce this uncertainty and address our cash needs through a combination of one or more of the following actions:

•	we continue to, and expect to implement further cost actions and efficiency improvements;

•	we will continue to aggressively seek additional and return business from customers;

•	if appropriate, we may sell additional equity or pursue other capital market transactions;

•	we may consider selling non-strategic assets or business lines; and

•	we expect to carefully manage receipts and disbursements, including amounts and timing, focusing on reducing days sales outstanding and managing days payables outstanding.

We have substantial debt and, as a result, significant debt service obligations. As of December 31, 2010, we had approximately $1.1 billion of secured indebtedness outstanding. We are deferring payment of (i) interest and fees to our lenders under the Credit Agreement, (ii) interest and facility fees to purchasers of our accounts receivable pursuant to the ABS Facility, and (iii) interest and principal to the multi-employer pension funds pursuant to the Contribution Deferral Agreement, and we are receiving the benefit of wage reductions and other concessions from the modified NMFA including continued temporary cessation of pension contributions to the multi-employer pension funds. As of December 31, 2010, the amounts deferred under the Credit Agreement, the ABS Facility and the Contribution Deferral Agreement were approximately $128.1 million, $17.7 million and $55.5 million respectively. In the event the conditions and cross-conditions under the Credit Agreement, the ABS Facility, the Contribution Deferral Agreement and the modified NMFA are not satisfied, and the Restructuring is not completed, the amounts deferred and the benefits realized under such agreements could become payable or reimbursable, as applicable. If we do not complete the Restructuring, is very unlikely we will be able to generate cash sufficient to pay the principal of, interest on and other amounts due in respect of our indebtedness and other obligations when due. In such an event, we would likely be required to reorganize under Chapter 11 or liquidate under Chapter 7 of the Bankruptcy Code.

10. Debt and Financing

At December 31, total debt consisted of the following:

(in millions)	2010	2009
Revolving credit facility (capacity $713.7 and $950.0)	$142.9	$329.1
Term loan (par value of $257.1 and $111.5)	257.8	112.6
ABS borrowings, secured by accounts receivable (capacity $325.0 and $400.0)	122.8	146.3
USF senior notes ($45.0 par value)	—	45.3
Contingent convertible senior notes (stated at par value)	1.9	21.7
6% convertible senior notes ($69.4 par value)	56.1	—
Pension contribution deferral obligations	139.1	153.0
Lease financing obligations	338.4	318.9
Other	1.1	6.0

Total debt	$1,060.1	$1,132.9
Current maturities of long-term debt	(2.9)	(27.6)
Current maturities of lease financing obligations	(4.4)	(2.7)
Current maturities of pension contribution deferral obligations	(92.7)	(20.5)
ABS borrowings	(122.8)	(146.3)

Long-term debt	$837.3	$935.8

Senior Credit Facility

Our Credit Agreement, dated as of August 17, 2007, (the “Credit Agreement”) as amended, provides the Company with a $713.7 million senior revolving credit facility, including sublimits available for borrowings under certain foreign currencies, and a $257.8 million senior term loan. During 2010 and 2009, we entered into a number of amendments to our Credit Agreement that, among other things, addressed liquidity and covenant relief as discussed in the previous “Liquidity” note. The Credit Agreement, expiring August 17, 2012, also provides for letters of credit to be issued that reduces the borrowing capacity under the revolving credit facility. As of December 31, 2010, $142.9 million was drawn under the revolving credit facility, the term loan of $257.8 million was outstanding and $454.5 million letters of credit were issued. Based on these outstanding amounts, we had $45.4 million of unrestricted unused capacity under the Credit Agreement at December 31, 2010.

The revolving credit facility and term loan bear interest at LIBOR (with a floor of 350 basis points) plus 650 basis points (10.0% at December 31, 2010). Additionally, we are obligated to pay a facility fee equal to 1.0% of the total revolving credit facility commitment and a participation fee equal to 6.5% of outstanding letters of credit.

The Credit Agreement is secured by collateral of the Company and its domestic subsidiaries, including (i) receivables not securing the ABS Facility, (ii) intercompany notes not securing the ABS Facility, (iii) certain fee-owned real estate parcels, (iv) all rolling stock, (v) 100% of the stock of all domestic subsidiaries of the Company and (vi) 65% of the stock of certain first-tier foreign subsidiaries of the Company.

In connection with the various amendments to the Credit Agreement, we incurred fees to the consenting lenders and other third parties for 2010 and 2009 of approximately $12.0 and $71.5 million, respectively. Of the $71.5 million in 2009, payment of $31.8 million has been deferred until December 31, 2011, or the occurrence of a Deferred Termination Event and is included in “Other current and accrued liabilities” in the accompanying consolidated balance sheets.

As of December 31, 2010, we were in compliance with the covenants of our Credit Agreement. Subsequent to December 31, 2010, the Pension Fund Condition was not satisfied by the required date. Due to the Milestone Failure, the Required Lenders have the right, but not the obligation, to declare an event of default under the Credit Agreement.

Asset-Backed Securitization Facility

On October 20, 2010, we renewed and amended our asset-backed securitization (“ABS”) facility. The renewed facility will expire on October 19, 2011. The renewed facility (i) reduced the financing limit available under the ABS facility to $325 million ($400 million at December 31, 2009), (ii) provided for a 1% increase in the Default Rate, LIBOR Rate and LMIR (each defined in the ABS facility) on each of April 30, 2011 and June 30, 2011 and (iii) provided for a 1% letter of credit fee increase and a 0.5% program and administrative fee increase on each of April 30, 2011 and June 30, 2011. The interest rate under the ABS facility for conduits continues to be a variable rate based on A1/P1 rated commercial paper with an approximate interest rate of 0.35% at December 31, 2010, plus the program fee. The interest rate for Wachovia Bank, National Association is base LIBOR (with a floor of 350 basis points), plus 650 basis points (10.0% at December 31, 2010), as Wachovia no longer uses a conduit to purchase receivables under the ABS facility. All borrowings under the ABS facility are reflected on our balance sheet.

Throughout 2010, we entered into several amendments with respect to our ABS Facility. The ABS Facility amendments have, among other things, implemented minimum consolidated EBITDA, minimum available cash requirements and maximum capital expenditure requirements that are consistent with the Credit Agreement. In addition, they have reduced aggregate commitments under the ABS facility and modified certain calculations under the ABS Facility to reduce the impact of certain negative effects that the integration of Yellow Transportation and Roadway has had on the ability to borrow under the ABS facility. As of December 31, 2010, we were in compliance with the covenants of our ABS Facility. Subsequent to December 31, 2010, the Pension Fund Condition was not satisfied by the required date. Due to the Milestone Failure, a $5 million commitment fee will be due and payable on April 30, 2011 unless the Co-Agents agree to defer the due date. However, there can be no assurance that the Co-Agents will agree to defer the due date.

In conjunction with the 2010 and 2009 renewal and amendments of the ABS Facility, we incurred fees to the consenting lenders and other third parties of approximately $10.2 million and $23.6 million, respectively including the additional $5 million and $10 million fees referred to in the “Liquidity” note which payment was deferred.

The ABS facility utilizes the accounts receivable of the following subsidiaries of the Company: YRC Inc.; USF Holland Inc.; and USF Reddaway Inc. (the “Originators”). YRRFC, a special purpose entity and wholly owned subsidiary of the Company, operates the ABS facility. Under the terms of the ABS facility, the Originators may transfer trade receivables to YRRFC, which is designed to isolate the receivables for bankruptcy purposes. A third-party conduit or committed purchaser must purchase from YRRFC an undivided ownership interest in those receivables. The percentage ownership interest in receivables that the conduits or committed purchasers purchase may increase or decrease over time, depending on the characteristics of the receivables, including delinquency rates and debtor concentrations.

The Company unconditionally guarantees to YRRFC the full and punctual payment and performance of each of the Originators obligations under the ABS facility. YRRFC has pledged its right, title and interest in the guarantee to the Administrative Agent, for the benefit of the purchasers, under the Third Amended and Restated Receivables Purchase Agreement, as amended.

The table below provides the borrowing and repayment activity under the ABS facility, as well as the resulting balances, for the years ending December 31 of each period presented:

(in millions)	2010	2009
ABS obligations outstanding at January 1	$146.3	$147.0
Transfer of receivables to conduit (borrowings)	31.2	175.1
Redemptions from conduit (repayments)	(54.7)	(175.8)

ABS obligations outstanding at December 31	$122.8	$146.3

At December 31, 2010, our underlying accounts receivable supported total capacity under the ABS Facility of $189.3 million. In addition to the $122.8 million outstanding above, the ABS facility capacity was also reduced by outstanding letters of credit of $61.2 million resulting in available capacity of $5.3 million at December 31, 2010.

Contingent Convertible Notes

On August 8, 2003, we closed the sale of $200 million of 5.0% contingent convertible senior notes due 2023 (“contingent convertible senior notes”) and on August 15, 2003 we closed the sale of an additional $50 million of the notes pursuant to the exercise of the option of the initial purchasers. We received net proceeds from the sales of $242.5 million, after fees.

On November 25, 2003, we closed the sale of $150 million of 3.375% contingent convertible senior notes due 2023. We received net proceeds from the offering of $145.5 million, after fees, and used the proceeds to fund the acquisition of Roadway.

In December 2004, we completed exchange offers pursuant to which holders of the 5% contingent convertible senior notes and the 3.375% contingent convertible senior notes (collectively, the “Existing Notes”) could exchange their Existing Notes for an equal amount of our 5% net share settled contingent convertible senior notes due 2023 and 3.375% net share settled contingent convertible senior notes due 2023 (collectively, the “New Notes”), respectively. The New Notes contain a net share settlement feature that, upon conversion, provides for the Company to settle the principal amount of the New Notes in cash and the excess value in common stock, as well as an additional change of control feature. The results of the exchange offer included $247.7 million aggregate principal amount of the $250 million of 5% contingent convertible senior notes outstanding and $144.6 million aggregate principal amount of the $150 million of 3.375% contingent convertible senior notes outstanding, representing 99.06% and 96.41%, respectively, of the Existing Notes validly and timely tendered in exchange for an equal principal amount of the New Notes.

In October 2008, we exchanged 68,000 shares of common stock previously held in treasury for $13.2 million principal amount of our outstanding 5% net share settled contingent convertible senior notes due 2023. Based on the closing price of our common stock on the exchange dates, we recognized a pre-tax gain of approximately $5.3 million related to the exchanges. This gain is included in “Gain on debt redemption, net” in the accompanying statement of operations.

In December 2009, we exchanged $365.2 million in aggregate principal amount of the notes in the Exchange Offers (described below). After the exchange, $21.7 million in aggregate principal remained outstanding as of December 31, 2009.

In August 2010, we issued $20.2 million of 6% Notes (as described below) to fund the repurchase of $19.8 million of our outstanding 5% Contingent Convertible Senior Notes due 2023 pursuant to put options exercised on August 9, 2010.

The balance sheet classification of the New Notes between short-term and long-term is dependent upon certain conversion triggers, as defined in the applicable indentures. The contingent convertible notes include a provision whereby the note holder could require immediate conversion of the notes if, among other reasons, our credit rating for the new notes assigned by Moody’s was lower than B2 or if our credit rating for the new notes assigned by S&P was lower than B. At December 31, 2010 and 2009, our credit ratings were below these thresholds meeting the conversion trigger, and accordingly, the contingent convertible notes are classified as a short-term liability in the accompanying 2010 and 2009 consolidated balance sheets.

2009 Bond Exchange

On December 31, 2009, we completed exchange offers with certain holders of our outstanding debt securities (the “Exchange Offers”) whereby we exchanged 1.5 million shares of our common stock and 4.3 million shares of our Class A convertible preferred stock (38.3 million shares of common stock, on an as-if converted basis) for $470.2 million in aggregate principal amount of our notes and $5.2 million of accrued interest.

The outstanding note aggregate principal amounts before and after the December 31, 2009 exchange are as follows:

(in millions)	Principal amount outstanding before the exchange	Principal amount exchanged	Principal amount outstanding after the exchange
8 1/2% USF senior notes	$150.0	$105.0	$45.0
5% contingent convertible notes	236.8	216.8	20.0
3.375% contingent convertible notes	150.0	148.4	1.6

Total	$536.8	$470.2	$66.6

The exchange consideration consisting of shares of our common stock, received for any old notes tendered would result in full settlement of the old notes exchanged, and as such, we accounted for the exchange of the notes for shares of our common and preferred stock as a troubled debt restructuring. With respect to the contingent convertible notes, the fair value of such notes was compared to their carrying value to compute the related gain of $184.8 million. In addition, the carrying amount of the USF notes tendered was greater than the fair value of the shares of our common and preferred stock issued pursuant to the exchange consideration and resulted in a gain of $9.1 million. Collectively, these gains represent $56.75 per share for the year ended December 31, 2009.

In connection with the share issuances in exchange for old notes, we incurred $22.8 million of transaction costs that have been classified as a charge to capital surplus in the accompanying consolidated balance sheets.

6% Convertible Senior Notes Due 2014

As discussed in the previous “Liquidity” note, in 2010, we sold $70 million in aggregate principal amount of our 6% convertible senior notes due 2014 (the “6% Notes”), of which $590,000 has been converted into shares of our common stock.

Assuming that the entire outstanding aggregate principal amount of $69.4 million of 6% Notes had been converted at the note holders’ option as of December 31, 2010 and March 14, 2011, an aggregate of 5,503,972 shares and 5,284,781 shares, respectively, of our common stock would have been issued as a result of such conversion, including the make whole premium described above. As of December 31, 2010, 2,571,228 shares and as of March 14, 2011, 2,790,419 shares of common stock have been issued on account of the 6% Notes and a maximum of 5,284,781 additional shares of our common stock may be issued in respect of the 6% Notes as of March 14, 2011. Such limitation on the number of shares of common stock issuable in respect of the 6% Notes applies on a pro rata basis to all outstanding 6% Notes, which in effect limits the number of shares issuable in respect of the 6% Notes to approximately 76 shares per $1,000 in principal amount of the 6% Notes, or an effective conversion price of approximately $13.13 per share as of March 14, 2011.

We have evaluated the terms of the conversion feature included in the 6% Notes related to the $49.8 million issued in the first closing under applicable accounting literature, and determined that a portion of the proceeds should be allocated to the beneficial conversion feature as it was in-the-money at the commitment date. Accordingly, we allocated $3.3 million of the proceeds from the first closing to the conversion feature and account for this as a component of equity to be amortized over the term of the 6% Notes. The resulting yield on the first tranche of the 6% Notes as a result of this allocation is 6.4%.

We have evaluated the terms of the second closing of the 6% Notes, including the related simultaneous conversion and issuance of common stock in satisfaction of an aggregate principle amount of $0.6 million outstanding 6% Notes. We have determined such transaction to be accounted for as an issuance of debt and equity securities in exchange for $20.2 million of cash proceeds, and have thus allocated the $20.2 million proceeds between the debt and equity securities issued on a relative fair value basis. Accordingly, we allocated $12.0 million of the proceeds to equity as an issuance of common stock and $8.2 million of the proceeds to debt. The resulting yield on the second tranche of the 6% Notes as a result of this allocation is 34.5%.

Maturities

The principal maturities of total debt for the next five years and thereafter are as follows:

(in millions)	Term Loan (a)	Revolver	ABS	Contingent Convertible Senior Notes	6% Contingent Senior Notes (b)	Lease Financing Obligation	Pension Deferral	Total
2011	$—	$—	$122.8	$1.9	$—	$4.4	$92.7	$221.8
2012	257.1	142.9	—	—	—	3.5	46.4	449.9
2013	—	—	—	—	—	4.9	—	4.9
2014	—	—	—	—	69.4	6.5	—	75.9
2015	—	—	—	—	—	8.4	—	8.4
Thereafter	—	—	—	—	—	310.7	—	310.7

Total	$257.1	$142.9	$122.8	$1.9	$69.4	$338.4	$139.1	$1,071.6

(a)	The term loan due 2012 had a carrying value of $257.8 million at December 31, 2010, and a principal maturity value of $257.1 million.
(b)	The 6% contingent senior notes due 2014 had a carrying value of $56.1 million at December 31, 2010, and a principal maturity value of $69.4 million.
(c)	Lease financing obligations subsequent to 2015 of $310.7 million represent principal cash obligations of $61.5 million and the estimated net book value of the underlying assets at the expiration of their associated lease agreements of $249.2 million.

The carrying amounts and estimated fair values of our long-term debt, including current maturities and other financial instruments, are summarized as follows at December 31:

	2010		2009
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Bank borrowings	$523.5	$396.8	$588.0	$433.8
Notes and other obligations	198.2	116.6	226.0	151.3
Lease financing obligations	338.4	338.4	318.9	318.9

Total debt	$1,060.1	$851.8	$1,132.9	$904.0

The fair values of our outstanding debt were estimated based on quoted market prices (level two inputs for fair value measurements), where available, or using the year end conversion price for convertible notes (level three inputs for fair value measurements). The carrying amount of the lease financing obligations approximates fair value. The carrying value of debt with an original maturity of less than one year approximates market value.

11. Stock Compensation Plans

We have reserved 3.0 million shares of our common stock for issuance to key management personnel under a long-term incentive and equity award plan implemented in 2004. As of December 31, 2010, 2.8 million shares remain available for issuance. The plan permits the issuance of restricted stock and share units, as well as options, stock appreciation rights, and performance stock and performance stock unit awards. Awards under the plan can be satisfied in cash or shares at the discretion of the Board of Directors. According to the plan provisions, the share units provide the holders the right to receive one share of our common stock upon vesting of one share unit. The plan requires the exercise price of any option equal to the closing market price of our common stock on the date of grant.

A summary of activity in our stock option plans is presented in the following table:

		Weighted Average	Weighted Average	Aggregate
	Shares (in thousands)	Exercise Price	Remaining Contractual Term (years)	Intrinsic Value (in millions)
Outstanding at December 31, 2007	9	$657.25
Granted	42	470.25
Exercised	—	—
Forfeited / expired	(3)	529.50

Outstanding at December 31, 2008	48	$501.25
Granted	651	90.25
Exercised	—	—
Forfeited / expired	(70)	118.25

Outstanding at December 31, 2009	629	$118.25
Granted	10,574	12.00
Exercised	—	—
Forfeited / expired	(31)	158.05

Outstanding at December 31, 2010	11,172	$17.62	9.1	$—
Exercisable at December 31, 2010	10,688	16.79	9.1	—

The total intrinsic value of options exercised was not material for the years ended December 31, 2010, 2009 and 2008.

On March 1, 2010, we formalized the Second Union Employee Option Plan that provided for a grant of up to 10.5 million options to purchase our common stock at an exercise price equal to $12.00 per share, of which all have been granted. As a part of the union wage reduction, we agreed to award a certain equity interest to all effected union employees. These options vested immediately, will expire 10 years from the grant date, and were exercisable upon shareholder approval, which was received on June 29, 2010, at our annual shareholder meeting.

On March 1, 2010, we also formalized the Second Union Employee Stock Appreciation Right Plan that provided for a grant of up to 10.5 million cash settled stock appreciation rights (“SARs”). These SARs terminated on June 29, 2010, upon approval of the Union Employee Option Plan discussed above.

The fair value of each option award was estimated on the date the grant was approved by shareholders using the Black-Scholes-Merton pricing model. Expected volatilities were estimated using historical volatility of our common stock. We used historical data to estimate option exercise and employee termination within the valuation model; separate groups of employees that have similar historical exercise behavior were considered separately for valuation purposes. The expected term of options granted was derived from the output of the valuation model and represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

We valued the award granted under the Second Union Employee Option Plan in 2010 using the above described model with the following weighted average assumptions:

2010
Dividend yield	—%
Expected volatility	173.2%
Risk-free interest rate	0.61%
Expected option life (years)	2.0
Fair value per option	$2.25

Based on the above fair value calculation, we recognized compensation expense of $25.0 million related to these outstanding stock option awards for the year ended December 31, 2010 which is included in “Equity based compensation expense” in our accompanying statement of consolidated operations.

On January 2, 2009, we awarded our non-union employees options to purchase up to an aggregate of 0.2 million shares of our common stock at an exercise price equal to $83.50 per share. The options will vest at the rate of 25% per year and will expire in 10 years. The options were granted subject to shareholder approval, which was received on May 14, 2009 at our annual shareholder meeting.

On January 2, 2009, we also adopted a Non-Union Employee Stock Appreciation Right (“SAR”) Plan that awarded up to 0.2 million cash settled SARs. These SARs terminated on May 14, 2009, upon the shareholder approval of the Non-Union Employee Option Plan discussed above.

We valued the award granted under the Non-Union Employee Option Plan in 2009 using the above described model with the following weighted average assumptions:

2009
Dividend yield	—%
Expected volatility	88.3%
Risk-free interest rate	1.6%
Expected option life (years)	4.0
Fair value per option	$51.50

Based on the above fair value calculation, we recognized compensation expense of $1.9 million related to these outstanding stock option awards for the year ended December 31, 2009 which is included in “Equity based compensation expense” in our accompanying statement of consolidated operations. Compensation expense will continue to be recognized ratably over the vesting period.

On February 12, 2009, we formalized a Union Employee Option Plan that provided for a grant of up to 0.5 million options to purchase our common stock at an exercise price equal to $93.50 per share, of which all have been granted. As a part of the union wage reduction, we agreed to award a certain equity interest to all effected union employees. These options vested immediately, will expire 10 years from the grant date, and are exercisable after a twelve month period beginning for a substantial majority of options in February 2009. These options were granted subject to shareholder approval, which was received on May 14, 2009, at our annual shareholder meeting.

On February 12, 2009, we also formalized the Union Employee Stock Appreciation Right Plan that provided for a grant of up to 0.5 million cash settled SARs. These SARs terminated on May 14, 2009 upon the shareholder approval of the Union Employee Option Plan discussed above.

We valued the award granted under the Union Employee Option Plan in 2009 using the above described model with the following weighted average assumptions:

2009
Dividend yield	—%
Expected volatility	120.6%
Risk-free interest rate	0.9%
Expected option life (years)	2.0
Fair value per option	$47.75

Based on the fair value calculation above, we recognized compensation expense of $21.0 million related to these outstanding stock option awards for the year ended December 31, 2009, which is included in “Equity based compensation expense” in our accompanying statement of consolidated operations.

In May 2008, we granted option awards to purchase approximately 40,000 shares of our common stock to approximately 2,200 employees. This grant was made in lieu of a portion of the employees’ annual incentive opportunity for 2008. The options vest in one-third increments on January 1, 2009, 2010 and 2011, and expire ten years from the date of the grant.

We valued the options granted in 2008 using the above described model with the following weighted average assumptions:

2008
Dividend yield	—%
Expected volatility	48.1%
Risk-free interest rate	2.7%
Expected option life (years)	3.0
Fair value per option	$164.75

The following table summarizes information about stock options outstanding as of December 31, 2010:

	Options Outstanding			Options Exercisable
	Shares	Weighted Average Remaining	Weighted Average	Shares	Weighted Average
Range of exercise prices	(in thousands)	Contractual Years	Exercise price	(in thousands)	Exercise price
$ 0.00 – 12.00	10,548	9.18	$12.00	10,188	$12.00
$ 12.01 – 83.50	148	7.92	75.56	33	83.45
$ 83.51 – 93.50	441	8.12	93.50	441	93.50
$ 93.51 and over	35	6.66	507.59	26	522.19

A summary of the activity of our nonvested restricted stock and share unit awards is presented in the following table:

	Shares (in thousands)	Weighted Average Grant-Date Fair Value
Nonvested at December 31, 2007	43	$1,161.50
Granted	21	374.75
Vested	(15)	1,222.00
Forfeited	(2)	901.50

Nonvested at December 31, 2008	47	$808.00
Granted	35	87.00
Vested	(9)	1,113.00
Forfeited	(2)	653.00

Nonvested at December 31, 2009	71	$422.75
Granted	—	—
Vested	(14)	795.20
Forfeited	(15)	148.73

Nonvested at December 31, 2010	42	$389.52

We recognize expense on a straight-line basis over the vesting term. The vesting provisions for the restricted stock units and the related number of units awarded during the year ended December 31 are as follows:

	Units (in thousands)
Vesting Terms	2010	2009	2008
• 100% on the third anniversary of the date of grant	—	27	19
• Ratably over three years	—	8	2

Total restricted stock units granted	—	35	21

As of December 31, 2010 and 2009, there was $0.3 million and $4.4 million, respectively of unrecognized compensation expense related to nonvested share-based compensation arrangements. That expense is expected to be recognized over a weighted-average period of 0.9 years. The fair value of nonvested shares is determined based on the closing trading price of our shares on the grant date. The fair value of shares vested during the years ended December 31, 2010 and 2009, was not material.

At December 31, 2010, none of the outstanding awards under our stock compensation plans provide dividend participation features.

12. Income Taxes

We use the asset and liability method to reflect income taxes on our financial statements. We recognize deferred tax assets and liabilities by applying enacted tax rates to the differences between the carrying value of existing assets and liabilities and their respective tax basis and to loss carryforwards. Realizable tax credit carryforwards are recorded as deferred tax assets. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that the change occurs. We assess the validity of deferred tax assets and loss and tax credit carryforwards and provide valuation allowances when we determine it is more likely than not that such assets, losses, or credits will not be realized. We have not recognized deferred taxes relative to foreign subsidiaries’ earnings that are deemed to be permanently reinvested. Any related taxes associated with such earnings are not material.

Deferred tax liabilities (assets) were comprised of the following at December 31:

(in millions)	2010	2009
Depreciation	$338.5	$390.3
Prepaid expenses and other	0.3	4.5
Deferred revenue	12.2	11.0
Intangibles	29.5	37.6
Gain on debt redemption	64.8	65.2
Other	26.2	16.8

Gross tax liabilities	471.5	525.4

Claims and insurance	(202.1)	(216.2)
Allowance for doubtful accounts	(5.0)	(10.1)
Net operating loss carryforwards	(147.5)	(82.8)
Employee benefit accruals	(233.1)	(213.1)
Revenue reserves	(5.3)	(5.8)
Other	(78.4)	(68.4)

Gross tax assets	(671.4)	(596.4)

Less valuation allowance	200.3	110.6

Net tax assets	(471.1)	(485.8)

Net tax liability	$0 .4	$39.6

Current income tax receivable was $13.3 million and $78.9 million as of December 31, 2010 and 2009, respectively, and is included in “Prepaid expenses and other” in the accompanying balance sheets.

The Company has carried back the 2010 taxable loss to the extent allowed claiming refunds of $10.1 million. As of December 31, 2010, the Company has a remaining 2010 Net Operating Loss carryforward of approximately $320.1 million which will expire in 2030 if not used. As of December 31, 2010, the Company has foreign tax credit carryforwards of approximately $15.9 million which will expire between 2014 and 2018 if not used.

As of December 31, 2010 and 2009, valuation allowances of $200.3 million and $110.6 million have been established for certain deferred tax assets because, based on available sources of taxable income it is more likely than not that those assets will not be realized. The increase in the valuation allowance for 2010 would have been approximately $52 million higher except for the fact that the 2008 Net Operating Loss carryforward, for which a deferred tax asset had been recorded at December 31, 2009, is now expected to be used to offset a pending IRS audit adjustment for years 2006-2008 related to an uncertain tax position. The 2008 Net Operating Loss was subject to a valuation allowance and a limitation on its use at December 31, 2009.

A reconciliation between income taxes at the federal statutory rate and the consolidated effective tax rate follows:

	2010	2009	2008
Federal statutory rate	35.0%	35.0%	35.0%
State income taxes, net	3.8	(0.1)	0.6
Goodwill and equity investment impairment	(1.1)	(1.2)	(18.5)
Gain on debt redemption	—	5.8	—
Valuation allowance	(13.7)	(12.3)	—
Other, net	1.4	2.1	0.5

Effective tax rate	25.4%	29.3%	17.6%

The income tax provision (benefit) consisted of the following:

(in millions)	2010	2009	2008
Current:
U.S federal	$3.1	$(77.0)	$(22.9)
State	(21.1)	1.5	3.1
Foreign	1.6	6.4	1.9

Current income tax provision (benefit)	$(16.4)	$(69.1)	$(17.9)

Deferred:
U.S federal	$(82.3)	$(159.6)	$(139.1)
State	(5.3)	(32.3)	(17.1)
Foreign	1.5	(1.7)	(1.9)

Deferred income tax provision (benefit)	$(86.1)	$(193.6)	$(158.1)

Income tax provision (benefit) from continuing operations	$(102.5)	$(262.7)	$(176.0)

Based on the income (loss) before income taxes:
Domestic	$(389.1)	$(865.7)	$(992.8)
Foreign	(14.5)	(31.2)	(8.8)

Income (loss) before income taxes from continuing operations	$(403.6)	$(896.9)	$(1,001.6)

Uncertain Tax Positions

A rollforward of the total amount of unrecognized tax benefits for the years ended December 31 is as follows:

(in millions)	2010	2009
Unrecognized tax benefits at January 1	$84.8	$199.8

Increases related to:
Tax positions taken during a prior period	13.3	2.1
Tax positions taken during the current period	—	0.8

Decreases related to:
Tax positions taken during a prior period	(53.0)	(118.6)
Lapse of applicable statute of limitations	—	(0.4)
Settlements with taxing authorities	—	1.1

Unrecognized tax benefits at December 31	$45.1	$84.8

Included in the $45.1 million of unrecognized tax benefits at December 31, 2010 was $28.9 million of benefits that, if recognized, would affect the effective tax rate. We accrued interest of $2.5 million and reversed $5.7 million of previously accrued interest on uncertain tax positions during the year ended December 31, 2010 for a net reduction of $3.2 million. The reversal related primarily to a favorable resolution of a prior uncertain position. We accrued $7.0 million and $5.6 million of interest for each of the years ended December 31, 2009 and 2008. The total amount of interest accrued for uncertain tax positions is $17.6 million and $20.8 million as of December 31, 2010 and 2009, respectively. We have not accrued any penalties relative to uncertain tax positions. We have elected to treat interest and penalties on uncertain tax positions as interest expense and other operating expenses, respectively.

Reasonably possible changes in the next twelve months in the amount of unrecognized tax benefits relate to the following tax positions:

The IRS has audited certain pre-acquisition tax returns for a consolidated group acquired in 2005 and disallowed a 2002 loss related to the disposition of the stock of a member of that group. We believe the loss is fully deductible and have started litigation to resolve the issue. The additional tax that could result should the loss ultimately be totally denied is approximately $36.5 million.

In connection with their audit of the Company’s 2005 tax return the IRS has proposed adjustments relative to certain transactions of our former captive insurance company, YRC Assurance Co., Ltd. (“YRCA”), which was dissolved in September 2009. We believe the proposed adjustments are not valid and are litigating the issue. The IRS has also audited our 2006-08 returns and proposed adjustments for YRCA transactions in those years, for which we have filed an administrative appeal. Any change by IRS to the 2005-2008 tax returns would be fully offset by a corresponding increase in the 2009 taxable loss that would be carried back to those years, resulting in no net tax exposure.

Tax years that remain subject to examination for our major tax jurisdictions as of December 31, 2010:

	YRC Worldwide	Pre-acquisition tax years
USF Corporation
Statute remains open	2005-2010	2000-2004

Tax years currently under examination/exam completed	2005-2008	2000-2004

Tax years not examined	2009-2010	None

13. Business Segments

We report financial and descriptive information about our reportable operating segments on a basis consistent with that used internally for evaluating segment performance and allocating resources to segments. We evaluate performance primarily on operating income and return on capital.

We have the following reportable segments, which are strategic business units that offer complementary transportation services to their customers. National Transportation includes carriers that provide comprehensive regional, national and international transportation services. Regional Transportation is comprised of carriers that focus primarily on business opportunities in the regional and next-day delivery markets. Truckload consists of Glen Moore, a domestic truckload carrier. Effective April 1, 2010, the results of Jiayu are reflected in our consolidated results as part of the Corporate Segment.

The accounting policies of the segments are the same as those described in the “Principles of Consolidation and Summary of Accounting Policies” note. We charge management fees and other corporate services to our segments based on the direct benefits received or as a percentage of revenue. Corporate and other operating losses represent operating expenses of the holding company, including compensation and benefits and professional services for all periods presented. Corporate identifiable assets primarily refer to cash, cash equivalents, technology assets and deferred debt issuance costs as well as our investment in JHJ. Intersegment revenue relates to transportation services between our segments.

Revenue from foreign sources totaled $170.8 million, $164.7 million, and $230.3 million in 2010, 2009 and 2008, respectively, and is largely derived from Canada, Asia and Mexico. Long-lived assets located in foreign countries totaled $19.2 million, $25.9 million and $22.3 million at December 31, 2010, 2009 and 2008, respectively.

The following table summarizes our operations by business segment:

(in millions)	National Transportation	Regional Transportation	Truckload	Corporate / Eliminations	Consolidated
2010
External revenue	$2,884.8	$1,352.8	$78.0	$19.0	$4,334.6
Intersegment revenue	—	1.1	31.6	(32.7)	—
Operating loss	(199.7)	(3.8)	(10.5)	(16.6)	(230.6)
Identifiable assets	1,612.3	864.3	49.8	66.5	2,592.9
Capital expenditures, net	(69.4)	3.1	0.6	3.1	(62.6)
Depreciation and amortization	105.5	63.6	8.8	20.6	198.5
Impairment charges	3.3	2.0	—	—	5.3
Equity investment impairment	—	—	—	12.3	12.3

2009
External revenue	$3,489.3	$1,322.4	$71.5	$(12.2)	$4,871.0
Intersegment revenue	—	0.2	40.9	(41.1)	—
Operating loss	(742.8)	(126.7)	(8.7)	(12.2)	(890.4)
Identifiable assets	1,807.8	1,023.0	59.6	44.6	2,935.0
Capital expenditures, net	(89.0)	(13.2)	0.1	5.7	(96.4)
Depreciation and amortization	131.0	66.2	9.0	35.4	241.6
Equity investment impairment	—	—	—	30.4	30.4

2008
External revenue	$6,303.2	$1,973.4	$79.2	$(37.1)	$8,318.7
Intersegment revenue	1.7	0.7	41.3	(43.7)	—
Operating loss	(749.4)	(147.8)	(11.6)	(22.9)	(931.7)
Identifiable assets	2,362.6	1,207.8	71.4	148.9	3,790.7
Capital expenditures, net	52.3	(3.8)	(0.5)	14.6	62.6
Depreciation and amortization	138.7	66.5	10.5	32.7	248.4
Impairment charges	776.7	89.7	—	—	866.4

14. Shareholders’ Equity

On December 31, 2009, we issued 4.3 million shares of preferred stock in exchange for certain outstanding notes. The Class A preferred stock had a par value of $1.00 per share and a liquidation preference of $50.00 per share; holders were entitled to vote with holders of common stock on an as-if converted basis, and each share of preferred stock was entitled to 8.81 votes per share. The preferred stock did not accrue dividends and was not subject to any mandatory redemption. Our preferred stock was recorded at $90.67 per share and was classified as a Level 3 instrument within the fair value hierarchy, as its valuation required substantial judgement and estimation of factors that were not observable in the market due to the lack of tracking of the preferred stock at December 31, 2009.

On February 17, 2010, the Company’s stockholders at a special meeting approved the following:

•

an amendment to the Company’s Certificate of Incorporation to reduce the par value of the Company’s common stock from $1.00 to $0.01 per share; and increase the number of authorized shares of the Company’s capital stock from 9.8 million shares to 85.0 million shares of which five million shares are preferred stock, par value $1.00 per share, and 80.0 million shares are common stock, par value $0.01 per share; and

•

an amendment to the Company’s Certificate of Incorporation to effect a reverse stock split of the Company’s common stock following the effectiveness of the par value reduction and the authorized share increase described above, at a ratio to be determined by the Company’s board of directors and within a range of one-to-five to one-for-25; and reduce the number of authorized shares of the Company’s common stock by the reverse split ratio;

On February 17, 2010, the Company filed the amendment to its Certificate of Incorporation to increase its authorized common stock and change the par value of the stock. Effective with that amendment, 4.3 million shares of the Class A preferred stock automatically converted into 38.3 million shares of common stock at a ratio of 8.81 shares of common stock for each share of Class A preferred stock.

As discussed in Note 9 “Liquidity”, on May 3, 2010, we entered into an At Market Issuance Sales Agreement. During the three months ended June 30, 2010, we sold 1.8 million shares for net proceeds of $15.4 million. No additional At the Market transactions were completed during the remaining period in 2010.

In connection with Amendment No. 18 to the ABS Facility, we paid fees to the Co-Agents (the “Closing Fees”). The Closing Fees were paid by the Company by the issuance to the Co-Agents (or their designees) of an aggregate of 1.0 million shares of common stock of the Company, par value $0.01 per share, of which 0.8 million were issued as of June 30, 2010 and the remaining 0.2 million were issued on July 22, 2010.

The board of directors approved a reverse stock split effective September 30, 2010 at a ratio of 1:25. The reverse stock split was effective on NASDAQ on October 1, 2010. Fractional shares were not issued in connection with the reverse stock split. Stockholders who otherwise held fractional shares were entitled to a cash payment (without interest or deduction) in respect of such fractional shares. Fractional shares were collected and pooled by our transfer agent and sold in the open market and the proceeds were allocated to the stockholders’ respective accounts pro rata in lieu of fractional shares.

The reverse stock split reduced the number of shares of our common stock available for issuance under our employee and director equity plans in proportion to the reverse stock split ratio. Under the terms of our outstanding equity awards, the reverse stock split reduced the number of shares of our common stock issuable upon exercise or vesting of such awards in proportion to the reverse stock split ratio and caused a proportionate increase in the exercise price of such awards to the extent they were stock options. The number of shares of our common stock issuable upon exercise or vesting of outstanding equity awards was rounded to the nearest whole share and no cash payment was made in respect of such rounding. Shareholders’ Equity (Deficit) has been retroactively adjusted to give effect to the reverse stock split for all periods presented by reclassifying from Common stock to Capital surplus, the par value of the share reduction in connection with the reverse split. In addition, all share numbers and per share amounts in the Consolidated Financial Statements and Notes to the Consolidated Financial Statements have been retroactively adjusted to give effect to the reverse stock split.

The following reflects the activity in the shares of our preferred and common stock for the years ended December 31:

	Preferred Shares		Common Shares
(in thousands)	2010	2009	2010	2009	2008
Beginning balance	4,346	—	3,965	2,497	2,460
Issuance of equity in exchange for debt	—	4,346	—	1,460	—
Conversion of preferred stock to common stock	(4,346)	—	38,289	—	—
Shares issued for long-term debt	—	—	2,571	—	—
Shares issued for amendment closing fees	—	—	1,016	—	—
At the market issuances	—	—	1,795	—	—
Exercise of stock options	—	—	—	—	1
Issuance of equity awards, net	—	—	48	8	10
Employer contribution to 401(k) plan	—	—	—	—	26

Ending balance	—	4,346	47,684	3,965	2,497

Our current Credit Agreement restricts the ability of YRC Worldwide to declare dividends on its outstanding capital stock.

15. Earnings per Common Share

Due to the issuance of the Class A preferred stock on December 31, 2009, we have adopted FASB ASC Topic 260-10-45-60 which provides clarification of what is meant by a “participating security” and provides guidance on applying the two-class method for computing earnings per share (“EPS”). The new preferred stock was determined to be a participating security as it could participate in dividends with common stockholders according to a predetermined formula. However, due to our current loss position and the fact that no dividends have been declared or paid in 2010 or 2009, the two class method did not impact our basic or diluted EPS calculation for any of the periods presented in the accompanying statements of consolidated operations in which the Class A preferred stock was outstanding.

We present both basic and diluted EPS amounts. Basic EPS is calculated by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted EPS is based upon the weighted average number of common and common equivalent shares outstanding during the year which is calculated using the treasury stock method for stock options and restricted stock units, the if-converted method for preferred stock, and assumes conversion of our convertible senior notes based on the related fiscal year financial data.

The impacts of the preferred stock, options and restricted stock units were excluded from the calculation of diluted earnings per share because the effects are antidilutive. In addition, the computation of the assumed conversion of the convertible senior notes includes inputs of the year-to-date average stock price relative to the stated conversion price. If this relationship is such that the year-to-date average stock price is less then the stated conversion price, the computed shares would be antidilutive under the treasury stock method.

Antidilutive options and share units were 11,200,000, 699,920 and 94,640 at December 31, 2010, 2009 and 2008, respectively. Antidilutive convertible senior note conversion shares were 7,080 at December 31, 2009 and 2008 with no corresponding amount at December 31, 2010. Antidilutive 6% convertible senior note conversion shares were 5,503,972 as of December 31, 2010 with no corresponding amount at December 31, 2009 and 2008.

16. Commitments, Contingencies, and Uncertainties

Financial Matters

We incur rental expenses under noncancelable lease agreements for certain buildings and operating equipment. Rental expense is charged to “Operating expense and supplies” or “Purchased transportation” on the accompanying statements of operations. Rental expense was $77.4 million, $121.5 million, and $132.3 million for the years ended December 31, 2010, 2009 and 2008, respectively.

At December 31, 2010, we were committed under noncancelable lease agreements requiring minimum annual rentals payable as follows:

	00000000	00000000	00000000	00000000	00000000	00000000
(in millions)	2011	2012	2013	2014	2015	Thereafter
Minimum annual rentals	$61.8	$36.3	$21.0	$11.9	$8.6	$18.0

We expect in the ordinary course of business that leases will be renewed or replaced as they expire. The leases provide for fixed and escalating rentals and contingent escalating rentals based on the Consumer Price Index not to exceed certain specified amounts. We record rent expense for our operating leases on a straight-line basis over the base term of the lease agreements. In many cases our leases are entered into by a subsidiary and a parent guarantee is issued. The maximum potential amount of undiscounted future payments under the guarantee are the same as the minimum annual rentals disclosed above.

As of December 31, 2010 we have approximately $22.7 million committed for capital expenditures to be completed during 2011.

401(k) Class Action Suit

Four class action complaints were filed in the U.S. District Court for the District of Kansas against the Company and certain of its officers and directors, alleging violations of the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) based on similar allegations and causes of action. On November 17, 2009, Eva L. Hanna and Shelley F. Whitson, former participants in the Yellow Roadway Corporation Retirement Plan, filed a class action complaint on behalf of certain persons participating in the plan (or plans that merged with the plan) from April 6, 2009 to the present; on December 7, 2009, Daniel J. Cambra, a participant in the Yellow Roadway Corporation Retirement Savings Plan, filed a class action complaint on behalf of certain persons participating in the plan (or plans that merged with the plan) from October 25, 2007 to the present; and on January 15, 2010, Patrick M. Couch, a participant in one of the merged 401(k) plans, filed a class action complaint on behalf of certain persons participating in the plan (or plans that merged with the plan) from March 23, 2006 to the present; and on April 21, 2010, Tawana Franklin, a participant in the YRC Worldwide 401(k) Plan, filed a class action complaint on behalf of certain persons participating in the plan (or plans that merged with the plan) from October 25, 2007 to the present.

In general, the complaints allege that the defendants breached their fiduciary duties under ERISA by providing participants Company common stock as part of their matching contributions and by not removing the stock fund as an investment option in the plans in light of the Company’s financial condition. Although some Company matching contributions were made in Company common stock, participants were not permitted to invest their own contributions in the Company stock fund. The complaints allege that the defendants failed to prudently and loyally manage the plans and assets of the plans; imprudently invested in Company common stock; failed to monitor fiduciaries and provide them with accurate information; breached the duty to properly appoint, monitor, and inform the Benefits Administrative Committee; misrepresented and failed to disclose adverse financial information; breached the duty to avoid conflict of interest; and are subject to co-fiduciary liability. Each of the complaints seeks, among other things, an order compelling defendants to make good to the plan all losses resulting from the alleged breaches of fiduciary duty, attorneys’ fees, and other injunctive and equitable relief. Based on the four separate complaints previously filed, the Company believes the allegations are without merit and intends to vigorously contest the claims.

On March 3, 2010, the Court entered an order consolidating three of the four cases and, on April 1, 2010, the plaintiffs filed a consolidated complaint. The consolidated complaint asserted the same claims as the previously-filed complaints but named as defendants certain former officers of the Company in addition to those current officers and directors that had already been named. The fourth case (Franklin) was consolidated with the first three cases on May 12, 2010.

The defendants moved to dismiss the consolidated complaint on June 1, 2010. The court granted the defendants’ motion to dismiss with respect to the claim that defendants breached their fiduciary duties by failing to disclose information to plan participants but refused to dismiss the remainder of the plaintiffs’ claims.

The plaintiffs filed a motion on October 1, 2010 requesting that the court certify a class consisting of all persons, excluding defendants and their immediate family members, who were participants in the YRC Worldwide 401(k) Plan (or plans that merged with the plan), at any time between October 25, 2007 and the present and whose plan accounts included investments in YRCW common stock (directly and/or through shares in the Company stock fund). Defendants’ filed their opposition to this motion on January 20, 2011. In the meantime, the parties are continuing discovery on the merits of the plaintiffs’ claims.

ABF Lawsuit

On November 1, 2010, ABF Freight System, Inc. (“ABF”) filed a complaint in the U.S. District court for the Western District of Arkansas against several parties, including YRC Inc., New Penn Motor Express, Inc. and USF Holland Inc. (each a subsidiary of the Company and collectively, the “YRC Defendants”)) and the International Brotherhood of Teamsters and the local Teamster unions party to the National Master Freight Agreement (“NMFA”) alleging violation of the NMFA due to modifications to the NMFA that have provided relief to the YRC Defendants without providing the same relief to ABF. The complaint seeks to have the modifications to the NMFA declared null and void and seeks damages of $750 million from the named defendants. The Company believes the allegations are without merit and intends to vigorously defend the claims.

On December 17, 2010, the U.S. District Court for the Western District of Arkansas dismissed the complaint. ABF appealed the dismissal on January 18, 2011 to the U.S. Court of Appeals for the 8th Circuit. ABF filed its brief on February 18, 2011, and the YRC Defendants filed their brief on March 7, 2011. ABF’s reply brief is due on March 21, 2011.

Securities Class Action Suit

On February 7, 2011, a putative class action was filed in the United States District Court for the District of Kansas on behalf of purchasers of the Company’s securities between April 24, 2008 and November 2, 2009, inclusive (the “Class Period”), seeking to pursue remedies under the Securities Exchange Act of 1934, as amended. The complaint alleges that, throughout the Class Period, the Company and certain of its officers failed to disclose material adverse facts about the Company’s true financial condition, business and prospects. Specifically, the complaint alleges that defendants’ statements were materially false and misleading because they misrepresented and overstated the financial condition of the Company and caused shares of the Company’s common stock to trade at artificially inflated levels throughout the Class Period. The plaintiff seeks to recover damages on behalf of all purchasers of the Company’s securities during the Class Period. The Company believes the allegations are without merit and intends to vigorously defend the claims.

Other Legal Matters

We are involved in other litigation or proceedings that arise in ordinary business activities. We insure against these risks to the extent deemed prudent by our management, but no assurance can be given that the nature and amount of such insurance will be sufficient to fully indemnify us against liabilities arising out of pending and future legal proceedings. Many of these insurance policies contain self-insured retentions in amounts we deem prudent. Based on our current assessment of information available as of the date of these financial statements, we believe that our financial statements include adequate provisions for estimated costs and losses that may be incurred with regard to the litigation and proceedings to which we are a party.

17. Guarantees of the Contingent Convertible Senior Notes

In August 2003, YRC Worldwide issued 5.0% contingent convertible senior notes due 2023. In November 2003, we issued 3.375% contingent convertible senior notes due 2023. In December 2004, we completed exchange offers pursuant to which holders of the contingent convertible senior notes could exchange their notes for an equal amount of new net share settled contingent convertible senior notes. Substantially all notes were exchanged as part of the exchange offers. In connection with the net share settled contingent convertible senior notes, the following 100% owned subsidiaries of YRC Worldwide have issued guarantees in favor of the holders of the net share settled contingent convertible senior notes: YRC Inc., YRC Enterprise Services, Inc., Roadway LLC, and Roadway Next Day Corporation. Each of the guarantees is full and unconditional and joint and several. Effective August 4, 2010, Global.com Lines Inc. was released as a guarantor in connection with its merger with and into YRC Logistics Global, LLC. Effective August 13, 2010 YRC Logistics, Inc. and YRC Logistics Global, LLC were released as guarantors in connection with the sale of YRC Logistics.

The condensed consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of YRC Worldwide or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The following represents condensed consolidating financial information as of December 31, 2010 and 2009, with respect to the financial position and for the years ended December 31, 2010, 2009 and 2008, for results of operations and cash flows of YRC Worldwide and its subsidiaries. The Parent column presents the financial information of YRC Worldwide, the primary obligor of the contingent convertible senior notes. The Guarantor Subsidiaries column presents the financial information of all guarantor subsidiaries of the contingent convertible senior notes. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those subsidiaries that are governed by foreign laws and Yellow Roadway Receivables Funding Corporation, the special-purpose entity that is associated with our ABS agreement.

Condensed Consolidating Balance Sheets

December 31, 2010 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$120	$9	$14	$—	$143
Intercompany advances receivable	—	(31)	31	—	—
Accounts receivable, net	9	(5)	438	—	442
Prepaid expenses and other	(46)	190	39	—	183

Total current assets	83	163	522	—	768
Property and equipment	—	2,290	948	—	3,238
Less – accumulated depreciation	—	(1,331)	(356)	—	(1,687)

Net property and equipment	—	959	592	—	1,551
Investment in subsidiaries	2,226	(13)	174	(2,387)	—
Receivable from affiliate	(549)	503	46	—	—
Intangibles and other assets	327	185	112	(350)	274

Total assets	$2,087	$1,797	$1,446	$(2,737)	$2,593

Intercompany advances payable	$121	$298	$(219)	$(200)	$—
Accounts payable	20	75	52	—	147
Wages, vacations and employees’ benefits	25	120	51	—	196
Claims and insurance accruals	159	12	6	—	177
Other current and accrued liabilities	100	114	62	—	276
Asset-backed securitization borrowings	—	—	123	—	123
Current maturities of long-term debt	99	—	1	—	100

Total current liabilities	524	619	76	(200)	1,019
Payable to affiliate	—	—	150	(150)	—
Long-term debt, less current portion	837	—	—	—	837
Deferred income taxes, net	75	(53)	97	—	119
Pension and postretirement	448	—	—	—	448
Claims and other liabilities	354	6	—	—	360
Commitments and contingencies
YRC Worldwide Inc. Shareholders’ equity (deficit)	(151)	1,225	1,125	(2,387)	(188)
Non-controlling interest	—	—	(2)	—	(2)

Total Shareholders’ equity (deficit)	(151)	1,225	1,123	(2,387)	(190)

Total liabilities and shareholders’ equity (deficit)	$2,087	$1,797	$1,446	$(2,737)	$2,593

December 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$69	$9	$20	$—	$98
Intercompany advances receivable	—	(54)	54	—	—
Accounts receivable, net	10	(21)	455	(1)	443
Prepaid expenses and other	71	130	41	—	242
Current assets of discontinued operations	—	38	38	—	76

Total current assets	150	102	608	(1)	859
Property and equipment	—	2,565	964	—	3,529
Less – accumulated depreciation	—	(1,402)	(306)	—	(1,708)

Net property and equipment	—	1,163	658	—	1,821
Investment in subsidiaries	2,999	(38)	237	(3,198)	—
Receivable from affiliate	(314)	213	101	—	—
Intangibles and other assets	337	192	152	(350)	331
Noncurrent assets of discontinued operations	—	6	15	—	21

Total assets	$3,172	$1,638	$1,771	$(3,549)	$3,032

Intercompany advances payable	$146	$212	$(158)	$(200)	$—
Accounts payable	32	83	41	(1)	155
Wages, vacations and employees’ benefits	33	131	50	—	214
Claims and insurance accruals	147	18	5	—	170
Other current and accrued liabilities	47	133	42	—	222
Asset-back securitization	—	—	146	—	146
Current maturities of long-term debt	45	6	—	—	51
Current liabilities of discontinued operations	—	24	28	—	52

Total current liabilities	450	607	154	(201)	1,010
Payable to affiliate	—	(75)	225	(150)	—
Long-term debt, less current portion	891	—	45	—	936
Deferred income taxes, net	85	(36)	98	—	147
Pension and postretirement	352	—	—	—	352
Claims and other liabilities	414	5	1	—	420
Noncurrent liabilities of discontinued operations	—	—	1	—	1
Commitments and contingencies
Shareholders’ equity	980	1,137	1,247	(3,198)	166

Total liabilities and shareholders’ equity	$3,172	$1,638	$1,771	$(3,549)	$3,032

Condensed Consolidating Statements of Operations

For the year ended December 31, 2010 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$2,688	$1,684	$(37)	$4,335

Operating expenses:
Salaries, wages and employees’ benefits	14	1,730	959	—	2,703
Operating expenses and supplies	(14)	561	402	—	949
Purchased transportation	—	328	165	(37)	456
Depreciation and amortization	—	122	76	—	198
Other operating expenses	4	162	82	—	248
Losses on property disposals, net	—	—	6	—	6
Impairment charges	—	—	5	—	5

Total operating expenses	4	2,903	1,695	(37)	4,565

Operating loss	(4)	(215)	(11)	—	(230)

Nonoperating (income) expenses:
Interest expense	130	(6)	35	—	159
Equity investment impairment	—	—	12	—	12
Other, net	196	(65)	(129)	—	2

Nonoperating (income) expenses, net	326	(71)	(82)	—	173

Income (loss) from continuing operations before income taxes	(330)	(144)	71	—	(403)
Income tax provision (benefit)	101	(190)	(13)	—	(102)

Net income (loss) from continuing operations	(431)	46	84	—	(301)
Net loss from discontinued operations, net of tax	—	(5)	(18)	—	(23)

Net income (loss)	(431)	41	66	—	(324)
Less: Net loss attributable to non-controlling interest	—	—	(2)	—	(2)

Net income (loss) attributable to YRC Worldwide Inc.	$(431)	$41	$68	$—	$(322)

For the year ended December 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$3,319	$1,605	$(53)	$4,871

Operating expenses:
Salaries, wages and employees’ benefits	36	2,493	1,063	—	3,592
Operating expenses and supplies	(32)	744	426	(1)	1,137
Purchased transportation	—	429	110	(53)	486
Depreciation and amortization	—	162	80	—	242
Other operating expenses	2	215	93	—	310
Gains on property disposals, net	—	(8)	2	—	(6)

Total operating expenses	6	4,035	1,774	(54)	5,761

Operating income (loss)	(6)	(716)	(169)	1	(890)

Nonoperating (income) expenses:
Interest expense	115	3	44	—	162
Equity investment impairment	—	—	30	—	30
Gain on debt redemption, net	(194)	—	—	—	(194)
Interest income	—	—	(1)	—	(1)
Other, net	70	(19)	(42)	1	10

Nonoperating (income) expenses, net	(9)	(16)	31	1	7

Income (loss) from continuing operations before income taxes	3	(700)	(200)	—	(897)
Income tax provision (benefit)	56	(280)	(39)	—	(263)

Net loss from continuing operations	(53)	(420)	(161)	—	(634)
Net income from discontinued operations, net of tax	—	9	3	—	12

Net loss	$(53)	$(411)	$(158)	$—	$(622)

For the year ended December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$6,068	$2,332	$(81)	$8,319

Operating expenses:
Salaries, wages and employees’ benefits	27	3,578	1,502	—	5,107
Operating expenses and supplies	(18)	1,224	630	(1)	1,835
Purchased transportation	—	707	182	(81)	808
Depreciation and amortization	—	164	84	—	248
Other operating expenses	—	285	114	—	399
(Gains) losses on property disposals, net	—	(11)	(2)	—	(13)
Impairment charges	—	754	112	—	866

Total operating expenses	9	6,701	2,622	(82)	9,250

Operating income (loss)	(9)	(633)	(290)	1	(931)

Nonoperating (income) expenses:
Interest expense	39	18	24	—	81
Interest income	(2)	(1)	(1)	—	(4)
Other, net	21	161	(190)	1	(7)

Nonoperating (income) expenses, net	58	178	(167)	1	70

Loss before income taxes	(67)	(811)	(123)	—	(1,001)
Income tax benefit	(24)	(119)	(33)	—	(176)

Net loss from continuing operations	(43)	(692)	(90)	—	(825)
Net loss from discontinued operations, net of tax	—	(27)	(124)	—	(151)

Net loss	$(43)	$(719)	$(214)	$—	$(976)

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2010 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(141)	$(76)	$218	$—	$1

Investing activities:
Acquisition of property and equipment	—	(12)	(7)	—	(19)
Proceeds from disposal of property and equipment	—	73	13	—	86
Disposition of affiliate	43	—	(9)	—	34
Other	2	—	3	—	5

Net cash provided by (used in) investing activities	45	61	—	—	106

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(24)	—	(24)
Issuance of long-term debt	230	—	—	—	230
Repayment of long-term debt	(208)	(6)	(46)	—	(260)
Debt issuance costs	(17)	—	(2)	—	(19)
Equity issuance costs	(17)	—	—	—	(17)
Equity issuance proceeds	16	—	—	—	16
Stock issued in connection with the 6% Notes	12	—	—	—	12
Intercompany advances / repayments	131	21	(152)	—	—

Net cash provided by (used in) financing activities	147	15	(224)	—	(62)

Net decrease in cash and cash equivalents	51	—	(6)	—	45
Cash and cash equivalents, beginning of year	69	9	20	—	98

Cash and cash equivalents, end of year	$120	$9	$14	$—	$143

For the year ended December 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(108)	$(636)	$366	$—	$(378)

Investing activities:
Acquisition of property and equipment	—	(28)	(9)	—	(37)
Proceeds from disposal of property and equipment	—	113	20	—	133
Disposition of business line	—	32	—	—	32
Other	6	3	(3)	—	6

Net cash used in investing activities	6	120	8	—	134

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(1)	—	(1)
Issuance of long-term debt	332	—	—	—	332
Repayment of long-term debt	(246)	(1)	—	—	(247)
Debt issuance costs	(47)	—	(14)	—	(61)
Equity issuance costs	(6)	—	—	—	(6)
Intercompany advances / repayments	(157)	517	(360)	—	—

Net cash provided by (used in) financing activities	(124)	516	(375)	—	17

Net decrease in cash and cash equivalents	(226)	—	(1)	—	(227)
Cash and cash equivalents, beginning of year	295	9	21	—	325

Cash and cash equivalents, end of year	$69	$9	$20	$—	$98

For the year ended December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$40	$(59)	$239	$—	$220

Investing activities:
Acquisition of property and equipment	—	(120)	(42)	—	(162)
Proceeds from disposal of property and equipment	—	45	82	—	127
Investment in Affiliate	—	—	(46)	—	(46)
Other	—	—	(6)	—	(6)

Net cash used in investing activities	—	(75)	(12)	—	(87)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(33)	—	(33)
Issuance of long-term debt	510	—	—	—	510
Repayment of long-term debt	—	(229)	(103)	—	(332)
Debt issuance costs	(11)	—	—	—	(11)
Intercompany advances / repayments	(270)	357	(87)	—	—

Net cash provided by (used in) financing activities	229	128	(223)	—	134

Net increase (decrease) in cash and cash equivalents	269	(6)	4	—	267
Cash and cash equivalents, beginning of year	26	15	17	—	58

Cash and cash equivalents, end of year	$295	$9	$21	$—	$325

18.  Guarantees of the 6% Convertible Senior Notes Due 2014

On February 23, 2010, and August 3, 2010, we issued $70 million in aggregate principal amount of our 6% convertible senior notes due 2014 (the “6% Notes”). In connection with the 6% Notes, the following 100% owned subsidiaries of YRC Worldwide have issued guarantees in favor of the holders of the notes: YRC Inc., YRC Enterprise Services, Inc., Roadway LLC, Roadway Next Day Corporation, YRC Regional Transportation, Inc., USF Sales Corporation, USF Holland Inc., USF Reddaway Inc., USF Glen Moore Inc., YRC Logistics Services, Inc. and IMUA Handling Corporation. Each of the guarantees is full and unconditional and joint and several. Effective August 4, 2010, Global.com Lines Inc. was released as a guarantor in connection with its merger with and into YRC Logistics Global, LLC. Effective August 13, 2010, YRC Logistics, Inc. and YRC Logistics Global, LLC were released as guarantors in connection with the sale of YRC Logistics.

The condensed consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that such separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of YRC Worldwide or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The following represents condensed consolidating financial information as of December 31, 2010 and 2009, with respect to the financial position and for the years ended December 31, 2010, 2009 and 2008, for results of operations and cash flows of YRC Worldwide and its subsidiaries. The Parent column presents the financial information of YRC Worldwide, the primary obligor of the convertible senior notes. The Guarantor Subsidiaries column presents the financial information of all guarantor subsidiaries of the convertible senior notes. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those subsidiaries that are governed by foreign laws and Yellow Roadway Receivables Funding Corporation, the special-purpose entity that is associated with our ABS agreement.

Condensed Consolidating Balance Sheets

December 31, 2010 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$120	$10	$13	$—	$143
Intercompany advances receivable	—	(38)	38	—	—
Accounts receivable, net	9	2	431	—	442
Prepaid expenses and other	(46)	240	(11)	—	183

Total current assets	83	214	471	—	768
Property and equipment	—	3,050	188	—	3,238
Less – accumulated depreciation	—	(1,596)	(91)	—	(1,687)

Net property and equipment	—	1,454	97	—	1,551
Investment in subsidiaries	2,226	130	31	(2,387)	—
Receivable from affiliate	(549)	840	(291)	—	—
Intangibles and other assets	327	230	67	(350)	274

Total assets	$2,087	$2,868	$375	$(2,737)	$2,593

Intercompany advances payable	$121	$269	$(190)	$(200)	$—
Accounts payable	20	96	31	—	147
Wages, vacations and employees’ benefits	25	158	13	—	196
Claims and insurance accruals	159	15	3	—	177
Other current and accrued liabilities	100	168	8	—	276
Asset-back securitization borrowings	—	—	123	—	123
Current maturities of long-term debt	99	—	1	—	100

Total current liabilities	524	706	(11)	(200)	1,019
Payable to affiliate	—	—	150	(150)	—
Long-term debt, less current portion	837	—	—	—	837
Deferred income taxes, net	75	34	10	—	119
Pension and postretirement	448	—	—	—	448
Claims and other liabilities	354	6	—	—	360
Commitments and contingencies
YRC Worldwide Inc. Shareholders’ equity (deficit)	(151)	2,122	228	(2,387)	(188)
Non-controlling interest	—	—	(2)	—	(2)
Total Shareholders’ equity (deficit)	(151)	2,122	226	(2,387)	(190)

Total liabilities and shareholders’ equity (deficit)	$2,087	$2,868	$375	$(2,737)	$2,593

December 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$69	$10	$19	$—	$98
Intercompany advances receivable	—	(59)	59	—	—
Accounts receivable, net	10	(18)	452	(1)	443
Prepaid expenses and other	71	162	9	—	242
Current assets of discontinued operations	—	51	25	—	76

Total current assets	150	146	564	(1)	859
Property and equipment	—	3,338	191	—	3,529
Less – accumulated depreciation	—	(1,628)	(80)	—	(1,708)

Net property and equipment	—	1,710	111	—	1,821
Investment in subsidiaries	2,999	164	35	(3,198)	—
Receivable from affiliate	(314)	486	(172)	—	—
Intangibles and other assets	337	245	99	(350)	331
Noncurrent assets of discontinued operations	—	19	2	—	21

Total assets	$3,172	$2,770	$639	$(3,549)	$3,032

Intercompany advances payable	$146	$178	$(124)	$(200)	$—
Accounts payable	32	99	25	(1)	155
Wages, vacations and employees’ benefits	33	167	14	—	214
Claims and insurance accruals	147	20	3	—	170
Other current and accrued liabilities	47	166	9	—	222
Asset-backed securitization borrowings	—	—	146	—	146
Current maturities of long-term debt	45	6	—	—	51
Current liabilities of discontinued operations	—	35	17	—	52

Total current liabilities	450	671	90	(201)	1,010
Payable to affiliate	—	(2)	152	(150)	—
Long-term debt, less current portion	891	45	—	—	936
Deferred income taxes, net	85	49	13	—	147
Pension and postretirement	352	—	—	—	352
Claims and other liabilities	414	6	—	—	420
Noncurrent liabilities of discontinued operations	—	1	—	—	1
Commitments and contingencies
Shareholders’ equity	980	2,000	384	(3,198)	166

Total liabilities and shareholders’ equity	$3,172	$2,770	$639	$(3,549)	$3,032

Condensed Consolidating Statements of Operations

For the year ended December 31, 2010 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$3,898	$441	$(4)	$4,335

Operating expenses:
Salaries, wages and employees’ benefits	14	2,478	211	—	2,703
Operating expenses and supplies	(14)	889	74	—	949
Purchased transportation	—	345	115	(4)	456
Depreciation and amortization	—	183	15	—	198
Other operating expenses	4	230	14	—	248
Gains on property disposals, net	—	4	2	—	6
Impairment charges	—	—	5	—	5

Total operating expenses	4	4,129	436	(4)	4,565

Operating income (loss)	(4)	(231)	5	—	(230)

Nonoperating (income) expenses:
Interest expense	130	(3)	32	—	159
Equity investment impairment	—	—	12	—	12
Other, net	196	(123)	(71)	—	2

Nonoperating (income) expenses, net	326	(126)	(27)	—	173

Income (loss) from continuing operations before income taxes	(330)	(105)	32	—	(403)
Income tax provision (benefit)	101	(225)	22	—	(102)

Net income (loss) from continuing operations	(431)	120	10	—	(301)
Net loss from discontinued operations, net of tax	—	(24)	1	—	(23)

Net income (loss)	(431)	96	11	—	(324)
Less: Net loss attributable to non-controlling interest	—	—	(2)	—	(2)

Net income (loss) attributable to YRC Worldwide Inc.	$(431)	$96	$13	$—	$(322)

For the year ended December 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$4,493	$390	$(12)	$4,871

Operating expenses:
Salaries, wages and employees’ benefits	36	3,340	216	—	3,592
Operating expenses and supplies	(32)	1,049	120	—	1,137
Purchased transportation	—	438	60	(12)	486
Depreciation and amortization	—	225	17	—	242
Other operating expenses	2	292	16	—	310
Gains on property disposals, net	—	(5)	(1)	—	(6)

Total operating expenses	6	5,339	428	(12)	5,761

Operating loss	(6)	(846)	(38)	—	(890)

Nonoperating (income) expenses:
Interest expense	115	13	34	—	162
Equity investment impairment	—	—	30	—	30
Gain on debt redemption, net	(194)	—	—	—	(194)
Interest income	—	—	(1)	—	(1)
Other, net	70	(50)	(10)	—	10

Nonoperating (income) expenses, net	(9)	(37)	53	—	7

Income (loss) from continuing operations before income taxes	3	(809)	(91)	—	(897)
Income tax provision (benefit)	56	(322)	3	—	(263)

Net loss from continuing operations	(53)	(487)	(94)	—	(634)
Net income from discontinued operations, net of tax	—	10	2	—	12

Net loss	$(53)	$(477)	$(92)	$—	$(622)

For the year ended December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$7,831	$527	$(39)	$8,319

Operating expenses:
Salaries, wages and employees’ benefits	27	4,698	382	—	5,107
Operating expenses and supplies	(18)	1,729	124	—	1,835
Purchased transportation	—	744	103	(39)	808
Depreciation and amortization	—	230	18	—	248
Other operating expenses	—	382	17	—	399
(Gains) losses on property disposals, net	—	(13)	—	—	(13)
Impairment charges	—	845	21	—	866

Total operating expenses	9	8,615	665	(39)	9,250

Operating loss	(9)	(784)	(138)	—	(931)

Nonoperating (income) expenses:
Interest expense	39	32	10	—	81
Interest income	(2)	—	(2)	—	(4)
Other, net	21	205	(233)	—	(7)

Nonoperating (income) expenses, net	58	237	(225)	—	70

Income (loss) from continuing operations before income taxes	(67)	(1,021)	87	—	(1,001)
Income tax provision (benefit)	(24)	(196)	44	—	(176)

Net income (loss) from continuing operations	(43)	(825)	43	—	(825)
Net loss from discontinued operations, net of tax	—	(127)	(24)	—	(151)

Net income (loss)	$(43)	$(952)	$19	$—	$(976)

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2010 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(141)	$19	$123	$—	$1

Investing activities:
Acquisition of property and equipment	—	(18)	(1)	—	(19)
Proceeds from disposal of property and equipment	—	76	10	—	86
Disposition of affiliate	43	—	(9)	—	34
Other	2	—	3	—	5

Net cash provided by (used in) investing activities	45	58	3	—	106

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(24)	—	(24)
Issuance of long-term debt	230	—	—	—	230
Repayment of long-term debt	(208)	(51)	(1)	—	(260)
Debt issuance costs	(17)	—	(2)	—	(19)
Equity issuance costs	(17)	—	—	—	(17)
Equity issuance proceeds	16	—	—	—	16
Stock issued in connection with the 6% Notes	12	—	—	—	12
Intercompany advances / repayments	131	(26)	(105)	—	—

Net cash provided by (used in) financing activities	147	(77)	(132)	—	(62)

Net increase (decrease) in cash and cash equivalents	51	—	(6)	—	45
Cash and cash equivalents, beginning of year	69	10	19	—	98

Cash and cash equivalents, end of year	$120	$10	$13	$—	$143

For the year ended December 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(108)	$(681)	$411	$—	$(378)

Investing activities:
Acquisition of property and equipment	—	(34)	(3)	—	(37)
Proceeds from disposal of property and equipment	—	131	2	—	133
Disposition of business line	—	32	—	—	32
Other	6	3	(3)	—	6

Net cash provided by (used in) investing activities	6	132	(4)	—	134

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(1)	—	(1)
Issuance of long-term debt	332	—	—	—	332
Repayment of long-term debt	(246)	(1)	—	—	(247)
Debt issuance costs	(47)	—	(14)	—	(61)
Equity issuance costs	(6)	—	—	—	(6)
Intercompany advances / repayments	(157)	547	(390)	—	—

Net cash provided by (used in) financing activities	(124)	546	(405)	—	17

Net increase (decrease) in cash and cash equivalents	(226)	(3)	2	—	(227)
Cash and cash equivalents, beginning of year	295	13	17	—	325

Cash and cash equivalents, end of year	$69	$10	$19	$—	$98

For the year ended December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$40	$(151)	$331	$—	$220

Investing activities:
Acquisition of property and equipment	—	(154)	(8)	—	(162)
Proceeds from disposal of property and equipment	—	114	13	—	127
Investment in affiliate	—	(1)	(45)	—	(46)
Other	—	—	(6)	—	(6)

Net cash used in investing activities	—	(41)	(46)	—	(87)

Financing activities:
Asset-backed securitization borrowings (payments), net	—	—	(33)	—	(33)
Issuance of long-term debt	510	—	—	—	510
Repayment of long-term debt	—	(332)	—	—	(332)
Debt issuance costs	(11)	—	—	—	(11)
Intercompany advances / repayments	(270)	520	(250)	—	—

Net cash provided by (used in) financing activities	229	188	(283)	—	134

Net increase (decrease) in cash and cash equivalents	269	(4)	2	—	267
Cash and cash equivalents, beginning of year	26	17	15	—	58

Cash and cash equivalents, end of year	$295	$13	$17	$—	$325

19. Guarantees of the 10% Series A Convertible Senior Secured Notes and the 10% Series B Convertible Senior Secured Notes

On April 29, 2011, we entered into a support agreement with certain of our lenders pursuant to which the lenders agreed, subject to the terms and conditions set forth therein, to support our restructuring, including, among other things, a registered offer to exchange their claims under our credit agreement for newly issued debt securities and other exchange consideration. Such newly issued debt securities would include $140 million in aggregate principal amount of new 10% series A convertible senior secured notes and the participating lender’s purchase for cash of $100 million in aggregate principal amount of new 10% series B convertible senior secured notes both due 2015 (collectively the “New Convertible Secured Notes”). In connection with the New Convertible Secured Notes , the following 100% owned subsidiaries of YRC Worldwide would issue guarantees in favor of the holders of the New Convertible Secured Notes: YRC Inc., YRC Enterprise Services, Inc., Roadway LLC, Roadway Reverse Logistics, Inc., Roadway Express International, Inc., Roadway Next Day Corporation, New Penn Motor Express Inc., YRC Regional Transportation, Inc., USF Sales Corporation, USF Holland Inc., USF Reddaway Inc., USF Glen Moore Inc., YRC Logistics Services, Inc., IMUA Handling Corporation, USF Bestway Inc., USF Dugan Inc., USF RedStar LLC, USF Technology Services Inc., USF Canada Inc., USF Mexico Inc., USFreightways Corporation, YRC Mortgages, LLC, YRC Association Solutions Inc., YRC International Investments Inc., and Express Lane Services Inc. Each of the guarantees would be full and unconditional and joint and several.

The condensed consolidating financial statements are presented in lieu of separate financial statements and other related disclosures of the subsidiary guarantors and issuer because management does not believe that such separate financial statements and related disclosures would be material to investors. There are currently no significant restrictions on the ability of YRC Worldwide or any guarantor to obtain funds from its subsidiaries by dividend or loan.

The following represents condensed consolidating financial information as of December 31, 2010 and 2009, with respect to the financial position and for the years ended December 31, 2010, 2009 and 2008, for results of operations and cash flows of YRC Worldwide and its subsidiaries. The Parent column presents the financial information of YRC Worldwide, the primary obligor of the New Convertible Secured Notes. The Guarantor Subsidiaries column presents the financial information of all guarantor subsidiaries of the New Convertible Secured Notes. The Non-Guarantor Subsidiaries column presents the financial information of all non-guarantor subsidiaries, including those subsidiaries that are governed by foreign laws and Yellow Roadway Receivables Funding Corporation, the special-purpose entity that is associated with our ABS agreement.

Condensed Consolidating Balance Sheets

December 31, 2010 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$120	$9	$14	$—	$143
Intercompany advances receivable	—	(38)	38	—	—
Accounts receivable, net	9	31	402	—	442
Prepaid expenses and other	(46)	222	7	—	183

Total current assets	83	224	461	—	768
Property and equipment	—	3,180	58	—	3,238
Less – accumulated depreciation	—	(1,649)	(38)	—	(1,687)

Net property and equipment	—	1,531	20	—	1,551
Investment in subsidiaries	2,226	145	16	(2,387)	—
Receivable from affiliate	(549)	946	(397)	—	—
Intangibles and other assets	327	274	23	(350)	274

Total assets	$2,087	$3,120	$123	$(2,737)	$2,593

Intercompany advances payable	$121	$269	$(190)	$(200)	$—
Accounts payable	20	100	27	—	147
Wages, vacations and employees’ benefits	25	167	4	—	196
Claims and insurance accruals	159	15	3	—	177
Other current and accrued liabilities	100	171	5	—	276
Asset-back securitization borrowings	—	—	123	—	123
Current maturities of long-term debt	99	—	1	—	100

Total current liabilities	524	722	(27)	(200)	1,019
Payable to affiliate	—	150	—	(150)	—
Long-term debt, less current portion	837	—	—	—	837
Deferred income taxes, net	75	38	6	—	119
Pension and postretirement	448	—	—	—	448
Claims and other liabilities	354	6	—	—	360
Commitments and contingencies
YRC Worldwide Inc. Shareholders’ equity (deficit)	(151)	2,204	146	(2,387)	(188)
Non-controlling interest	—	—	(2)	—	(2)
Total Shareholders’ equity (deficit)	(151)	2,204	144	(2,387)	(190)

Total liabilities and shareholders’ equity (deficit)	$2,087	$3,120	$123	$(2,737)	$2,593

December 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Cash and cash equivalents	$69	$10	$19	$—	$98
Intercompany advances receivable	—	(59)	59	—	—
Accounts receivable, net	10	8	426	(1)	443
Prepaid expenses and other	71	154	17	—	242
Current assets of discontinued operations	—	51	25	—	76

Total current assets	150	164	546	(1)	859
Property and equipment	—	3,470	59	—	3,529
Less – accumulated depreciation	—	(1,674)	(34)	—	(1,708)

Net property and equipment	—	1,796	25	—	1,821
Investment in subsidiaries	2,999	216	(17)	(3,198)	—
Receivable from affiliate	(314)	547	(233)	—	—
Intangibles and other assets	337	303	41	(350)	331
Noncurrent assets of discontinued operations	—	19	2	—	21

Total assets	$3,172	$3,045	$364	$(3,549)	$3,032

Intercompany advances payable	$146	$178	$(124)	$(200)	$—
Accounts payable	32	104	20	(1)	155
Wages, vacations and employees’ benefits	33	176	5	—	214
Claims and insurance accruals	147	20	3	—	170
Other current and accrued liabilities	47	169	6	—	222
Asset-backed securitization borrowings	—	—	146	—	146
Current maturities of long-term debt	45	6	—	—	51
Current liabilities of discontinued operations	—	35	17	—	52

Total current liabilities	450	688	73	(201)	1,010
Payable to affiliate	—	146	4	(150)	—
Long-term debt, less current portion	891	45	—	—	936
Deferred income taxes, net	85	56	6	—	147
Pension and postretirement	352	—	—	—	352
Claims and other liabilities	414	6	—	—	420
Noncurrent liabilities of discontinued operations	—	1	—	—	1
Commitments and contingencies
Shareholders’ equity	980	2,103	281	(3,198)	166

Total liabilities and shareholders’ equity	$3,172	$3,045	$364	$(3,549)	$3,032

Condensed Consolidating Statements of Operations

For the year ended December 31, 2010 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$4,125	$214	$(4)	$4,335

Operating expenses:
Salaries, wages and employees’ benefits	14	2,617	72	—	2,703
Operating expenses and supplies	(14)	930	33	—	949
Purchased transportation	—	363	97	(4)	456
Depreciation and amortization	—	196	2	—	198
Other operating expenses	4	240	4	—	248
Gains on property disposals, net	—	4	2	—	6
Impairment charges	—	2	3	—	5

Total operating expenses	4	4,352	213	(4)	4,565

Operating loss	(4)	(227)	1	—	(230)

Nonoperating (income) expenses:
Interest expense	130	(3)	32	—	159
Equity investment impairment	—	—	12	—	12
Other, net	196	(137)	(57)	—	2

Nonoperating (income) expenses, net	326	(140)	(13)	—	173

Income (loss) from continuing operations before income taxes	(330)	(87)	14	—	(403)
Income tax provision (benefit)	101	(215)	12	—	(102)

Net income (loss) from continuing operations	(431)	128	2	—	(301)
Net loss from discontinued operations, net of tax	—	(24)	1	—	(23)

Net income (loss)	(431)	104	3	—	(324)
Less: Net loss attributable to non-controlling interest	—	—	(2)	—	(2)

Net income (loss) attributable to YRC Worldwide Inc.	$(431)	$104	$5	$—	$(322)

For the year ended December 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$4,718	$165	$(12)	$4,871

Operating expenses:
Salaries, wages and employees’ benefits	36	3,487	69	—	3,592
Operating expenses and supplies	(32)	1,086	83	—	1,137
Purchased transportation	—	452	46	(12)	486
Depreciation and amortization	—	238	4	—	242
Other operating expenses	2	303	5	—	310
Gains on property disposals, net	—	(5)	(1)	—	(6)

Total operating expenses	6	5,561	206	(12)	5,761

Operating loss	(6)	(843)	(41)	—	(890)

Nonoperating (income) expenses:
Interest expense	115	13	34	—	162
Equity investment impairment	—	—	30	—	30
Gain on debt redemption, net	(194)	—	—	—	(194)
Interest income	—	—	(1)	—	(1)
Other, net	70	(49)	(11)	—	10

Nonoperating (income) expenses, net	(9)	(36)	52	—	7

Income (loss) from continuing operations before income taxes	3	(807)	(93)	—	(897)
Income tax provision (benefit)	56	(320)	1	—	(263)

Net loss from continuing operations	(53)	(487)	(94)	—	(634)
Net income from discontinued operations, net of tax	—	10	2	—	12

Net loss	$(53)	$(477)	$(92)	$—	$(622)

For the year ended December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating revenue	$—	$8,127	$231	$(39)	$8,319

Operating expenses:
Salaries, wages and employees’ benefits	27	4,872	208	—	5,107
Operating expenses and supplies	(18)	1,780	73	—	1,835
Purchased transportation	—	762	85	(39)	808
Depreciation and amortization	—	243	5	—	248
Other operating expenses	—	393	6	—	399
Gains on property disposals, net	—	(13)	—	—	(13)
Impairment charges	—	845	21	—	866

Total operating expenses	9	8,882	398	(39)	9,250

Operating loss	(9)	(755)	(167)	—	(931)

Nonoperating (income) expenses:
Interest expense	39	33	9	—	81
Interest income	(2)	(2)	—	—	(4)
Other, net	21	229	(257)	—	(7)

Nonoperating (income) expenses, net	58	260	(248)	—	70

Income (loss) from continuing operations before income taxes	(67)	(1,015)	81	—	(1,001)
Income tax provision (benefit)	(24)	(192)	40	—	(176)

Net income (loss) from continuing operations	(43)	(823)	41	—	(825)
Net loss from discontinued operations, net of tax	—	(127)	(24)	—	(151)

Net income (loss)	$(43)	$(950)	$17	$—	$(976)

Condensed Consolidating Statements of Cash Flows

For the year ended December 31, 2010 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(141)	$43	$99	$—	$1

Investing activities:
Acquisition of property and equipment	—	(18)	(1)	—	(19)
Proceeds from disposal of property and equipment	—	76	10	—	86
Disposition of affiliate	43	—	(9)	—	34
Other	2	—	3	—	5

Net cash provided by investing activities	45	58	3	—	106

Financing activities:
Asset-backed securitization payments, net	—	—	(24)	—	(24)
Issuance of long-term debt	230	—	—	—	230
Repayment of long-term debt	(208)	(51)	(1)	—	(260)
Debt issuance costs	(17)	—	(2)	—	(19)
Equity issuance costs	(17)	—	—	—	(17)
Equity issuance proceeds	16	—	—	—	16
Stock issued in connection with the 6% Notes	12	—	—	—	12
Intercompany advances / repayments	131	(51)	(80)	—	—

Net cash provided by (used in) financing activities	147	(102)	(107)	—	(62)

Net increase (decrease) in cash and cash equivalents	51	(1)	(5)	—	45
Cash and cash equivalents, beginning of year	69	10	19	—	98

Cash and cash equivalents, end of year	$120	$9	$14	$—	$143

For the year ended December 31, 2009 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$(108)	$(681)	$411	$—	$(378)

Investing activities:
Acquisition of property and equipment	—	(34)	(3)	—	(37)
Proceeds from disposal of property and equipment	—	132	1	—	133
Disposition of business line	—	32	—	—	32
Other	6	3	(3)	—	6

Net cash provided by (used in) investing activities	6	133	(5)	—	134

Financing activities:
Asset-backed securitization payments, net	—	—	(1)	—	(1)
Issuance of long-term debt	332	—	—	—	332
Repayment of long-term debt	(246)	(1)	—	—	(247)
Debt issuance costs	(47)	—	(14)	—	(61)
Equity issuance costs	(6)	—	—	—	(6)
Intercompany advances / repayments	(157)	543	(386)	—	—

Net cash provided by (used in) financing activities	(124)	542	(401)	—	17

Net increase (decrease) in cash and cash equivalents	(226)	(6)	5	—	(227)
Cash and cash equivalents, beginning of year	295	16	14	—	325

Cash and cash equivalents, end of year	$69	$10	$19	$—	$98

For the year ended December 31, 2008 (in millions)	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities:
Net cash provided by (used in) operating activities	$40	$(130)	$310	$—	$220

Investing activities:
Acquisition of property and equipment	—	(157)	(5)	—	(162)
Proceeds from disposal of property and equipment	—	116	11	—	127
Investment in affiliate	—	(1)	(45)	—	(46)
Other	—	—	(6)	—	(6)

Net cash used in investing activities	—	(42)	(45)	—	(87)

Financing activities:
Asset-backed securitization payments, net	—	—	(33)	—	(33)
Issuance of long-term debt	510	—	—	—	510
Repayment of long-term debt	—	(332)	—	—	(332)
Debt issuance costs	(11)	—	—	—	(11)
Intercompany advances / repayments	(270)	499	(229)	—	—

Net cash provided by (used in) financing activities	229	167	(262)	—	134

Net increase (decrease) in cash and cash equivalents	269	(5)	3	—	267
Cash and cash equivalents, beginning of year	26	21	11	—	58

Cash and cash equivalents, end of year	$295	$16	$14	$—	$325

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

YRC Worldwide Inc.:

We have audited the accompanying consolidated balance sheets of YRC Worldwide Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, shareholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 9 to the consolidated financial statements, the Company has experienced significant declines in operations, cash flows, and liquidity. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 9. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Kansas City, Missouri

March 14, 2011, except for Note 19, which is as of May 17, 2011

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

YRC Worldwide Inc.:

Under date of March 14, 2011, except for Note 19, which is as of May 17, 2011, we reported on the consolidated balance sheets of YRC Worldwide Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, cash flows, shareholders’ equity (deficit) and comprehensive loss for each of the years in the three-year period ended December 31, 2010, which are included in this Form 8-K of YRC Worldwide Inc. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule of valuation and qualifying accounts (Schedule II). This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

The audit report on the consolidated financial statements of YRC Worldwide Inc. and subsidiaries referred to above contains an explanatory paragraph that states that the Company has experienced significant declines in operations, cash flows and liquidity and these conditions raise substantial doubt about the Company’s ability to continue as a going concern. The financial statement schedule included in this annual report does not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Kansas City, Missouri

March 14, 2011

Schedule II

YRC Worldwide Inc. and Subsidiaries

Valuation and Qualifying Accounts

For the Years Ended December 31, 2010, 2009 and 2008

COL. A	COL. B	COL. C		COL. D	COL. E
		Additions
		-1-	-2-
Description	Balance, Beginning Of Year	Charged To Costs/ Expenses	Charged To Other Accounts	Deductions (a)	Balance, End Of Year

	(in millions)

Year ended December 31, 2010:
Deducted from asset account - Allowance for uncollectible accounts	$36.1	$3.4	$—	$(25.0)	$14.5
Added to liability account - Claims and insurance accruals	$536.8	$237.8	$—	$(259.4)	$515.2

Year ended December 31, 2009:
Deducted from asset account - Allowance for uncollectible accounts	$32.0	$50.4	$—	$(46.3)	$36.1
Added to liability account - Claims and insurance accruals	$495.7	$308.9	$—	$(267.8)	$536.8

Year ended December 31, 2008:
Deducted from asset account - Allowance for uncollectible accounts	$34.9	$36.7	$—	$(39.6)	$32.0
Added to liability account - Claims and insurance accruals	$478.3	$298.0	$—	$(280.6)	$495.7

(a)	Regarding the allowance for uncollectible accounts, amounts primarily relate to uncollectible accounts written off, net of recoveries and the disposition of Logistics. For the claims and insurance accruals, amounts primarily relate to payments of claims and insurance